UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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CASH AMERICA INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 9, 2015

Dear Fellow Shareholders:

I am pleased to invite you to attend the 2015 Annual Meeting of Shareholders of Cash America International, Inc. The meeting will be held on Thursday, May 21, 2015, beginning at 9:00 a.m. Central Daylight Time at our corporate headquarters, which are located at 1600 West 7th Street, Fort Worth, Texas 76102. Information about the meeting, the nominees for election as directors and other action to be taken at the meeting is presented in the following Notice of Annual Meeting of Shareholders and proxy statement.

We hope that you will plan to attend our Annual Meeting. Whether or not you plan to attend the meeting in person, we hope that your shares are represented and voted. Accordingly, please vote by telephone or Internet, or, if you receive a paper copy of the proxy materials, please sign, date and promptly mail the enclosed proxy card or use the telephone or Internet voting procedures described on the proxy card. If you decide to attend the Annual Meeting you will be able to vote in person if you are a shareholder of record or if you are a beneficial holder and have obtained a legal proxy, even if you have previously submitted your proxy.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Cash America. We sincerely desire your presence at the Annual Meeting, and we look forward to seeing you on May 21st.

Sincerely,

Daniel R. Feehan

President and Chief Executive Officer

1600 West 7th Street

Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 21, 2015

The 2015 Annual Meeting of Shareholders of Cash America International, Inc. will be held on Thursday, May 21, 2015, at 9:00 a.m., Central Daylight Time, at the Cash America building located at 1600 West 7th Street, Fort Worth, Texas 76102, and at any recess, adjournment or postponement thereof. At the Annual Meeting, we will ask our shareholders to:

(1)	Elect as directors the seven nominees named in the accompanying proxy statement to serve until their respective successors have been elected and qualified;
(2)	Vote to approve, on a non-binding advisory basis, our named executive officer compensation; and
(3)	Transact any other business properly brought before the meeting or any adjournment or postponement of the meeting.

Only shareholders of record at the close of business on March 24, 2015 are entitled to vote at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding common stock entitled to notice of, and to vote at, the meeting is required for a quorum to transact business.

By Order of the Board of Directors,

J. Curtis Linscott

Executive Vice President,

General Counsel & Secretary

Fort Worth, Texas

April 9, 2015

IMPORTANT

Whether or not you attend the meeting in person, please vote by telephone or Internet, or, if you receive a paper copy of the proxy materials, please sign, date and promptly mail the enclosed proxy card or use the telephone or Internet voting procedures described on the proxy card. The proxy statement and Annual Report to Shareholders are also available for your review at www.proxyvote.com.

i

1600 West 7th Street

Fort Worth, Texas 76102

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

May 21, 2015

GENERAL INFORMATION

The Board of Directors of Cash America International, Inc. (referred to throughout this proxy statement as the “Company,” “we,” “us” or “our”) is soliciting proxies for the 2015 Annual Meeting of Shareholders (the “Annual Meeting”). We will hold the Annual Meeting at 9:00 a.m., Central Daylight Time, on Thursday, May 21, 2015, at the Cash America building, which is located at 1600 West 7th Street, Fort Worth, Texas 76102, and at any recess, adjournment or postponement thereof.

For most shareholders, we have elected to mail a notice regarding the availability of proxy materials on the Internet, rather than sending a full set of these materials in the mail. The notice or a full set of the proxy materials (including our proxy statement for the Annual Meeting and 2014 Annual Report to Shareholders), as applicable, was sent on or about April 9, 2015 to shareholders of record as of March 24, 2015, and the proxy materials were made available on www.proxyvote.com on the same day.

PURPOSE OF THE ANNUAL MEETING

At the Annual Meeting, we will ask our shareholders to:

(1)	Elect as directors the seven nominees named in this proxy statement to serve until their respective successors have been elected and qualified;
(2)	Vote to approve, on a non-binding advisory basis, our named executive officer compensation; and
(3)	Transact any other business properly brought before the meeting or any adjournment or postponement of the meeting.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement before voting. For more complete information regarding our 2014 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2014.

INFORMATION ABOUT THE 2015 ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	9:00 a.m., Central Daylight Time, on Thursday, May 21, 2015
Location:	1600 West 7th Street, Fort Worth, Texas 76102
Record Date:	March 24, 2015
Voting:	Each share is entitled to one vote at the Annual Meeting of Shareholders

PROPOSALS FOR VOTING

Management Proposals	Board Recommendation	For more detail, see page:
Proposal 1—Election of Directors	FOR EACH DIRECTOR	8
Proposal 2—Advisory Vote to Approve Executive Compensation	FOR	11

Any other business that properly comes before the meeting.

DIRECTOR NOMINEES

					Board Committees
Name	Age	Director Since	Employment Description	Independent	Audit	Management Development and Compensation	Nominating and Corporate Governance
Jack R. Daugherty, Chairman	67	1983	Chairman of our Board and Retired Founder of our Company	N	—	—	—
Daniel E. Berce	61	2006	President and Chief Executive Officer of General Motors Financial Company, Inc.	Y	Chair	Y	—
Daniel R. Feehan	64	1984	President and Chief Executive Officer of our Company	N	—	—	—
James H. Graves	66	1996	Managing Director and Partner of Erwin Graves & Associates, LP	Y	Y	Chair	—
B. D. Hunter	85	1984	President of Huntco International Inc. and Consultant to Service Corporation International	Y	—	Y	Y
Timothy J. McKibben	66	1996	Founding Managing Partner of Ancor Holdings	Y	Y	—	Chair
Alfred M. Micallef	72	1996	Chairman of JMK International, Inc.	Y	—	—	Y

2014 STRATEGIC INITIATIVES THAT REQUIRED SIGNIFICANT LEADERSHIP

The year 2014 was transformational for our Company. We began the year as a company that offered specialty financial services through our retail storefront locations in our Retail Services Division and over the Internet in our E-Commerce Division, which is also known as Enova International, Inc. (“Enova”). In order to allow each division and its management to pursue a more focused, industry-specific strategy, we spun-off 80% of the outstanding common stock of Enova (“Enova Stock”) to holders of our common stock, par value $0.10 per share (“CSH Stock”), in November 2014 (the “Enova Spin-off”). In addition, during 2014, our named executive officers helped us to pursue various other strategic initiatives, such as the sale of our Mexico pawn lending locations and the exit of that market, the reduction of our short-term consumer lending operations and simplification of our product offerings in our storefront locations and the reorganization of our corporate and field operations to reduce administrative costs, among other initiatives, that we believe will allow us to become a leaner and more cost efficient company with our future primary focus on improving the profitability of our core business, which is our domestic pawn lending business. We believe that our named executive officers exhibited extraordinary leadership for our Company during 2014, which resulted in the execution of these strategic initiatives. Our primary strategic initiatives and our named executive officers for 2014 are discussed in further detail under “Executive Compensation—Executive Summary” beginning on page 28.

EXECUTIVE COMPENSATION

We are asking you to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” and accompanying compensation tables and related narrative discussion beginning on page 36. We believe that our named executive officer compensation program described throughout our “Compensation Discussion and Analysis” reflects an overall pay-for-performance culture that is aligned with the interests of our shareholders. Our compensation programs are designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives and reward our named executive officers for the achievement of short- and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. In order to align executive pay with both our financial performance and the creation of sustainable shareholder value, a significant portion of compensation paid to our named executive officers is allocated to performance-based short- and long-term incentive compensation to make executive pay dependent on our performance. Most of our named executive officers, including our Chief Executive Officer, receive long-term incentive compensation in equity, including both time- and performance-based equity, which aligns their interests with those of our shareholders. In fact, approximately 77% of our Chief Executive Officer’s total target direct compensation for 2014 that was approved by our Management Development and Compensation Committee in early 2014 and for which he is eligible to receive payment was short- or long-term compensation that was performance-based, equity-based or both, with 59% allocated to short- and long-term performance-based compensation that is dependent on our performance and considered “at-risk.” In addition, we have implemented a number of executive compensation best practices and policies over the last few years that we believe reflect sound governance that also promote the long-term interests of our shareholders. We believe our emphasis on pay for performance is reflected by the information included in our Executive Compensation section of this proxy statement beginning on page 28, including the highlighted information for 2014 included in the Executive Summary under “Executive Compensation.”

CORPORATE GOVERNANCE HIGHLIGHTS

We are committed to good corporate governance, which promotes the long-term interests of our shareholders, strengthens board and management accountability and helps build public trust in our Company. Our governance framework is described throughout this proxy statement and includes the following highlights:

✓ 7 Director Nominees	✓ Independent Presiding Outside Director
✓ 5 Independent Director Nominees	✓ Independent Board Committees
✓ Annual Election of Board Members	✓ Anti-Hedging and Pledging Requirements
✓ Majority Voting for Directors in Uncontested Elections With Resignation Policy	✓ Risk Oversight by Full Board and Committees
✓ Regular Board and Committee Self Evaluations	✓ Shareholders Can Call Special Meetings
✓ Separate Chairman and Chief Executive Officer	✓ Stock Ownership Requirements for Directors and Executive Officers

In addition, we believe that many of our compensation practices reflect good corporate governance. See our “Executive Compensation Practices” on page 35 for additional information.

VOTING AND GENERAL INFORMATION

We provide answers to many frequently asked questions about the Annual Meeting and voting under “Questions and Answers Regarding Voting Procedures and Other General Information” on page 5.

QUESTIONS AND ANSWERS REGARDING VOTING PROCEDURES AND

OTHER GENERAL INFORMATION

Q. When and where is the Annual Meeting?

A. We will hold the Annual Meeting at 9:00 a.m., Central Daylight Time, on Thursday, May 21, 2015, at the Cash America building, which is located at 1600 West 7th Street, Fort Worth, Texas 76102, and at any recess, adjournment or postponement thereof.

Q. What is the vote required to approve the proposals presented?

A. Proposal 1—Election of Directors. The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, will be required to elect directors at the Annual Meeting. Pursuant to our Bylaws, votes cast at the Annual Meeting with respect to the election of our directors will include votes to “withhold” approval of a director candidate. Thus, if you vote to “withhold” approval of a director candidate, your “withhold” vote will have the same effect as a vote against the director candidate.

Proposal 2—Advisory Vote to Approve Executive Compensation. The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, will be required to approve this proposal at the Annual Meeting. If you abstain from voting on this proposal, your shares will be treated as shares present or represented and voting, so that your abstention will have the same effect as a vote against the proposal.

Q. How does the Board of Directors recommend I vote?

A. FOR EACH DIRECTOR submitted for election in Proposal 1—Election of Directors

FOR Proposal 2—Advisory Vote to Approve Executive Compensation

Q. Who is entitled to vote at the Annual Meeting?

A. Only record holders of CSH Stock, at the close of business on March 24, 2015, the record date, are entitled to vote. At the close of business on the record date, 27,763,267 shares of CSH Stock were issued and outstanding. Each share owned on the record date is entitled to one vote. Shareholders do not have the right to vote cumulatively in director elections.

Q. Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?

A. The Securities and Exchange Commission (“SEC”) rules allow companies to choose the method for delivery of proxy materials for shareholders. For most shareholders, we have elected to mail a notice regarding the availability of proxy materials on the Internet, rather than sending a full set of these materials in the mail. The notice or a full set of the proxy materials (including our proxy statement for the Annual Meeting and 2014 Annual Report to Shareholders), as applicable, was sent to shareholders on or about April 9, 2015, and the proxy materials were made available on www.proxyvote.com on the same day. Utilizing this method of proxy delivery expedites receipt of proxy materials by our shareholders and lowers the cost of the Annual Meeting. If you would like to receive a paper or email copy of the proxy materials, you should follow the instructions in the notice for requesting copies.

Q. What do I do if I wish to change my voting instructions?

A. If you wish to change or revoke your voting instructions after you have submitted your proxy, you may do so at any time before the proxies are voted at the Annual Meeting.

If you are a shareholder of record, you may change or revoke your proxy by:

•	notifying our Corporate Secretary in writing at the address on the first page of this proxy statement that you wish to revoke your proxy;

•	delivering a subsequent proxy bearing a date after the date of the proxy being revoked and relating to the same shares; or

•	voting in person at the Annual Meeting (but please note that your attendance at the Annual Meeting will not of itself revoke your proxy).

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.

Q. What is the difference between record holders and beneficial holders?

A. Record Holder. If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the shareholder of record. If you are a shareholder of record, you may vote in person at the Annual Meeting or without attending the Annual Meeting over the telephone or Internet or, if you received printed proxy materials, by marking, signing, dating and returning the printed proxy card in the enclosed envelope. Please refer to the instructions on the notice regarding the availability of proxy materials on the Internet or proxy card, as applicable.

Beneficial Owner. If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust, or other similar organization, you are considered the beneficial owner of shares held in “street name,” and the notice of availability of proxy materials was forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, trustee, or nominee how to vote your shares, and you are also invited to attend the Annual Meeting.

Since a beneficial owner is not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares at the meeting. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy over the Internet or as otherwise described in the notice of availability of proxy materials.

Q. How will my shares be voted if I hold them in the Company’s 401(k) Plan?

A. If your shares are held in our 401(k) plan, you may also vote as set forth above, except that plan participants may not vote their plan shares in person at the Annual Meeting. If you provide voting instructions by Internet, telephone or written proxy card, the plan’s trustee will vote your shares as you have directed. If you do not provide specific voting instructions, your shares will be voted in the same proportion as shares for which the trustee has received instructions. Please note that you must submit voting instructions no later than May 18, 2015 at 11:59 p.m. Eastern Daylight Time in order for your shares to be voted by the trustee at the Annual Meeting in accordance with your instructions.

Q. How is quorum for the meeting determined?

A. A quorum will be present at the Annual Meeting if the holders of a majority of the issued and outstanding shares of CSH Stock as of the record date are present in person or by proxy. Shares represented by a proxy marked “withhold” or “abstain” will be considered present at the Annual Meeting for purposes of determining a quorum.

Q. How will my shares be voted if I do not provide instructions to my broker?

A. If your shares are held in street name, your broker, as the registered holder, must vote your shares in accordance with your instructions. If you do not provide voting instructions, your broker has the discretion to vote those shares with respect to routine proposals but not with respect to non-routine proposals. Shares for which brokers do not receive instructions, sometimes called “broker non-votes,” will be counted as present for determining a quorum at the meeting. All proposals included in this proxy statement are considered non-routine proposals, and broker non-votes will not be included in determining the number of votes cast in each of these proposals.

Q. What happens if a director does not receive a majority of the votes cast?

A. If a director does not receive a majority of the votes cast, he is required to promptly tender a resignation to the Board of Directors. Within 60 days after certification of the election results, our Nominating and Corporate Governance Committee will determine whether to recommend that the Board of Directors accept or reject the director’s resignation and will submit such recommendation for consideration by the Board of Directors. The Board of Directors is then required to promptly, and in any event within 90 days after certification of the election results, determine whether to accept or reject the Nominating and Corporate Governance Committee’s recommendation.

Q. Who bears the expenses of this proxy solicitation?

A. We will bear the expenses of this proxy solicitation and reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding solicitation materials to beneficial owners. Georgeson Inc. will assist us in the solicitation of proxies, and we will pay Georgeson approximately $6,500 for these services, plus reimbursement for reasonable out-of-pocket expenses. Our directors, officers, regular employees or our transfer agent may also solicit proxies after the original solicitation by further mailing, personal conversations, or by telephone, facsimile or other electronic means. We will not pay these persons additional compensation for these efforts, but we will reimburse their out-of-pocket expenses.

Q. How do I request a copy of the proxy materials?

A. For the Annual Meeting or any future Annual Meeting of Shareholders, if you would like to request a copy of the proxy materials, including the proxy statement and form of proxy and the Annual Report to Shareholders, please contact our Investor Relations department by mail at the address on the first page of this proxy statement, by telephone at (817) 335-1100 or toll free at (800) 645-0623 or by email at investor_relations@cashamerica.com, and we will promptly deliver a copy to you. You may also request a paper copy of the proxy materials at proxyvote.com. Our proxy statement and Annual Report on Form 10-K are also available under the “Investor Relations” section of our website at www.cashamerica.com or at http://materials.proxyvote.com.

Q. What happens if other business is transacted at the Annual Meeting?

A. Management does not know of any business to be transacted at the Annual Meeting other than the matters described in this proxy statement. The period specified in our Bylaws for submitting additional proposals to be considered at the Annual Meeting has passed, and there are no such proposals to be considered. However, if any other matters do properly come before the Annual Meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted by the proxy holders as recommended by the Board or, if no recommendation is given, in accordance with the best judgment of the person voting the proxies.

Q. What is householding of proxy materials?

A. We have adopted a practice approved by the SEC called “householding.” Under this practice, shareholders who have the same address and last name will receive only one copy of our proxy materials, unless one or more of these shareholders notifies us that he or she wishes to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. If you share an address with another shareholder and received only one set of proxy materials and would like to request a separate paper copy of these materials, please contact our Investor Relations department by mail at the address on the first page of this proxy statement, by telephone at (817) 335-1100 or toll free at (800) 645-0623 or by email at investor_relations@cashamerica.com, and we will promptly deliver a separate copy. Shareholders who hold their shares in street name should contact their brokerage firm, bank, broker-dealer, trust, or other similar organization to request information about householding.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is elected annually and currently consists of seven members. On the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated the seven persons listed below for election as directors. Those elected will serve until the 2016 Annual Meeting of Shareholders, until their successors are elected and qualify or until their earlier death, resignation or removal.

Each nominee is a current director who was elected at the 2014 Annual Meeting of Shareholders. Our Board of Directors has affirmatively determined that all of our director nominees are independent pursuant to the New York Stock Exchange (“NYSE”) Listed Company Manual (“NYSE rules”), except for Messrs. Daugherty and Feehan. See “Board Structure, Corporate Governance Matters and Director Compensation—Director Independence” for additional information regarding the independence of our directors. In addition, there are no family relationships among any of our current directors and executive officers.

Each nominee has agreed to serve if elected. If a nominee becomes unavailable for election or cannot serve, an event that we do not expect, the Board of Directors may substitute another nominee or reduce the number of nominees. The enclosed proxy will be voted for such substitute, if any, as shall be designated by the Board of Directors.

Director Nominee Information and Qualifications

The following paragraphs provide information as of the date of this proxy statement about each director nominee. As indicated below, our directors have a combined wealth of leadership and business experience. They have substantive knowledge and skills applicable to our business, including in the areas of financial services, public accounting and financial reporting, risk management, business development, regulation, operations, strategic planning, management development and succession, compensation, corporate governance and international matters. The Nominating and Corporate Governance Committee regularly reviews the composition of the Board and its assessment of the Board’s performance in light of our evolving business requirements to ensure that the Board has the appropriate mix of skills and experiences needed for the broad set of challenges that it confronts. We also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards, and they each have demonstrated business acumen and an ability to exercise sound judgment.

Jack R. Daugherty, 67. Director since 1983. Mr. Daugherty is our founder and has served as Chairman of the Board of Directors since our inception. He was also our Chief Executive Officer from our inception until his retirement in February 2000. Mr. Daugherty has owned and operated pawnshops since 1971. We believe Mr. Daugherty’s qualifications to sit on our Board of Directors include, among other things, his extensive knowledge of and experience with our Company as its founder and former Chief Executive Officer, his over 43 years of experience in the pawnshop industry, which give him unique insights into our challenges, opportunities and operations, and his leadership experience as our Chairman and as our former Chief Executive Officer.

Daniel E. Berce, 61. Director since 2006. Mr. Berce has been President and Chief Executive Officer of General Motors Financial Company, Inc. (formerly AmeriCredit Corp.) since its acquisition by General Motors Company in October 2010. Mr. Berce served as AmeriCredit Corp.’s Chief Executive Officer from August 2005 to October 2010, President from April 2003 to October 2010 and Vice Chairman and Chief Financial Officer from November 1996 until April 2003. He served as a director at AmeriCredit Corp. from November 1990 to October 2010. Before joining AmeriCredit Corp., Mr. Berce was a partner with Coopers & Lybrand. Mr. Berce currently serves as a director at AZZ incorporated and Arlington Asset Investment Corp. where he has served since 2000 and 2010, respectively. We believe Mr. Berce’s qualifications to sit on our Board of Directors include, among other things, his executive leadership experience, specifically his experience as a Chief Executive

Officer of a publicly-traded company, his knowledge of the consumer finance industry, his experience and background in finance and accounting and his experience as a director of multiple publicly-traded companies, all of which have given him a strong understanding of public company corporate governance and an ability to provide direction and oversight with respect to our financial reporting and business controls.

Daniel R. Feehan, 64. Director since 1984. Mr. Feehan has been our Chief Executive Officer and President since February 2000. Mr. Feehan served as our President and Chief Operating Officer from January 1990 until February 2000, except that he served as Chairman and Co-Chief Executive Officer of one of our subsidiaries from February 1998 to February 1999 before returning to the position of our President and Chief Operating Officer. Mr. Feehan became a director in 1984 and joined us full-time in 1988, serving as our Chief Financial Officer before becoming President and Chief Operating Officer in 1990. Mr. Feehan currently serves as a director at AZZ incorporated, RadioShack Corporation and Enova where he has served since 2000, 2003 and 2011, respectively. We believe Mr. Feehan’s qualifications to sit on our Board of Directors include, among other things, his executive leadership experience with and knowledge of our Company and our business that he has obtained through his service on our Board of Directors and as our Chief Executive Officer and President and through the other positions he has held with us over the course of the past 30 years as well as his vast experience as a director of other publicly-traded companies, including as the presiding outside director and Chairman of the Board of one of those companies, that has given him a strong understanding of public company corporate governance, his knowledge of the consumer finance industry and his experience and background in finance and accounting.

James H. Graves, 66. Director since 1996. Mr. Graves has served as Managing Director and Partner of Erwin, Graves & Associates, LP, a management consulting firm located in Dallas, Texas, since January 2001. Mr. Graves also served as Executive Vice President of Financial Strategy for DeviceFidelity Inc., a financial services technology company, from March 2008 through September 2012. Mr. Graves served as a director, Vice Chairman of the Board of Directors and Chief Operating Officer of Detwiler, Mitchell & Co., a Boston-based securities research firm, from June 2002 until June 2006. Prior to that, Mr. Graves held various positions, including Chief Operating Officer, with J.C. Bradford & Company, a Nashville-based securities firm. He also worked for Dean Witter Reynolds, Inc. as the head of the energy group and later as head of the industry investment banking groups in New York. Mr. Graves currently serves as a director at Hallmark Financial Services, Inc. and Tristate Capital Holdings, Inc., where he has served since 1995 and 2011, respectively. Mr. Graves also serves as a director of various privately-held companies, including a private equity fund and a healthcare technology company. We believe Mr. Graves’ qualifications to sit on our Board of Directors include, among other things, his executive leadership and management experience in several businesses, including businesses within the financial services industry and large corporations, his financial and accounting experience, including over 32 years of experience analyzing financial statements, and his experience and corporate governance knowledge that he has obtained as a director of both privately-held and publicly-traded companies where he has served on various committees, including Audit, Nominating and Corporate Governance and Compensation Committees.

B. D. Hunter, 85. Director since 1984. Mr. Hunter has served as a consultant to Service Corporation International, a publicly-traded company that owns and operates funeral homes and related businesses, for over five years. Mr. Hunter has also served as the President of Huntco International Inc., a consulting company, for over five years. Mr. Hunter has served on the Board of Directors of several publicly-traded companies, including Service Corporation International for approximately 21 years, of which five of those years were spent as Vice Chairman, until his service as a director ceased in February 2005. We believe Mr. Hunter’s qualifications to sit on our Board of Directors include, among other things, his considerable business and leadership experience that he obtained through his various leadership roles in privately-held and publicly-traded companies, including his previous service as a Chairman, President and Chief Executive Officer of a publicly-traded company, his extensive experience and corporate governance knowledge that he has obtained as a director of various publicly-traded companies, including as our director for approximately 31 years, and his previous service on the Listed Company Advisory Committees of both the NYSE and the American Stock Exchange.

Timothy J. McKibben, 66. Director since 1996. Mr. McKibben has served as a Founding Managing Partner of Ancor Holdings, a private equity firm that acquires or recapitalizes privately-held businesses in a variety of industries, since 1994. Prior to that he served as Chairman of the Board and President of Anago Incorporated, a branded medical device company that he co-founded in 1978. Mr. McKibben currently serves as a director of various privately-held companies, and he previously served as a director of a company that was formerly traded on the Nasdaq where he served on multiple committees. We believe Mr. McKibben’s qualifications to sit on our Board of Directors include, among other things, his extensive knowledge, leadership and management experience in operations, financial analysis and acquisitions obtained through the private equity firm he founded as well as his experience as a director who has served on multiple committees of a formerly publicly-traded company.

Alfred M. Micallef, 72. Director since 1996. Mr. Micallef has served as Chairman of JMK International, Inc., a privately-held holding company of domestic and foreign businesses involved in manufacturing and distribution, movie production, book publishing, owning and operating restaurants, aviation and aircraft management, land development and ranching, since 1989. Mr. Micallef served as a director at Lone Star Technologies, Inc. from 2000 to 2007. We believe Mr. Micallef’s qualifications to sit on our Board of Directors include, among other things, his extensive business experience in leading and managing businesses that have domestic and foreign operations and his entrepreneurial and strategic skills in assessing businesses and their growth prospects.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR EACH OF THE NOMINEES.

PROPOSAL 2

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

What You are Being Asked to Approve

Pursuant to SEC rules, we must provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers, which is commonly referred to as “say-on-pay.” We held a non-binding shareholder advisory vote to approve executive compensation in 2011, 2012, 2013 and 2014. We have received a strong shareholder vote approving the compensation of our named executive officers each year. Our practice, which was approved by our shareholders in 2011, is to hold this non-binding vote on an annual basis.

We are asking you to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” and accompanying compensation tables and related narrative discussion beginning on page 36. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement.

Our Compensation Program

We believe that our named executive officer compensation program described throughout the “Compensation Discussion and Analysis” reflects an overall pay-for-performance culture that is aligned with the interests of our shareholders. Our compensation programs are designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives and reward our named executive officers for the achievement of short- and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. In addition, we have implemented a number of executive compensation best practices and policies over the last few years that we believe reflect sound governance that also promote the long-term interests of our shareholders.

In order to align executive pay with both our financial performance and the creation of sustainable shareholder value, a significant portion of compensation paid to our named executive officers is allocated to performance-based, short- and long-term incentive compensation to make executive pay dependent on our performance (or “at-risk”). Most of our named executive officers, including our Chief Executive Officer, receive long-term incentive compensation in equity, including both time- and performance-based equity, which aligns their interests with those of our shareholders. We also believe our stock ownership guidelines adopted in 2012 further align management and shareholder interests.

Resolution for Advisory Vote to Approve Executive Compensation

The Board of Directors and its committees value the opinions of our shareholders and will carefully consider the outcome of the advisory vote to approve executive compensation. Because this vote is advisory, it is not binding on the Board of Directors and/or its committees. We ask our shareholders to vote FOR the following resolution at the Annual Meeting:

“RESOLVED, that the compensation of our named executive officers, as disclosed in the proxy statement for our 2015 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion, is hereby APPROVED on an advisory basis.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE

APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED

EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

BOARD STRUCTURE, CORPORATE GOVERNANCE MATTERS

AND

DIRECTOR COMPENSATION

Committees of the Board of Directors and Meetings

Each member of our Board of Directors is elected annually, and currently our Board of Directors consists of seven members. Our Board of Directors has three standing committees: the Audit Committee, the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee. All members of the three standing committees are independent directors under NYSE rules. (See “Director Independence” below for further discussion of director independence.) Committee members are named below.

Audit Committee	Management Development and Compensation Committee	Nominating and Corporate Governance Committee
Daniel E. Berce (chair)	James H. Graves (chair)	Timothy J. McKibben (chair)
James H. Graves	Daniel E. Berce	B.D. Hunter
Timothy J. McKibben	B.D. Hunter	Alfred M. Micallef

In addition, during 2014, Mr. Feehan announced that he intends to retire from his position as Chief Executive Officer during 2015. Following Mr. Feehan’s announcement, our Board of Directors formed a Search Committee, which is comprised of the chairmen of each of our standing committees, including Messrs. Graves (chair), Berce and McKibben (the “CEO Search Committee”). The CEO Search Committee is evaluating candidates for our Chief Executive Officer and expects to be ready to name a successor Chief Executive Officer in the third quarter of 2015.

Audit Committee. The Audit Committee’s function is to provide business, financial and accounting oversight at the Board level, along with advice, counsel and direction to management and our independent registered public accounting firm on the basis of information it receives from, and discussions with, management and our independent registered public accounting firm. The Audit Committee’s primary responsibilities include:

•

overseeing management’s conduct of our financial reporting process and systems of internal accounting and financial controls to assist the Board of Directors in fulfilling its oversight responsibilities relating to (i) our accounting and financial reporting processes and the integrity of our financial statements; (ii) the audits of our financial statements and the appointment, compensation, qualifications, independence and performance of our independent registered public accounting firm; (iii) our compliance with legal and regulatory requirements; and (iv) the performance of our compliance and internal audit functions and internal control over financial reporting;

•	serving as an independent and objective party to monitor our financial reporting process and internal control system;

•	reviewing our financial statements, earnings releases, financial reporting and accounting policies and accounting principles with management and our independent registered public accounting firm;

•	reviewing and appraising the audit efforts of our independent registered public accounting firm;

•

providing an open avenue of communication among our independent registered public accounting firm, financial and senior management, the compliance and internal audit functions and the Board of Directors;

•	reviewing and discussing with management (i) our major financial risk exposures and the steps management has taken to monitor and control such exposures and (ii) risk assessment and risk management;

•	preparing and approving the Audit Committee Report required by the SEC to be included in our annual proxy statement; and

•	reviewing the adequacy of the Audit Committee charter on an annual basis.

The Board of Directors has determined that all members of the Audit Committee are independent under the applicable NYSE rules and SEC rules, are financially literate within the meaning of the NYSE rules and that both Mr. Berce and Mr. Graves qualify as “audit committee financial experts” within the meaning of SEC rules.

Management Development and Compensation Committee. The Management Development and Compensation Committee’s primary responsibilities include:

•	overseeing our overall executive compensation structure and practices, including providing guidance to management on significant issues affecting executive compensation philosophy or policy;

•

reviewing and approving the corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and setting the Chief Executive Officer’s compensation level based on that evaluation;

•	reviewing and approving non-Chief Executive Officer executive management compensation;

•

reviewing and approving employment, separation and severance agreements and other compensatory contracts, arrangements, perquisites and payments with respect to the Chief Executive Officer and reviewing and approving, in consultation with our Chief Executive Officer, such agreements, contracts, arrangements, perquisites and payments with respect to our other executive officers;

•	overseeing and administering our incentive compensation plans and equity-based plans;

•	granting awards under our long-term incentive plan;

•	developing and overseeing our succession planning and leadership development efforts;

•

reviewing and discussing with management the Compensation Discussion and Analysis disclosure required to be included in our annual proxy statement or Annual Report on Form 10-K filed with the SEC, and based on this review and discussion, determining whether to recommend to the Board that the Compensation Discussion and Analysis disclosure be included in our annual proxy statement or Annual Report on Form 10-K;

•	reviewing risks related to our compensation programs and determining whether our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;

•	preparing and approving an annual Management Development and Compensation Committee Report required by the SEC to be included in our annual proxy statement or Annual Report on Form 10-K; and

•	reviewing the adequacy of the Management Development and Compensation Committee charter on an annual basis.

Pursuant to its charter, the Management Development and Compensation Committee may delegate to one or more of our executive officers designated by the Management Development and Compensation Committee the authority to make grants of, among other things, options, restricted stock, restricted stock units (“RSUs”) or performance units under our equity incentive plans, to eligible individuals other than directors and executive officers, provided that the Management Development and Compensation Committee shall have fixed the exercise price or a formula for determining the exercise price for each grant, approved the vesting schedule, authorized any alternative provisions as are necessary or desirable to facilitate legal compliance or to ensure the effectiveness or tax-qualified status of the award under the laws of the United States or under the laws of countries outside the United States when grants are made to non-U.S. employees, approve the form of documentation evidencing each grant, and determine the number of shares or the basis for determining such number of shares by position, compensation level or category of personnel. Any officer to whom such authority is delegated is required to regularly report to the Management Development and Compensation Committee the grants so made.

The Board of Directors has determined that all members of the Management Development and Compensation Committee are independent under the applicable NYSE rules, including those applicable to compensation committee members. In addition, each member of the Management Development and Compensation Committee qualifies as a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as an “outside director” as defined for purposes of (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”).

See “Executive Compensation—Compensation Discussion and Analysis” for further discussion of the Management Development and Compensation Committee’s philosophy, policies and procedures and its use of compensation consultants.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s primary responsibilities include:

•	overseeing the director nomination process, including considering, reviewing and recommending to the Board of Directors qualified candidates to become directors;

•	developing and recommending corporate governance principles and practices, including determining director independence and overseeing other matters of corporate governance;

•	making recommendations to the Board of Directors regarding committee membership and for the position of Chairperson of each committee;

•	making recommendations to the Board of Directors regarding possible changes in the Board’s size or composition;

•	reviewing director compensation and making recommendations to the Board of Directors regarding possible changes in director compensation;

•	overseeing the annual self-evaluation process of the Board of Directors and each of its committees; and

•	reviewing the adequacy of the Nominating and Corporate Governance Committee charter on an annual basis.

The Board of Directors has determined that all members of the Nominating and Corporate Governance Committee are independent under the NYSE rules.

Meetings. During 2014, the Board of Directors and each of its standing committees held the following meetings and acted by unanimous written consent as follows:

•	the Board of Directors held six meetings and acted by unanimous written consent three times;

•	the Audit Committee held six meetings and acted by unanimous written consent two times;

•	the Management Development and Compensation Committee held five meetings and acted by unanimous written consent four times;

•	the Nominating and Corporate Governance Committee held four meetings; and

•	the independent members of the Board of Directors held four executive sessions.

In addition, our CEO Search Committee had several meetings and discussions during 2014.

In 2014, all directors attended 75% (which is the threshold for disclosure under SEC rules) or more of the meetings of the Board of Directors and the committees on which they serve, and three of our directors attended our 2014 Annual Meeting of Shareholders. While we do not have a formal policy requiring them to do so, our Corporate Governance Principles state that we expect our directors to attend our Annual Meeting of Shareholders each year.

Director Independence

As part of our Corporate Governance Principles, the Board of Directors has established a policy requiring a majority of the members of the Board of Directors to satisfy the independence requirements of the NYSE rules. In accordance with these standards and our policy, the Board of Directors affirmatively determines the independence of each director and nominee for election as a director.

A director is considered independent under the NYSE rules if our Board of Directors determines that the director does not have any direct or indirect material relationship with our Company. When considering a director’s or nominee’s independence, the Board of Directors considers all relevant facts and circumstances that could affect the director’s or nominee’s independence. The Board of Directors considers, among other things, all commercial, industrial, banking, consulting, legal, accounting, charitable or other business or familial relationships the individual or members of the individual’s family may have with us.

Based on these standards and considerations, the Board of Directors determined that Daniel R. Feehan, our President and Chief Executive Officer, and Jack R. Daugherty, our Chairman of the Board of Directors and former Chief Executive Officer, are not independent under the NYSE rules and each of our other current directors are independent under these rules. All of our current directors are director nominees for election at the Annual Meeting.

Director Nominations

Director Qualifications and Diversity. The full Board of Directors is responsible for selecting persons to fill vacancies on the Board of Directors and recommending candidates for election by the shareholders. The Board of Directors has delegated the process of considering candidates to the Nominating and Corporate Governance Committee who selects candidates in accordance with our Corporate Governance Principles. Candidates for election or appointment to the Board are selected for their character, judgment, business experience and acumen. Financial expertise, independence and familiarity with issues affecting our business are among the relevant criteria. Our Corporate Governance Principles also require that a majority of the Board of Directors are independent under NYSE rules.

In accordance with our Corporate Governance Principles, in assessing potential new directors the Nominating and Corporate Governance Committee considers individuals from various disciplines and diverse backgrounds so that the Board of Directors has a broad diversity of experience, professions, skills and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Board of Directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, age, national origin, sex, disability or any other basis proscribed by law. In accordance with our Corporate Governance Principles and upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors may establish additional qualifications and criteria for Board membership from time to time. In order to assure that the Board of Directors contains an effective mix of people to best further our long-term business interests, the Nominating and Corporate Governance Committee assesses the effectiveness of the guidelines with respect to the selection of director candidates in our Corporate Governance Principles by examining its mix of directors and evaluating, on an ongoing basis, all directors and director candidates based on the criteria used in selecting new directors and seeks to ensure that specific talents, skills and other characteristics that are needed to increase the Board of Director’s effectiveness are possessed by an appropriate combination of directors.

Shareholder Nominations. It is our policy to consider properly submitted recommendations for candidates to the Board of Directors from shareholders, and the Nominating and Corporate Governance Committee will evaluate any director candidates recommended by a shareholder according to the same criteria as a candidate identified by the Nominating and Corporate Governance Committee.

Any shareholder entitled to vote in the election of directors at our Annual Meeting of Shareholders may nominate persons for election as directors at such meeting. Any shareholder who intends to nominate a director at our Annual Meeting of Shareholders must notify our Corporate Secretary in writing at the address set forth at the beginning of this proxy statement of such intent in a timely manner in accordance with our Bylaws. In accordance with the advance notice provisions of our Bylaws, to be timely, director nominations must be delivered to, or mailed and received by, our Corporate Secretary not less than 70 days nor more than 100 days prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders. However, in the event that the date of the Annual Meeting of Shareholders is advanced more than 30 calendar days prior to such anniversary date or delayed more than 60 calendar days after such anniversary date, then to be timely such notice must be received by us on or before the later of (i) 70 calendar days prior to the date of the meeting or (ii) the tenth day following the day on which public announcement of the date of the meeting was made. The notice must include:

•

as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•

as to the shareholder giving the notice: (i) the name and address, as they appear on our books, of (a) such shareholder and (b) (1) any person controlling, directly or indirectly, or acting in concert with, such shareholder, (2) any beneficial owner of shares of our stock owned of record or beneficially by such shareholder and (3) any person controlling, controlled by or under common control with any person described in clauses (i)(b)(1) through (2) above (collectively, a “Shareholder Associated Person”); and (ii) (a) the class and number of our shares that are held of record or are beneficially owned by such shareholder and by any Shareholder Associated Person with respect to our securities and, if applicable, (b) a description of (1) any proxy, contract, arrangement, understanding or relationship pursuant to which the shareholder or any Shareholder Associated Person has a right to vote any of our securities, (2) any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder or any Shareholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the shareholder or any Shareholder Associated Person with respect to our securities, and a representation that the shareholder will notify us in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed.

Within such time period for providing notice, the shareholder nominee must also deliver to our Corporate Secretary, at the address set forth at the beginning of this proxy statement, a written response to a questionnaire that will be provided by our Corporate Secretary with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made and a written representation and agreement (in the form provided by our Corporate Secretary upon written request) that such person (i) is not and will not become a party to (a) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as our director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to us or (b) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as our director, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than us with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as our director, and will comply with, applicable law and all of our applicable publicly disclosed corporate governance, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies and guidelines.

Vote Requirement to Elect Directors

In January 2014, our Board of Directors approved an amendment to our Bylaws to change the voting standard for the election of directors in uncontested elections from a plurality to a majority of votes cast, with the vote standard in contested elections continuing to be a plurality of votes cast. Pursuant to this amendment to our Bylaws, a director nominee in an uncontested election will be elected to the Board of Directors if the director receives a majority of the votes cast, and if such director does not receive a majority of the votes cast, he or she is required to promptly tender a resignation to the Board of Directors. In connection with this amendment to our Bylaws, our Board of Directors also adopted procedures in our Corporate Governance Principles to be followed by our Board of Directors upon such director resignation. These procedures require that the Nominating and Corporate Governance Committee act, within 60 days after certification of the election results, to determine whether to recommend that the Board of Directors accept or reject the director’s resignation and to submit such recommendation for consideration by the Board of Directors. The Board of Directors is then required to promptly, and in any event within 90 days after certification of the election results, determine whether to accept or reject the Nominating and Corporate Governance Committee’s recommendation.

The Nominating and Corporate Governance Committee and the Board of Directors may consider any factors they deem relevant in considering whether to accept or reject the director’s resignation, and the nominee in question shall not participate in the deliberations regarding the Nominating and Corporate Governance Committee’s recommendation or the Board’s determination. If more than one member of the Nominating and Corporate Governance Committee fails to receive the required vote in favor of his or her election in the same election, then the Nominating and Corporate Governance Committee will not make the above-described recommendation to the Board of Directors; instead the directors who did receive the required vote in favor of their election in such election will, within 90 days after certification of the election results, act to determine whether to accept the directors’ resignations. If a resignation is rejected, the Board of Directors may impose conditions on the director’s continued membership, recommend a plan to address the underlying reasons that caused the director not to receive the affirmative vote of a majority of the votes cast, or take some other action the Board of Directors deems appropriate and in the best interests of our Company under the circumstances. If the resignation is accepted, the Board of Directors may fill the resulting vacancy in accordance with our Bylaws. The Board of Directors will disclose its decision and, if applicable, the reasons for rejecting any tendered resignation, on Form 8-K filed with the SEC. If the whole slate of director nominees for election to the Board of Directors includes incumbent directors and all such directors are not elected by a majority of the votes cast, the directors are not required to submit a resignation and shall continue to hold office until their respective successors are elected, which shall be as soon thereafter as convenient at a special meeting of shareholders called for such purposes.

Corporate Governance

The Board of Directors has adopted:

•	a Code of Business Conduct and Ethics to govern the conduct of all of our officers, directors and employees;

•	Corporate Governance Principles, which detail the functions, activities and administration of the Board of Directors and its committees; and

•	charters for the Audit Committee, the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee.

You can access the Code of Business Conduct and Ethics, Corporate Governance Principles and each of the committee charters on the “Investor Relations” section of our website at www.cashamerica.com under “Corporate Governance Documents.” You may also request printed copies from our Corporate Secretary. All of the other information contained on or accessible from our website is not incorporated by reference into this proxy statement, and you should not consider that information part of this proxy statement.

Board Leadership Structure

The roles of Chairman and Chief Executive Officer are separate positions within our Company. Mr. Daugherty, our founder and former Chief Executive Officer, serves as our Chairman, and Mr. Feehan serves as our President and Chief Executive Officer. We separate the roles of Chairman and Chief Executive Officer in recognition of the differences between the two roles.

Our Bylaws, which were amended in March 2015, require us to have an independent presiding outside director if the Chairman of our Board is not independent. In addition, our Corporate Governance Principles state that the Chair of the Nominating and Corporate Governance Committee, Mr. McKibben, shall serve as presiding outside director because our Chairman is not independent. The presiding outside director, in consultation with the Chief Executive Officer and the Chairman, sets the agenda for meetings of the Board of Directors. Additionally, the presiding outside director coordinates the activities of the non-management directors and chairs executive sessions of the non-management directors and executive sessions of the independent directors.

The Board of Directors believes this structure is appropriate for our Company because it allows the Chief Executive Officer to focus on our strategic direction and our day-to-day leadership and performance, and we are also able to leverage the experience and perspective of the Chairman of the Board through his guidance to the Chief Executive Officer and his management team as well as to the Board of Directors. In addition, the presiding outside director, who is an independent member of our Board, provides independent leadership within our Board that strengthens its effectiveness and oversight of our business.

Mr. Feehan has announced that he intends to retire from his position as our Chief Executive Officer on October 31, 2015. Mr. Feehan will remain on our Board of Directors following his retirement from the role of Chief Executive Officer and will serve as the Executive Chairman of the Board from November 1, 2015 through October 31, 2016 and then will serve as the non-executive Chairman of the Board from November 1, 2016 through April 30, 2020, subject to his re-election to our Board each year by our shareholders. Mr. Daugherty, our current Chairman of the Board, will step down as Chairman when Mr. Feehan assumes that role but will continue to serve on the Board if he is elected at the 2015 Annual Meeting. See “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Practices—Chief Executive Officer Employment Agreement” for additional information.

Risk Oversight

Management is responsible for our day-to-day enterprise risk management activities, and the Board of Directors has oversight responsibility for managing risk, focusing on the adequacy of the Company’s risk management and mitigation processes. The Board of Directors has an active role, as a whole and also at the committee level, in overseeing our risk management. The Board of Directors regularly receives reports from senior management on areas of our material risk, including our credit, liquidity, operational, compliance and legal and regulatory risks, and regularly devotes time during its meetings to review and discuss our most significant risks, management’s responses to those risks and the mitigation of those risks. The Audit Committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, and it also oversees our compliance, legal and regulatory risks. The Audit Committee oversees and discusses with management our policies and practices with respect to risk assessment and risk management. The Management Development and Compensation Committee and the Nominating and Corporate Governance Committee also discuss risk assessment and risk management practices with management. The Management Development and Compensation Committee oversees the management of risks relating to our executive and non-executive compensation plans and arrangements and succession planning, and the Nominating and Corporate Governance Committee manages risks associated with general corporate governance, such as the independence of the Board of Directors, related-party transactions and potential conflicts of interest. While each committee oversees certain risks and the management of such risks, the entire Board of Directors is regularly informed through committee reports and management presentations about such risks. In addition, the Board believes that our Chief Executive Officer, Chairman and presiding outside director provide the appropriate leadership to help ensure effective risk oversight along with the Board of Directors and its committees. See “Executive Compensation—Compensation Discussion and Analysis—Risk Considerations in Our Compensation Programs” for risk oversight and considerations in our compensation programs.

Transactions with Related Persons

Policy. Our written related person transaction policy governs the review of any transaction, or series of transactions, involving amounts greater than $60,000 in which a director, director nominee, executive officer, 5% shareholder, members of their immediate families, or any entity of which any such person or any member of their immediate family is an officer, director or 5% shareholder (each, a “related person”) has a direct or indirect material interest. The policy does not cover the following related person transactions:

•	transactions that involve amounts less than $60,000 when aggregated with similar transactions;

•

compensation arrangements for executive officers or for non-employee directors for their services as directors of our Company, provided such arrangements or services, as applicable, have been approved by our Board or one of its committees and disclosed, if required by applicable SEC rules and regulations;

•	reimbursement of business expenses incurred by a director or executive officer in connection with their duties and are submitted in accordance with the Company’s policies;

•	transactions where the rates involve competitive bids;

•	transactions involving common services, contract carriers or public utilities where rates are fixed by a governmental authority;

•	transactions involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services; and

•	transactions arising solely from the ownership of a class of equity securities of our Company and all holders of that class of securities received the same benefit on a pro rata basis.

The Nominating and Corporate Governance Committee, or another committee of the Board of Directors comprised of at least three independent directors who are not involved in the transaction, must approve, ratify or refer to the full Board of Directors related person transactions involving amounts from $60,000 to $120,000. For transactions involving amounts greater than $120,000, the Nominating and Corporate Governance Committee, or such other committee that has reviewed the transaction, will make a recommendation to the full Board of Directors concerning such related person transaction and the full Board of Directors will then ratify, approve or disapprove of such transaction. A director may not participate in the review or approval of any transaction involving himself or any of his affiliates or family members. In addition, if shareholder approval is required under the NYSE rules, our articles of incorporation or applicable law for any related person transaction, our related person transaction policy requires us to seek shareholder approval for such transaction.

If it is impractical or undesirable to wait until a committee or Board of Directors meeting to consummate a related person transaction involving $120,000 or less, the Nominating and Corporate Governance Committee chair may review and approve the transaction pursuant to the criteria set forth in the related person transaction policy. Another Nominating and Corporate Governance Committee member may review and approve the transaction if the chair is unavailable or if the chair, a family member or an affiliate of the chair is a party to the transaction. Such approval shall be reported to the Board of Directors at its next regularly scheduled meeting.

In evaluating a related person transaction, the Board of Directors, applicable committee or director shall consider all relevant facts and circumstances, including without limitation the following factors: (i) whether the transaction is fair and reasonable to us or any applicable subsidiary and reflects terms and conditions that would apply if the transaction did not involve a related party; (ii) the business reasons for us to enter into the transaction; (iii) whether the transaction would impair the independence of an independent director; and (iv) whether the transaction would present an improper conflict of interest for any of our directors or executive officers. We are not required to obtain a fairness opinion or other third-party support or advice regarding the transaction’s fairness, but the Board of Directors or committee or director reviewing the transaction has the discretion to do so. A related person transaction must also comply with our Code of Business Conduct and Ethics and any other applicable policy. In making such determination, we will not approve a related party transaction unless it is determined that the transaction is in, or consistent with, the best interests of our Company and our shareholders.

We may employ a member of an executive officer’s or director’s immediate family, if such employment is in the ordinary course of business and is consistent with the employment, compensation and termination policies and practices applicable to our other similarly situated employees. We must notify the Nominating and Corporate Governance Committee of such employment within a reasonable period after such person commences employment.

Transactions. During 2014, we did not participate in any transactions involving amounts exceeding $120,000 and in which any director, nominee for election as director, executive officer, beneficial owner of more than 5% of our voting stock, or members of their immediate families or their affiliates had a direct or indirect material interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that each of our executive officers and directors file reports of ownership and changes of ownership with the SEC. Based solely upon our review of the copies of such reports and written representations from each of our directors and executive officers that we have received, we believe that all of our executive officers and directors complied with these filing requirements in 2014.

Procedure for Contacting Directors

You may communicate with the Board of Directors or with a specific director at any time by writing to the Board of Directors or that director at our address, 1600 West 7th Street, Fort Worth, Texas 76102, c/o the Corporate Secretary. We will forward all such messages that we receive and any other message that reasonably appears to be about a matter of shareholder interest and is intended for communication to the Board of Directors. We will send communications to the director to whom they are addressed as soon as practicable. We will forward messages addressed to the entire Board of Directors or to the non-management directors to the Chairman of the Nominating and Corporate Governance Committee. Because there are other appropriate avenues of communication, we will not forward messages addressed to the Board of Directors or to any director regarding matters that are not of shareholder interest, such as general business complaints or employee grievances. Our Corporate Secretary has the discretion to forward these communications to appropriate persons.

Director Compensation

It is our policy that our directors be fairly compensated for their work required for an organization of our size and scope, that their compensation should align their interests with the long-term interests of our shareholders and that the structure of their compensation should be simple, transparent and easy for shareholders to understand. The Nominating and Corporate Governance Committee annually reviews the compensation of our directors and advises the Board of possible changes in director compensation where necessary.

During 2014, each Board member, excluding Mr. Feehan, received the following:

•	$8,750 quarterly retainer;

•	$2,000 for each Board meeting attended; and

•	RSU grants with a market value of approximately $80,000.

During 2014, each committee member received the following:

•	$1,250 for each committee meeting attended;

•	Chair of the Audit Committee received an additional quarterly retainer of $1,625;

•	Chairs of the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee each received additional quarterly retainers of $1,250; and

•

Chair of the CEO Search Committee received $5,000 and the other CEO Search Committee members received $4,000 (with an additional $5,000 and $4,000 to be paid to the Chair of the CEO Search Committee and the other CEO Search Committee members, respectively, in 2015 for their 2015 service on the CEO Search Committee).

The table below sets forth our director compensation in 2014. The compensation of our directors has not increased since 2010. In addition to the information shown below, we reimburse our directors for reasonable out-of-pocket expenses incurred in connection with their service as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	All Other Compensation ($)		Total ($)
Jack R. Daugherty	$47,000	$80,042	—	(4)	$127,042
Daniel E. Berce	$69,250	$80,042	—		$149,292
Chairman of the Audit Committee
James H. Graves	$70,750	$80,042	—		$150,792
Chairman of the Management Development and Compensation Committee and Chairman of the CEO Search Committee
B. D. Hunter	$58,250	$80,042	—		$138,292
Timothy J. McKibben	$68,500	$80,042	—		$148,542
Chairman of the Nominating and Corporate Governance Committee
Alfred M. Micallef	$52,000	$80,042	—		$132,042

(1)	The amounts shown represent the grant date fair value in compliance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC 718”), for RSU awards granted under the Cash America International, Inc. 2014 Long-Term Incentive Plan (the “2014 LTIP”).

(2)

On May 22, 2014, we granted 1,758 RSUs to each director except Mr. Feehan. These RSUs were valued at $45.53 per share, the closing price of CSH Stock on the day preceding the grant date. The aggregate market price of each director’s RSUs was approximately $80,000. The RSUs vest in substantially equal 1/12th increments on each of the following vesting dates as long as the director serves continuously on the Board of Directors through the applicable vesting date: May 31, 2014, June 30, 2014, July 31, 2014, August 31, 2014, September 30, 2014, October 31, 2014, November 30, 2014, December 31, 2014, January 31, 2015, February 28, 2015, March 31, 2015 and the earlier of (a) April 30, 2015 or (b) the day immediately preceding the date of our Annual Meeting. In addition, all unvested RSUs granted in 2014 will automatically vest if we have a change-in-control prior to the termination of the director’s service on our Board of Directors. Each vested RSU entitles the director to receive one share of CSH Stock shortly after June 22, 2015 unless the director has elected to defer receipt of the shares of CSH Stock. As of December 31, 2014, 586 RSUs under each director’s 2014 RSU grant were unvested, and a total of 586 shares of CSH Stock and 536 shares of Enova Stock could be payable to each director, except Mr. Feehan, in connection with the vesting of these unvested RSUs (as described further in footnote three below). All previous RSU grants that were made to our directors are either vested or will vest automatically upon the director’s termination of service for any reason other than death.

(3)	Because these RSUs were outstanding at the time of the Enova Spin-off and had not yet been paid, these RSU awards are payable in shares of CSH Stock and Enova Stock. Each director who received this RSU award will be entitled to receive 1,758 shares of CSH Stock and 1,609 shares of Enova Stock when these RSUs become payable if all vesting requirements have been met. See “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Practices—Long-Term Incentive Compensation—Effect of Enova Spin-off on Outstanding RSUs” for additional information.

(4)	Mr. Daugherty also received compensation, health care benefits and insurance premiums in the amount of $29,784 in his capacity as our employee. None of the individual amounts of these payments exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for Mr. Daugherty.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP served as our independent registered public accounting firm during 2014. The Audit Committee has not yet appointed an independent registered public accounting firm for 2015. The Audit Committee is considering audit proposals from various accounting firms for 2015, including PricewaterhouseCoopers LLP. PricewaterhouseCoopers LLP has agreed, at the request of our Audit Committee, to continue to provide services as our independent registered public accounting firm during 2015 until the Audit Committee has appointed an independent registered public accounting firm for 2015. We have not had any disagreements with PricewaterhouseCoopers LLP on any accounting or auditing matters.

Shareholder ratification is not required for the selection of our independent registered public accounting firm, since the Audit Committee has the sole responsibility for selecting our independent registered public accounting firm. Nonetheless, the selection has in the past been submitted for ratification at our Annual Meeting of Shareholders with a view towards soliciting shareholders’ opinions, which the Audit Committee will take into consideration in future deliberations. Since the Audit Committee has not completed the process of making its selection, the Audit Committee is not submitting an independent registered public accounting firm to the shareholders for ratification this year.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

AUDIT AND NON-AUDIT FEES

Fees billed by PricewaterhouseCoopers LLP for professional services rendered for the last two fiscal years were as follows:

	2014	2013	Description of Fees
Audit Fees:	$1,493,920	$1,706,960	Audit fees consist primarily of the audit and quarterly reviews of our consolidated financial statements and related consents, assurance services for debt and equity offerings, and the audit of internal control over financial reporting.

Audit-Related Fees:	$948,370	$155,110	For 2014, audit-related fees consist of the audit and review of the financial statements of Enova in connection with the Enova Spin-off and consents in conjunction with the debt issued by Enova during 2014. For 2013, audit-related fees includes diligence services provided on planned or completed acquisitions and assurance and other services provided to complete reports required by governmental or regulatory bodies over our Mexico-based pawn operations that we sold during 2014.

Tax Fees:	$565,000	$58,620	Tax fees consist of services provided in connection with the Enova Spin-off, required tax reporting in Mexico and tax-related services related to our Mexico-based pawn operations that we sold in 2014.

All Other Fees:	$3,780	$3,780	Other fees consist of amounts paid for technical publications and subscriptions.

Total:	$3,011,070	$1,924,470

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee must pre-approve all auditing services and permitted non-audit services that the independent registered public accounting firm is to perform for us. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit and non-audit services not prohibited by law to be performed by our independent registered public accounting firm up to a maximum for any particular item of additional services of 3% of the aggregate approved annual budget for services to be rendered by such firm that is in effect at the time of such pre-approval, provided that in any particular quarter, the costs of all such items of additional services pre-approved by the Chairman may not, in the aggregate, exceed an amount greater than 5% of the aggregate approved annual budget for services to be rendered by such firm that is in effect at the time of such pre-approval. Any pre-approvals granted by the Chairman of the Audit Committee are reported to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee periodically monitors the services rendered by, and actual fees paid to, the independent registered public accounting firm to ensure that the services provided are within the parameters that the Audit Committee has approved. The Audit Committee approved all of the audit and non-audit services and related fees for 2014 and 2013.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible primarily for assisting the Board of Directors in fulfilling its oversight responsibility in reviewing the financial information that will be provided to shareholders and others, appointing and overseeing the independent registered public accounting firm (including evaluating the qualifications and independence of such firm), overseeing the independent audit department, reviewing our compliance with legal and regulatory requirements, evaluating our accounting policies and our system of internal controls that management and the Board of Directors have established and reviewing and discussing our risk assessment and risk management. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of our financial statements.

Management is responsible for our system of internal controls over financial reporting and for preparing our financial statements. Our independent registered public accounting firm, which was PricewaterhouseCoopers LLP during 2014, is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and to issue a report thereon.

During 2014, the Audit Committee met regularly and held many discussions with management, the independent registered public accounting firm and our internal auditors. During these meetings and in meetings concerning our Annual Report on Form 10-K for the year ended December 31, 2014, the Audit Committee has:

•

reviewed and discussed the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 with management and our independent registered public accounting firm;

•

received the written disclosures and the letter from our independent registered public accounting firm that are required by the applicable requirements of the Public Company Accounting Oversight Board regarding our independent accountant’s communications with the Audit Committee concerning independence, and discussed the independence of our independent registered public accounting firm with such firm; and

•	discussed with our independent registered public accounting firm the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

The Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States (“GAAP”) and on the representations of the independent registered public accounting firm included in its report on our financial statements. The Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not, however, ensure that our financial statements are presented in accordance with GAAP or that the audit of our financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

MEMBERS OF THE AUDIT COMMITTEE

Daniel E. Berce, Chairman

James H. Graves

Timothy J. McKibben

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

CSH Stock is our only outstanding class of equity securities.

Securities Owned by Principal Shareholders

The following table sets forth information regarding the number and percentage of shares of CSH Stock held by all persons and entities known by us to beneficially own 5% or more of CSH Stock. The information regarding beneficial ownership of CSH Stock by the entity identified below is included in reliance on a report filed by the entity with the SEC, except that the percentage is based upon our calculations made in reliance upon the number of shares reported to be beneficially owned by the entity in such report and the number of shares of CSH Stock issued and outstanding on March 24, 2015, which was 27,763,267.

Name and Address of Beneficial Owner		Amount and Nature of Beneficial Ownership		Percent of Class
Blackrock, Inc. 55 East 52nd Street New York, NY 10022		2,794,346	(1)	10.1%

EARNEST Partners, LLC 1180 Peachtree St. NE, Suite 2300 Atlanta, GA 30309		2,208,411	(2)	8.0%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355		1,865,064	(3)	6.7%

Allianz Global Investors U.S. Holdings LLC 680 Newport Center Drive, Suite 250 Newport Beach, CA 92660	Allianz Global Investors GmbH Bockenheimer Landstrasse 42-44 Frankfurt, 2M 60323 Germany	1,731,140	(4)	6.2%

Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746		1,485,110	(5)	5.4%

Ridgeworth Capital Management LLC as parent company for Ceredex Value Advisors LLC 3333 Piedmont Road NE, Suite 1500 Atlanta, GA 30305		1,476,884	(6)	5.3%

(1)	According to a Schedule 13G/A filed with the SEC on January 15, 2015, Blackrock, Inc. has sole voting power with respect to 2,721,548 shares of CSH Stock and has the sole right to dispose of all 2,794,346 shares of CSH Stock.

(2)	According to a Schedule 13G/A filed with the SEC on February 10, 2015, EARNEST Partners, LLC has sole voting power with respect to 744,340 shares of CSH Stock, shared voting power with respect to 341,292 shares of CSH Stock and has the sole right to dispose of all 2,208,411 shares of CSH Stock.

(3)	According to a Schedule 13G/A filed with the SEC on February 10, 2015, The Vanguard Group has sole voting power with respect to 38,270 shares of CSH Stock, the sole right to dispose of 1,829,794 shares of CSH Stock and a shared right to dispose of 35,270 shares of CSH Stock.

(4)

According to a Schedule 13G/A filed with the SEC on February 13, 2015 by Allianz Global Investors U.S. Holdings LLC (“Allianz”) and Allianz Global Investors GmbH (“Allianz Global”), Allianz and Allianz

Global beneficially own 1,729,340 shares of CSH Stock. According to the Schedule 13G/A, (a) NFJ Investment Group LLC (“NFJ”) has sole voting power with respect to 1,800 shares of CSH Stock and has the sole right to dispose of 1,800 shares and (b) Allianz Global has sole voting power with respect to 1,701,840 shares of CSH Stock and has the sole right to dispose of 1,729,340 shares of CSH Stock. According to the Schedule 13G/A, NFJ is a wholly-owned subsidiary of Allianz, and Allianz Global is an affiliate of Allianz.

(5)	According to a Schedule 13G filed with the SEC on February 5, 2015, Dimensional Fund Advisors LP has sole voting power with respect to 1,403,488 shares of CSH Stock and has the sole right to dispose of all 1,485,110 shares of CSH Stock.

(6)	According to a Schedule 13G/A filed with the SEC on February 12, 2015, Ridgeworth Capital Management LLC as parent company for Ceredex Value Advisors LLC has sole voting power with respect to 1,155,124 shares of CSH Stock and the sole right to dispose of all 1,476,884 shares of CSH Stock.

Securities Owned by Officers and Directors

We encourage our directors, officers and employees to own CSH Stock in order to align their interests with our shareholders and have adopted stock ownership guidelines that require certain stock ownership by our executive officers and directors. See “Executive Compensation—Compensation Discussion and Analysis—2014 Compensation—Retirement and Other Policies and Practices Related to Our Executive Compensation Program—Equity Ownership” for additional information about our stock ownership guidelines.

The following table sets forth information about the beneficial ownership of outstanding CSH Stock as of March 24, 2015 by our directors, our named executive officers whose compensation is disclosed under “Executive Compensation” in this proxy statement and all of our directors and executive officers as a group. The ownership percentage is based on the number of shares of CSH Stock issued and outstanding on March 24, 2015, which was 27,763,267.

	Shares Beneficially Owned
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)(3)	Percent of Class(2)
Daniel E. Berce	20,065	*
Jack R. Daugherty	27,368	*
Daniel R. Feehan	318,244(4)	1.1%
James H. Graves	42,005(5)	*
B.D. Hunter	48,998(6)	*
Timothy J. McKibben	16,975	*
Alfred M. Micallef	16,975	*
Thomas A. Bessant, Jr.	45,265(7)	*
David A. Fisher(8)	9,646	*
J. Curtis Linscott	38,446	*
Victor L. Pepe	2,445	*
All directors and executive officers as a group (11 persons)(9)	585,161(10)	2.1%

*	Indicates ownership of less than 1.0% of CSH Stock.

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares reported.

(2)	Includes (a) unvested RSUs scheduled to vest within 60 days following March 24, 2015 and (b) deferred vested RSUs that could become deliverable to the following officers or directors within 60 days following March 24, 2015 due to the termination of their employment or Board service or upon death, as applicable:

Name	Shares Issuable within Sixty Days for Unvested RSUs that may Vest and Vested Deferred RSUs
Mr. Berce	10,245
Mr. Daugherty	19,239
Mr. Feehan	172,847
Mr. Graves	14,834
Mr. Hunter	14,834
Mr. McKibben	14,834
Mr. Micallef	14,834
Mr. Bessant	9,023
Mr. Linscott	149
Mr. Pepe	2,445

(3)	The payout of certain amounts shown may be subject to delay pursuant to Section 409A (“Section 409A”) of the Code. Any such delay has not been considered for the purposes of this table.

(4)	Includes 56,628 shares held in an irrevocable trust of which Mr. Feehan is the sole trustee.

(5)	Certain of our directors have deferred some of their director fees to be paid in the form of CSH Stock upon separation from service as a director or until a later date that may be specified by the director, and these are referred to as the “Director Deferred Shares.” Includes 22,351 Director Deferred Shares that could become deliverable to Mr. Graves.

(6)	Includes 15,000 shares held by a corporation that Mr. Hunter controls. Mr. Hunter disclaims beneficial ownership of such shares. Also includes 9,344 Director Deferred Shares.

(7)	Includes 393 shares owned by Mr. Bessant’s spouse.

(8)	Mr. Fisher resigned from his position as our Chief Executive Officer—E-Commerce Division immediately prior to the Enova Spin-off.

(9)	Includes all of our directors and all executive officers employed by us as of March 24, 2015.

(10)	This amount includes 274,880 shares that directors and executive officers have the right to acquire within 60 days following March 24, 2015.

EXECUTIVE COMPENSATION

Executive Summary

Our goal for our executive compensation program is to attract, motivate and retain high quality executives who will provide leadership for our success in dynamic and competitive markets. We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders’ long-term interests. We believe in pay for performance, as further detailed throughout our “Compensation Discussion and Analysis.” We believe that our named executive officers’ compensation illustrates our pay for performance culture because a significant portion of the compensation of our named executive officers is tied to short- and long-term incentive compensation that is based on our performance or the performance of our stock. The Management Development and Compensation Committee oversees our executive compensation program and determines the compensation for our named executive officers.

Highlights of Our 2014 Named Executive Officer Compensation Program

Compensation Component	Is it Performance Based?	If Performance- Based, was the Performance Achieved and Payment Made?	Noteworthy Information for 2014
2014 Base Salary

Salary	No	N/A

•      Minimal base salary increases during 2014 and no base salary increases during 2013. Our named executive officers who were also employed by us during 2013 received 3% base salary increases during 2014 and did not receive base salary increases in 2013.

2014 Short-Term Compensation

Short-Term Incentive Awards and Bonus	Yes	Yes

•      No increase in target short-term incentives during 2014. Our named executive officers who were also employed by us during 2013 did not receive increases in their targeted short-term incentive (“short-term incentive” or “STI”) compensation as a percentage of their base salary for 2014.

•      2014 STI payments were based on our earnings performance. Our 2014 STI payments were based on the extent to which we met the earnings goals required for payment under the 2014 STI plan for potential awards.

•      STI Payout was 200% of target for certain named executive officers as a result of exceeding target financial performance. The 2014 STI awards for our Chief Executive Officer, Chief Financial Officer and General Counsel were based on our consolidated earnings before taxes (“EBT”), which included the earnings from both our Retail Services Division and our E-Commerce Division (prior to the Enova Spin-off), that significantly exceeded the EBT target required for payment, resulting in a payment that was 200% of the target STI for these officers.

•      Discretionary Bonus. Our Management Development and Compensation Committee only used discretion to pay a bonus to our Executive Vice President—Chief Information Officer for 2014, and the discretionary bonus increased his STI award by 25% and was awarded based on contributions to our strategic initiatives for 2014.

Compensation Component	Is it Performance Based?	If Performance- Based, was the Performance Achieved and Payment Made?	Noteworthy Information for 2014
Long-Term Incentive Compensation
Long-Term Incentive Awards Made in 2014

2014 Time-Based RSUs	No	N/A

•      Annual Time-Based RSU Awards. The target values as a percentage of base salary for our 2014 annual time-based RSUs were the same percentage of base salary as the annual time-based RSUs granted in 2013.

•      Special One-Time RSU Awards. In December 2014, our named executive officers, excluding our Chief Executive Officer, received special one-time RSU awards that vest over five years. These RSU awards were made to reward and recognize our named executive officers for the significant contributions they made to advance numerous key strategic initiatives of the Company in 2014, such as the Enova Spin-off, the sale of our Mexico locations, the reduction of our short-term consumer lending operations and the reorganization or our corporate and field operations to reduce administrative expenses, among our other initiatives discussed under “Business and Financial Highlights of 2014.” These RSU awards were also intended to provide a retention incentive for these officers and to motivate them to continue their efforts in further advancing the interests and strategic initiatives of our Company. Mr. Feehan did not participate in this RSU grant.

2014 Performance-Based RSUs	Yes	To Be Determined (Performance Period for these Awards is based on 2014 through 2016 performance)

•      Increased performance-based RSU grants. The target values as a percentage of base salary of our 2014 annual grant of performance-based RSUs were increased during 2014 as compared to 2013 for the named executive officers who received those awards in order to more closely link our named executive officers’ 2014 long-term incentive compensation with the long-term financial performance of our Company and to reflect the officers’ contributions to our Company, our strategic initiatives and the efforts that would be required to achieve or exceed the growth in earnings per share (“EPS”) necessary for those awards to vest.

2014 Cash-Based Performance Units	Yes	Yes

•      Cash-based performance unit award that was made and paid to our former Chief Executive Officer—E-Commerce Division was based solely on the performance of the E-Commerce Division. Awards of cash-based performance units that were based solely on the performance of our E-Commerce Division were made to our Chief Executive Officer—E-Commerce Division in January 2014, and a portion of these performance units vested and were paid upon the Enova Spin-off. The vesting of and payments for these performance units was based on the increase in earnings before interest, taxes, depreciation and amortization (“EBITDA”) of the E-Commerce Division since 2013.

Compensation Component	Is it Performance Based?	If Performance- Based, was the Performance Achieved and Payment Made?	Noteworthy Information for 2014
Long-Term Incentive Awards Made Prior to 2014
2012 Performance-Based RSUs	Yes	No

•      None of the performance-based RSUs related to our three-year performance ending in 2014 vested. None of the performance-based RSUs granted in January 2012 whose vesting was based on our three-year EPS performance through 2014 (with 2011 as the base year EPS) vested on January 1, 2015. These performance-based RSUs required a threshold compounded annual growth rate in our EPS of 7.5% for the three-year period ending December 31, 2014 in order to vest, and because we did not meet that threshold requirement, none of these performance-based RSUs vested. Because they did not vest, all performance-based RSUs granted to our named executive officers in 2012 were forfeited and those officers did not receive that portion of their compensation.

2011 Performance-Based RSUs	Yes	Yes, but target performance was not achieved so payout was less than target.

•      Only 35% of the performance-based RSUs related to our three-year performance ending in 2013 vested as a result of our performance. Only 35% of the target performance-based RSUs granted in January 2011 whose vesting was based on our three-year EPS performance through 2013 (with 2010 as the base year EPS) vested on January 1, 2014. These performance-based RSUs required that we meet a 10% compounded annual growth rate in our EPS over the three-year period for all of the performance-based RSUs to vest at target. Because we did not achieve a 10% compounded annual growth rate in EPS over this period but we did exceed the threshold required for a portion of the awards to vest (which was a 7.5% compounded annual growth rate in EPS), 35% of the target (or 17.5% of the maximum) number of 2011 performance-based RSUs that were granted in 2011 vested on January 1, 2014. Thus, our named executive officers did not receive 65% of the target number of performance-based RSUs granted to them in 2011 and were forfeited.

Compensation Component	Is it Performance Based?	If Performance- Based, was the Performance Achieved and Payment Made?	Noteworthy Information for 2014
2013 Performance Units	Yes	Yes

•      Cash-based performance unit awards paid to our former Chief Executive Officer—E-Commerce Division were based solely on the performance of the E-Commerce Division. Awards of cash-based performance units that were based solely on the performance of our E-Commerce Division were made to our Chief Executive Officer—E-Commerce Division in early 2013, and a portion of these performance units vested and were paid in January 2014 and upon the Enova Spin-off. The vesting of and payments for these performance units were based on the increase in EBITDA of the E-Commerce Division since 2012.

See “Executive Compensation Practices” below for additional information regarding our executive compensation practices.

Target Compensation for our Chief Executive Officer

The total target direct compensation for our Chief Executive Officer for 2014 included (i) base salary, (ii) a potential STI award under our 2014 STI plan that could be paid based on our 2014 consolidated EBT performance, and (iii) a long-term RSU grant that comprised over half of his total target direct compensation and consisted of (a) time-based RSUs that vest over a four-year period and (b) performance-based RSUs that may vest based on our achieving certain specified levels of improvement in EPS over the three-year period ending December 31, 2016. As illustrated below, approximately 77% of our Chief Executive Officer’s total target direct compensation for 2014 approved by our Management Development and Compensation Committee was short- or long-term compensation that was performance-based, equity-based or both, with 59% allocated to short- and long-term performance-based compensation that is dependent on our performance and considered “at-risk.” We believe that the heavy weighting of compensation with performance- and equity-based compensation aligns our Chief Executive Officer’s interests with those of our shareholders.

Additional detail regarding our Chief Executive Officer’s compensation is provided in the Summary Compensation Table and throughout our “Compensation Discussion and Analysis.” The total target direct compensation illustrated in the chart above does not include any amounts included in the “All Other Compensation” column of our Summary Compensation Table and it also does not reflect any discretionary bonus payments that could be made.

Business and Financial Highlights of 2014

Strategic Initiatives

We believe that 2014 was a year that required extraordinary leadership, which was exhibited by each of our named executive officers. Their leadership allowed us to timely execute the strategic initiatives described below and has helped position our Company for success in the future:

•

Enova Spin-off. The Enova Spin-off was completed on November 13, 2014 when we spun-off Enova through the distribution of approximately 80 percent of the outstanding shares of Enova Stock to our shareholders, which was structured with the intent that it would be a tax-free distribution. As a result of the Enova Spin-off, Enova is now an independent public company, and Enova Stock is listed on the NYSE under the ticker symbol “ENVA.”

•

Sale of Non-Strategic Operations. In August 2014, we exited the pawn lending business in Mexico when we sold our 47 pawn lending locations. In addition, we also exited the Colorado market through the sale of all five of our pawn lending locations in Colorado. We believe that exiting these non-strategic markets will allow us to focus our resources and efforts on driving growth and enhancing the customer service in our strategically important domestic markets.

•

Enhanced Focus on Pawn Lending and Reduction in Short-Term Consumer Lending Operations. In 2014, we continued our strategy to enhance focus on pawn lending. As a result, we eliminated short-term consumer lending activities in 311 of our locations in 2014, the majority of which occurred during the last half of 2014. This reduction was in addition to the closure of 36 locations in Texas in 2013 that offered consumer loans as their primary source of revenue (the “Texas Consumer Loan Store Closures”). This self-imposed contraction of unsecured consumer lending was adopted with the dual goals of reducing regulatory risk within our storefront locations and simplifying product offerings to favor pawn lending over unsecured consumer lending.

•

2014 Reorganization. In the third quarter of 2014, we initiated a reorganization to better align our corporate and operating cost structure with our remaining storefront operations after the Enova Spin-off. The reorganization is expected to decrease operations and administration expenses related to our corporate and field management operations in future periods relative to 2014 (the “2014 Reorganization”).

•

Growth at Enova Prior to the Enova Spin-off. Prior to the Enova Spin-off, we were successful in growing the business at Enova, diversifying its product offerings and reducing loan losses. For the nine-months ended September 30, 2014, our income from operations for our e-commerce segment was $174.0 million, up 52% from $114.1 million for the nine-month period ended September 30, 2013.

•

Debt Reduction. During 2014, we reduced our debt outstanding by $543.5 million. Prior to the Enova Spin-off, in May 2014 we assisted Enova in completing the issuance and sale of $500 million of senior unsecured notes and establishing a $75 million line of credit (which remained Enova’s debt following the Enova Spin-off). Following the issuance of these notes by Enova, Enova repaid all of its intercompany indebtedness owed to us of $361.4 million and paid us aggregate dividends of $122.4 million. We primarily used the money received from Enova to prepay a majority of our outstanding debt.

•

Recruited Top Leadership Talent. In 2014, we identified a number of significant opportunities for value enhancing improvements in both our technology platform and our marketing programs and hired a new Executive Vice President—Chief Information Officer (who was a named executive officer in 2014 as described below under “Our Named Executive Officers”) and a new Senior Vice President—Chief Marketing Officer to address those opportunities. The new leadership in our technology and marketing groups brings current and relevant perspectives and experiences necessary to enhance our point-of-sale system to provide greater speed-of-service and further functional convenience for both loan and retail customers, to develop the use of web-based and mobile applications for serving our customers and to provide deeper and richer customer insights to understand and market to the evolving wants, needs and shopping behavior of our customers.

Financial Highlights of 2014

Our financial highlights for 2014 are set forth below. As a result of the Enova Spin-off, our financial results are presented as results of continuing operations, and the results of Enova are presented as discontinued operations. Our Retail Services Division (which was also our retail services segment) and our E-Commerce Division (which was also our e-commerce segment) existed prior to the Enova Spin-off. All references to the E-Commerce Division or e-commerce segment are prior to the Enova Spin-off. Following the Enova Spin-off, we now have only one segment, which is the retail services segment and is comprised of all of our operations (that were formerly our retail services segment and our corporate operations). Except as otherwise noted, all references to the Retail Services Division or retail services segment are to the portion of our Company that was our retail services segment prior to the Enova Spin-off, and following the Enova Spin-off refer to all of our Company.

•

Total revenue for our continuing operations, which excludes the operations of Enova, for 2014 was $1.1 billion, representing an increase of 6.2% for 2014 compared to 2013. Net revenue for our continuing operations increased 0.5% to $589.6 million in 2014 compared to 2013.

•

While we reported a net loss from continuing operations of $10.4 million (36 cents per share) compared to net income of $59.2 million ($1.93 per share) for the fiscal years ended 2014 and 2013, respectively, the financial results for both periods were heavily influenced by certain income and expense items. Excluding these items may be useful in understanding the Company’s operational results and for comparing prior year financial results.

•

Consolidated net income for 2014 included after-tax expense items of $25.8 million (87 cents per share) related to the early extinguishment of debt, losses resulting from the sale of our Mexico and Colorado retail lending locations, 2014 Reorganization costs and certain charges incurred in 2014 related to a 2013 litigation settlement. Excluding these expense items, adjusted net income from continuing operations, a non-GAAP measure, for the year ended December 31, 2014 was $15.4 million (51 cents per share).

•

Consolidated net income for 2013 included an after-tax net benefit of $21.3 million (70 cents per share) that resulted from multiple income and expense items. The 2013 results included income from a significant income tax benefit related to the liquidation of one of our Mexico subsidiaries, in addition to a decrease in our remaining liability related to our voluntary program to reimburse Ohio customers initiated in 2012. These benefits were partially offset by expenses related to a litigation settlement, a penalty paid to the Consumer Financial Protection Bureau, the Texas Consumer Loan Store Closures and the early extinguishment of debt. Excluding these income and expense items, adjusted net income from continuing operations, a non-GAAP measure, for the year ended December 31, 2013 was $37.9 million ($1.23 per share).

•

Net income from discontinued operations, which were the operations of Enova, increased $25.7 million, or 30.8%, from 2013 to 2014. As the Enova Spin-off occurred on November 13, 2014, the Company’s results for 2014 include only revenue and expenses incurred prior to that date.

We refer you to our Annual Report on Form 10-K for 2014 for additional information regarding our 2014 and 2013 financial results, including information about the income and expense items for 2014 and 2013 discussed above. Management believes that the adjustments to net income noted above for certain income and expense items in 2014 and 2013 are useful to investors in order to allow them to compare the Company’s financial results during the periods shown without the effect of these income and expense items to allow for an easier comparison of the periods presented.

Our Named Executive Officers

Our “named executive officers” who are included in our Summary Compensation Table include the following:

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Daniel R. Feehan, our President and Chief Executive Officer (“Chief Executive Officer”), has been employed by us since 1988, has served in his current role since February 2000 and has served as one of our directors since 1984. As our Chief Executive Officer, Mr. Feehan oversees all of the activities of our Company, which included both our Retail Services Division and our E-Commerce Division during 2014. In January 2014, Mr. Feehan’s role was expanded when he assumed the principal duties and functions of the position of President—Retail Services Division because that position was eliminated. Mr. Feehan has approximately 30 years of leadership experience in the pawn industry.

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Thomas A. Bessant, Jr., our Executive Vice President—Chief Financial Officer (“Chief Financial Officer”), has been employed by us since 1993 and has served as our Chief Financial Officer since July 1997. In addition to his duties as our Chief Financial Officer, Mr. Bessant also participated in management leadership meetings during 2014 that provided leadership and guidance for our Retail Services Division and E-Commerce Division and oversaw all of our strategic initiatives for 2014.

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J. Curtis Linscott, our Executive Vice President, General Counsel & Secretary (“General Counsel”), has been employed by us since 1995 and has served in his current role since May 2006. In addition to his duties as our General Counsel, Mr. Linscott also participated in management leadership meetings during 2014 that provided leadership and guidance for our Retail Services Division and E-Commerce Division and oversaw all of our strategic initiatives for 2014.

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Victor L. Pepe, our Executive Vice President—Chief Information Officer, has been employed by us since April 2014. Mr. Pepe oversees all of our information technology systems and operations, and during 2014 he also participated in management leadership meetings that provided leadership and guidance for our Retail Services Division and oversaw our strategic initiatives for that division for 2014. Prior to joining us, Mr. Pepe had various information technology leadership roles with financial services companies that provided a strong foundation for his role with our Company, including the role of Executive Vice President and Chief Information Officer of Nationstar Mortgage and Managing Director at JPMorgan Chase & Co.

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David A. Fisher began his employment with us on January 29, 2013 as our Chief Executive Officer – E-Commerce Division, and he resigned from this position immediately prior to the Enova Spin-off. Prior to the Enova Spin-off, Mr. Fisher was responsible for and oversaw our E-Commerce Division, including its domestic and foreign business.

In addition, Mr. T Brent Stuart also serves as an executive officer of the Company. On April 6, 2015, we announced that Mr. Stuart will become our President and Chief Operating Officer on May 1, 2015. Mr. Stuart has served in his current role as the Executive Vice President—Chief Operating Officer of the Company since January 28, 2015. Prior to that, Mr. Stuart served as the Senior Vice President—Operations for the Company’s U.S. retail services storefront lending business from July 2010 to January 2015 and Regional Vice President from November 2008 to July 2010. Prior to joining the Company, Mr. Stuart held various senior leadership roles in the financial services industry.

Mr. Feehan will step down as our President on May 1, 2015 but has agreed to continue to serve as our Chief Executive Officer through October 31, 2015. Mr. Feehan will remain on our Board of Directors following his retirement from the role of Chief Executive Officer and will serve as the Executive Chairman of the Board from November 1, 2015 through October 31, 2016 and then will serve as the non-executive Chairman of the Board from November 1, 2016 through April 30, 2020, subject to his re-election to our Board each year by our shareholders. The CEO Search Committee is continuing with its processes and expects to be ready to name a successor Chief Executive Officer in the third quarter of 2015. See “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Practices—Chief Executive Officer Employment Agreement” for additional information.

We refer you to our Annual Report on Form 10-K for 2014 for additional information regarding our executive officers.

Executive Compensation Practices

Below is a summary of our compensation practices that we believe drive performance and align with the interests of our shareholders:

What we do:	What we don’t do:

✓    Pay for Performance: We tie pay to performance, and a portion of our named executive officer compensation is at-risk performance-based compensation that is tied to our performance and a portion is tied to the performance of our stock. This helps to align our executive compensation with the interests of our shareholders.

✓    Annual Say on Pay Vote: We hold an advisory vote on executive compensation annually and take the results of that vote into account when setting and reviewing our compensation practices and policies.

✓    Clawback Provisions: Our compensation plans, award agreements, Executive Change-in-Control Severance Agreements, and our Employment Agreements with our Chief Executive Officer all contain clawback provisions that would allow us to recoup certain compensation and awards paid to our named executive officers in certain circumstances in the event that there is a material restatement of our financial results.

✓    Double Trigger Change-in-Control: Following a change-in control, our Chief Executive Officer would only be entitled to severance benefits under his employment agreement if his employment is terminated other than for just cause or if he terminates his employment for good reason.

✓    Stock Ownership Guidelines: We have stock ownership guidelines that require stock ownership that is six times the annual base salary for our Chief Executive Officer, three times the annual base salaries for the other named executive officers and five times the annual retainer for our directors.

✓    Risk Management: We perform regular risk management assessments for our compensation and benefit programs related to executive and non-executive compensation practices in order to ensure that our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

×    Employment Agreements: We do not have employment agreements for our named executive officers, except for our Chief Executive Officer.

×    Tax Gross-up Provisions: We do not have tax gross-up provisions that would allow for a gross-up payment for excise and other taxes that could become payable as a result of payments made in connection with a change-in-control.

×    Pledging and Hedging: Our Insider Trading Policy does not permit margining, pledging, hedging, short sales of or trading options related to our stock by any director, officer or employee. We encourage holding our stock over the long-term for investment purposes, as demonstrated by our Stock Ownership Guidelines.

×    Limited Perquisites: We do not provide excessive perquisites and personal benefits to our named executive officers, and in 2014 they were less than $31,000 per person.

×    Share Recycling: The 2014 LTIP does not permit share recycling. This means that any shares that are forfeited, used as payment for an award, withheld for taxes, not issued because an award terminates or are not purchased under an award will not be available for future awards.

Compensation Discussion and Analysis

Overview of Compensation Program

The Management Development and Compensation Committee oversees our executive compensation policies and practices and seeks to ensure that our named executive officers’ total compensation is fair, reasonable and competitive. For more information about the Management Development and Compensation Committee and its authority and responsibilities, see “Board Structure, Corporate Governance Matters and Director Compensation—Committees of the Board of Directors and Meetings—Management Development and Compensation Committee” in this proxy statement.

We and the Management Development and Compensation Committee follow an executive compensation policy that sets out our compensation philosophy and objectives. The policy was originally adopted by the Management Development and Compensation Committee in 2003 and was updated in 2012.

Compensation Philosophy and Objectives

We believe that compensation should be performance-based and competitive in the market and industries where we compete for talent. We also believe that we should provide our executives with compensation that is closely linked to our shareholders’ financial interests and that reflects each executive’s contribution to enhancing the value of our shareholders’ investment in us. In addition, we believe in pay for performance and discouraging excessive risk taking by our named executive officers.

Our compensation objectives are:

•	Attracting, motivating and retaining the highest quality executives;

•	Reinforcing our business strategies, corporate culture and management process;

•	Compensating for results, while aligning executive short- and long-term interests with those of our shareholders;

•	Providing a disciplined and flexible administration that is easily communicated and understood and that encourages consistent expectations across the organization;

•	Establishing competitive base salary ranges with midpoints at the 50th percentile of our competitive group;

•	Targeting competitive short-term incentives at the 50th percentile of our competitive group and paid at the 75th percentile for outstanding performance;

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Encouraging stock ownership and targeting competitive long-term incentives for executives at the 50th percentile of our competitive group and paid at the 75th percentile for outstanding performance; and

•	Encouraging the appropriate amount of risk to be taken by our officers and employees to achieve sustained long-term growth while discouraging short-term high risk activities.

Executive Compensation Practices

The principal elements of our executive compensation are:

•	Base salary;

•	Short-term incentive compensation paid in cash;

•	Long-term incentive compensation awards that may be equity- or cash-based and can be time-based or based on our performance or the performance of our stock;

•	Retirement plans;

•	Health, insurance and other benefits also available to employees generally; and

•	Certain additional benefits available to officers.

When making decisions about each compensation element, the Management Development and Compensation Committee reviews the overall compensation we pay to our executive officers. It also reviews and considers the competitive market for executives and compensation levels and compensation components provided by companies with whom we compete for executive talent. In general, the proportion of a named executive officer’s compensation that is at-risk and subject to achieving incentive targets increases with the executive’s position and responsibility.

Management Development and Compensation Committee’s Role in Establishing Compensation.

The Management Development and Compensation Committee approves, or recommends to the independent members of the Board of Directors for approval, all compensation decisions for our named executive officers, including grants of equity awards. In addition, the Management Development and Compensation Committee engages an outside compensation consultant, Mercer, LLC (“Mercer”), from time to time to assist in reviewing and to provide guidance on various aspects of our named executive officer compensation programs (as further described below under “2014 Compensation—2014 Review”). The Management Development and Compensation Committee believes that one of its key functions is to help ensure that our executives are fairly compensated based upon their performance and contribution to our growth and profitability and that its compensation decisions support our compensation philosophy and objectives, as well as shareholder interests. The Management Development and Compensation Committee chair sets the agenda for all committee meetings, with input from management.

Management’s Role in Establishing Compensation.

Our Chief Executive Officer and our Vice President—Total Rewards and Corporate Human Resources are the primary management contacts for the Management Development and Compensation Committee chair. Our Vice President—Total Rewards and Corporate Human Resources monitors our executive compensation and from time to time makes suggestions to the Management Development and Compensation Committee for changes to the compensation program.

In 2014, our Chief Executive Officer, Chief Financial Officer, General Counsel, Senior Vice President—Human Resources and Vice President—Total Rewards and Corporate Human Resources attended Management Development and Compensation Committee meetings to discuss matters under consideration by the Management Development and Compensation Committee and to answer questions regarding those matters. The Management Development and Compensation Committee also met regularly in executive session without members of management present.

Our Chief Executive Officer recommends to the Management Development and Compensation Committee changes in compensation for other named executive officers based on an assessment of their contribution to our performance, their individual responsibility, function and/or strategic goals and their potential for future contributions to our success. Neither the Chief Executive Officer nor other executive officers are directly involved in recommendations for changes in the Chief Executive Officer’s compensation.

Chief Executive Officer Employment Agreement.

We do not have employment agreements with any of our named executive officers, except our Chief Executive Officer, Mr. Feehan. In April 2013, we entered into an employment agreement with Mr. Feehan that became effective on May 1, 2013 and was to terminate on April 30, 2015 unless extended (the “CEO

Employment Agreement”). Under the CEO Employment Agreement, Mr. Feehan agreed to serve as our President and Chief Executive Officer with an initial base salary of $850,000, which may be (and has been) increased by the Management Development and Compensation Committee upon annual review. In addition, under the CEO Employment Agreement, Mr. Feehan is eligible to receive short-term incentive compensation, long-term equity compensation and to participate in other employee benefits programs.

In July 2014, we announced that Mr. Feehan was planning to retire as our President and Chief Executive Officer on April 30, 2015, but Mr. Feehan has agreed to continue serving as our Chief Executive Officer until October 31, 2015. Mr. Feehan has also agreed to remain employed by us in a non-officer advisory role as the Chairman of our Board of Directors (as further described below and as long as he is elected to serve on our Board of Directors each year by our shareholders) until April 30, 2020 following his retirement from the role of Chief Executive Officer. In connection with his continued employment with us, on April 3, 2015, Mr. Feehan entered into a new employment agreement with us (the “Feehan Agreement,” and together with the CEO Employment Agreement, the “Employment Agreements”). Pursuant to the Feehan Agreement, the CEO Employment Agreement will remain in effect through October 31, 2015, with the following changes: Mr. Feehan’s title will change to Chief Executive Officer on May 1, 2015 and Mr. Feehan’s duties will reflect his role as Chief Executive Officer. The Feehan Agreement also provides for the following:

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Mr. Feehan will serve as a non-officer advisory employee through April 30, 2020 and will serve as (i) Executive Chairman of the Board with a salary of $500,000 per year from November 1, 2015 through October 31, 2016 and (ii) non-executive Chairman of the Board with a salary of $250,000 per year from November 1, 2016 through the expiration of the Feehan Agreement on April 30, 2020. Mr. Feehan’s role as Chairman of the Board is subject to his re-election each year to our Board of Directors by our shareholders.

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As Executive Chairman of the Board, Mr. Feehan will have duties generally consistent with those of a Board Chairman and will provide guidance to the management team, among other duties including those specified in the Feehan Agreement.

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Mr. Feehan will receive a grant of RSUs valued at $1.5 million, which will be granted as soon as reasonably practicable following the time Mr. Feehan transfers the role of President to Mr. Stuart on May 1, 2015. The RSUs will vest in 20% installments on April 30 of each year from 2016 through 2020. The number of RSUs to be granted will be determined by dividing $1.5 million by the average closing price of CSH Stock during the 20 trading-day period ending on the day before the grant date.

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After any STI payments or bonuses applicable to the 2015 calendar year are paid (which is expected to be during the first quarter of 2016), Mr. Feehan will not be eligible for any further STI payments or bonuses. Mr. Feehan will, however, be eligible to receive the same annual grant of RSUs that is made to other directors who are not officers of the Company each year following their election to the Board. Mr. Feehan will not receive any other compensation for his service on the Board other than his annual salary described above.

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The Feehan Agreement does not have any change-in-control provisions that would provide for any additional cash payments to be made to Mr. Feehan upon a change-in-control (but termination payments described under “Potential Payments Upon Termination or Change-in-Control—Payments Made Upon Resignation, Retirement, Termination, Death or Disability” would still apply if a covered termination occurs following a change-in-control).

The Employment Agreements contain clawback provisions that would allow us to recoup all or some of the incentive compensation paid, issued or granted to Mr. Feehan in certain circumstances in the event that there is a material restatement of our financial results. The Employment Agreements also contain covenants regarding non-disclosure, non-solicitation and non-competition. A discussion of the provisions in the Employment Agreements regarding payments that may be made upon Mr. Feehan’s termination, including upon a change-in-control with respect to the CEO Employment Agreement, is provided under the heading “Potential Payments Upon Termination or Change-in-Control.”

Severance Agreements.

We have Executive Change-in-Control Severance Agreements with each of our named executive officers, other than our Chief Executive Officer. Like certain provisions of our Chief Executive Officer’s Employment Agreements, these agreements are designed to promote stability and continuity of senior management in the event of a potential change-in-control. Our Executive Change-in-Control Severance Agreements do not allow for gross-up payments on excise taxes as a result of termination due to a change-in-control. These agreements include a clawback provision that allows us to recoup all or some of the incentive compensation paid, issued or granted to the executive under certain circumstances in the event that there is a material restatement of our financial results.

In addition, we have a Severance Pay Plan for Executives that would most likely be followed in the case of termination of one of our named executive officers, other than our Chief Executive Officer, subject to the discretion of the Chief Executive Officer and the Management Development and Compensation Committee. Information about payments that may be made to the named executive officers under the Executive Change-in-Control Severance Agreements and the Severance Pay Plan for Executives upon termination or our change-in-control is provided under the heading “Potential Payments Upon Termination or Change-in-Control.”

Letter Agreement with Mr. Pepe.

In connection with Mr. Pepe’s appointment as Executive Vice President—Chief Information Officer, we entered into a letter agreement with Mr. Pepe (the “Pepe Letter Agreement”) on April 9, 2014 prior to his joining our Company on April 28, 2014. The Pepe Letter Agreement sets forth Mr. Pepe’s offer of employment and initial compensation package and was not an employment agreement. Mr. Pepe’s 2014 compensation package, which was established in accordance with the Pepe Letter Agreement, is detailed below under “2014 Compensation” and the compensation tables that follow.

Letter Agreement with Mr. Fisher.

In connection with Mr. Fisher’s appointment as Chief Executive Officer—E-Commerce Division, we entered into a letter agreement with Mr. Fisher (the “Fisher Letter Agreement”) when he joined our Company on January 29, 2013. The Fisher Letter Agreement sets forth Mr. Fisher’s offer of employment and initial compensation package and was not an employment agreement. Mr. Fisher’s compensation package, which was established in accordance with the Fisher Letter Agreement, is detailed below under “2014 Compensation” and in the compensation tables that follow. When Mr. Fisher resigned from his position as our Chief Executive Officer—E-Commerce Division immediately prior to the Enova Spin-off, the Fisher Letter Agreement and Mr. Fisher’s Executive Change-in-Control Severance Agreement with us were terminated.

2014 Compensation

2014 Review.

In determining compensation for each of our named executive officers, including our Chief Executive Officer for 2014, the Management Development and Compensation Committee considered each element of the executive officers’ compensation and how that element fits into the officers’ compensation package as a whole. The Management Development and Compensation Committee designed the 2014 compensation packages with a goal of balancing short-term compensation, including base compensation and short-term incentive compensation, with long-term compensation. In assessing each named executive officer’s compensation package, the Management Development and Compensation Committee considered how much of the overall compensation package is subject to achieving certain financial targets on both a short-term basis and a long-term basis. The Management Development and Compensation Committee utilized both short-term incentive compensation and long-term incentive compensation that is tied to our performance to link management’s compensation to shareholder interests so that our executives can receive pay commensurate with our performance on both a short- and long-term basis.

In late 2012, the Management Development and Compensation Committee engaged Mercer to review and update our peer group to be used by the Management Development and Compensation Committee in determining future compensation for our named executive officers. In January 2014, the Management Development and Compensation Committee determined the peer group established by Mercer in late 2012 was still relevant for 2014. The following publicly traded companies were identified as our peer group for 2014 executive compensation:

Peer Companies

• Aaron’s, Inc.	• Global Payments, Inc.
• Aéropostale, Inc.	• Heartland Payment Systems, Inc.
• Ascena Retail Group, Inc.	• Jos A Bank Clothiers, Inc.(1)
• Brown Shoe Company, Inc.	• Pier 1 Imports, Inc.
• Chico’s FAS, Inc.	• Rent-A-Center, Inc.
• DFC Global Corp.(1)	• Stage Stores, Inc.
• DSW, Inc.	• Ulta Salon Cosmetics & Fragrance, Inc.
• Equinix, Inc.	• United Online, Inc.
• EZCORP, Inc.	• World Acceptance Corporation
• First Cash Financial Services, Inc.	• Zale Corporation(1)

(1)	After January 2014, DFC Global Corp., Jos A Bank Clothiers, Inc. and Zale Corporation were acquired or merged with other companies and are no longer separate publicly traded companies.

While our compensation philosophy and objectives set forth above state that we target compensation within certain percentiles, the Management Development and Compensation Committee did not engage in benchmarking in 2014 and did not establish named executive officer compensation to fall within a certain percentile of our competitive group for 2014. Mercer did not determine or recommend the amount or form of compensation for any of our named executive officers in 2014. Rather, the Management Development and Compensation Committee referred to the publicly-available compensation information of our peer companies as a general reference. In addition, in late 2014, the CEO Search Committee engaged Mercer to provide information regarding a potential compensation package for a new Chief Executive Officer when he or she is selected and for Mr. Feehan when he assumes the role of Chairman of our Board of Directors if he is elected at the 2015 Annual Meeting and following his retirement.

Consideration of the Results of the 2014 Advisory Vote to Approve Executive Compensation.

At our 2014 Annual Meeting of Shareholders, we held our fourth annual non-binding shareholder advisory vote to approve executive compensation and received a strong shareholder vote approving the compensation of our named executive officers. Our shareholders approved our 2013 compensation awarded to our named executive officers with 98.3% of the votes cast on the proposal in favor of the proposal. While many of the significant 2014 compensation decisions had already been made at the time of the vote, the Management Development and Compensation Committee was mindful of the shareholder vote when determining executive compensation decisions and reviewing our executive compensation program throughout the remainder of 2014 and when determining 2015 compensation for our executive officers.

Base Salary.

The base salaries of our named executive officers are determined according to the named executive officer’s current and prior roles with us, the knowledge and skill required to fulfill the roles and their management and leadership effectiveness over the performance period in combination with any material change in the scope and complexity of their responsibilities.

In January 2014, the Management Development and Compensation Committee reviewed the base salaries of our named executive officers, excluding Mr. Pepe who joined our Company in April 2014. In determining salary increases for 2014 for each of our named executive officers, excluding Mr. Pepe, the Management Development and Compensation Committee took into consideration the publicly-available compensation information of our peer companies and a qualitative review of each named executive officer’s performance. The peer company information was considered generally with respect to base salaries, but it was not used for benchmarking. In addition, in reviewing each named executive officer’s performance, the Management Development and Compensation Committee considered each named executive officer’s breadth of responsibilities, impact on financial and operational results over the prior year, leadership within our Company, accomplishments that affected our performance and achievement of our strategic goals throughout the year, and, with respect to the named executive officers other than our Chief Executive Officer, they also considered a qualitative assessment made by the Chief Executive Officer of each of these items. Although the performance and leadership of each of our named executive officers was deemed satisfactory by the Management Development and Compensation Committee, no significant changes to the salaries of our named executive officers were made in 2014 because the Management Development and Compensation Committee determined the salaries were at appropriate levels after considering all of the above factors. Mr. Pepe’s base salary was determined shortly before he joined our Company on April 28, 2014 and was specified in the Pepe Letter Agreement. When Mr. Pepe was hired, his base salary was set at a level that the Management Development and Compensation Committee believed was competitive in the market for which we compete for talent.

The base salary increases for each of our named executive officers that were made and became effective in January 2014 are set forth below:

Name	2014 Annual Salary	Percentage Increase from 2013 Base Salary
Mr. Feehan	$875,500	3%
Mr. Bessant	$463,500	3%
Mr. Linscott	$362,560	3%
Mr. Pepe(1)	$350,000	N/A
Mr. Fisher(2)	$540,800	3%

(1)	Mr. Pepe began employment with us on April 28, 2014 and did not receive a base salary increase during 2014.

(2)	Mr. Fisher resigned from his position as our Chief Executive Officer—E-Commerce Division immediately prior to the Enova Spin-off.

Short-Term Incentive Compensation Plan and Bonus

Overview. We believe that STI plan awards are an important element of our compensation and that they are consistent with our philosophy of pay for performance because our STI awards are annual awards that are tied to our financial performance each year and are paid in cash. Our STI plan is a broad-based incentive plan that provides our named executive officers and certain other employees the opportunity to earn annual short-term incentive-based cash compensation, or STI awards, that are based on the achievement of certain financial objectives each year. The terms and conditions of our 2014 STI plan for our named executive officers were administered under the Cash America International, Inc. Short-Term Incentive Plan, which is the plan that is also used for all other employees who were eligible for STI awards in 2014.

While typically our short-term incentive compensation is paid under our STI plan, our employees, including our named executive officers, are eligible to receive additional cash bonuses, which may be made at the discretion of the Management Development and Compensation Committee. The Management Development and Compensation Committee retains this discretion in order to provide it with the flexibility to supplement other short- or long-term compensation when it deems appropriate.

2014 STI Plan. Similar to our STI plan for previous years, in early 2014, the Management Development and Compensation Committee approved the terms and conditions of our 2014 STI Plan and established target STI award amounts, expressed as a percentage of base salary, for each of the named executive officers (“Target Awards”). The 2014 Target Awards set by the Management Development and Compensation Committee for our named executive officers who were also employed by us in 2013 did not increase and were the same as they were in 2013.

The 2014 STI plan for each of our named executive officers was based on the financial components set forth below (each an “STI Component”):

•	The 2014 STI plan for Messrs. Feehan, Bessant and Linscott was based on the EBT of the Company on a consolidated basis and adjusted for certain items (the “EBT Component”);

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The 2014 STI plan for Mr. Pepe was based solely on the EBT for the Retail Services Division, excluding expenses attributable to our corporate operations and adjusted for certain items (the “Retail Services EBT Component”); and

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The 2014 STI plan for Mr. Fisher was based solely on the EBITDA for the E-Commerce Division, adjusted for certain items (the “E-Commerce Component”); however, because the Enova Spin-off occurred in November 2014, Enova assumed responsibility for the 2014 STI plan applicable to all Enova employees, including Mr. Fisher, and we did not make a 2014 STI payment to Mr. Fisher. See “2014 STI Award for former Chief Executive Officer-E-Commerce Division” for additional information.

The 2014 Target Award and applicable STI Component for each named executive officer, excluding Mr. Fisher, are as follows:

Name	Target Award as a Percentage of Base Salary	STI Component Applicable to the Target Award
Daniel R. Feehan	100%	EBT Component(1)
Thomas A. Bessant, Jr.	70%	EBT Component(1)
J. Curtis Linscott	70%	EBT Component(1)
Victor L. Pepe	70%	Retail Services EBT Component(2)

(1)	Messrs. Feehan, Bessant and Linscott each had a Target Award based on the EBT Component because they each had leadership and management responsibility for both the Retail Services Division and the E-Commerce Division.

(2)	Mr. Pepe’s Target Award was based solely on the Retail Services EBT Component due to his primary responsibility for overseeing the information technology systems of our Retail Services Division. Consistent with the terms of the Pepe Letter Agreement and as approved by the Management Development and Compensation Committee before Mr. Pepe joined our Company in April 2014, Mr. Pepe was eligible for a full year of 2014 STI award without proration.

Our 2014 STI plan had the following requirements in order for potential STI awards to be earned and paid pursuant to the STI plan:

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Earnings Threshold: Potential STI awards begin to accrue under each STI Component based on a formula set forth in the STI plan once we exceed a certain earnings threshold established for that STI Component (the “Earnings Threshold”).

•

Earnings Target: If we achieve a certain earnings target based on our business plan for the coming year for the applicable STI Component, then the named executive officer is eligible to receive a cash payment equal to 100% of his Target Award (the “Earnings Target”).

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Adjustments: Each STI Component provides for certain adjustments that were set forth in the STI plan, as applicable, for measuring the actual earnings achieved in relation to the applicable Earnings Threshold and Earnings Target. These adjustments typically include expenses, gains and losses for certain items that the Management Development and Compensation Committee deems it appropriate to exclude. In addition, the 2014 STI plan provided that the Management Development and Compensation Committee would make equitable adjustments to the STI terms for the EBT Component and the Retail Services EBT Component in such manner as it deemed appropriate in its sole discretion if a spin-off or public offering of Enova Stock or a sale of Enova (“Enova Event”) were to occur during 2014. The 2014 STI plan also provided that if an Enova Event were to occur during 2014, the authority to administer and determine payments for employees of our E-Commerce Division under the 2014 STI Plan would be transitioned to the Management Development and Compensation Committee of Enova (or its equivalent).

•

Cap on Payment: If we exceed the applicable Earnings Target, each named executive officer is eligible to receive a cash payment in excess of the Target Award up to a maximum amount that is two times the Target Award.

None of our named executive officers was guaranteed a payment under the 2014 STI plan. In addition, the Management Development and Compensation Committee had the discretion to reduce the amounts earned under the terms of the 2014 STI plan or to not pay STI awards at all (even if the Earnings Threshold was met or exceeded).

2014 STI Award Calculations. In January 2015, the Management Development and Compensation Committee determined whether STI awards were earned and could be paid for each named executive officer except Mr. Fisher based on the terms of the 2014 STI plan. Information regarding the Earnings Threshold, Earnings Target and the achievement thereof, which resulted in eligibility for payment and the percentage payout under the 2014 STI plan, is set forth below:

STI Component	Earnings Threshold(1)		Earnings Target(1)		Actual Earnings		2014 STI Awards Available for Payment?	Percentage Payout Available Under the 2014 STI Plan(2)
EBT Component	$130.6 million	(3)	$174.1 million	(3)	$209.9 million	(4)	Yes	200%
Retail Services EBT Component	$102.6 million		$136.7 million		$136.2 million	(5)	Yes	99.0%

(1)	For 2014, the Earnings Thresholds and Earnings Targets for the EBT Component and the Retail Services EBT Component, which were determined by our Management Development and Compensation Committee in January 2014 and set forth in the 2014 STI plan, were lower than the Earnings Thresholds and Earnings Targets for those STI Components that were included in our 2013 STI plan. The Earnings Thresholds and Earnings Targets for these STI Components were based partially on the outlook for the business of our Retail Services Division in early 2014, which was lower than the prior year primarily due to trends in our pawn operations that included lower loan demand for pawn loans and a transition away from commercial sales of gold jewelry, among other things. The Earnings Thresholds for the EBT Component and the Retail Services EBT Component were set at 75% of the applicable 2014 Earnings Targets for these STI Components. The Management Development and Compensation Committee determined that these were the appropriate Earnings Thresholds and Earnings Targets for each STI Component for 2014 due to their desire to have an STI plan that would motivate management to continue their efforts in further advancing the interests of our Company while balancing a desire to retain key talent.

(2)	The payout percentage was set forth in the 2014 STI plan as was based on the extent to which each STI Component achieved or exceeded the Earnings Threshold or Earnings Target, as applicable.

(3)	The Earnings Target and Earnings Threshold for the EBT Component that were originally determined by our Management Development and Compensation Committee in January 2014 and were set forth in the

2014 STI plan were reduced so that they would only include Enova up to the date of the Enova Spin-off. The table includes the reduced Earnings Target and Earnings Threshold for the EBT Component. The terms of the 2014 STI plan permitted the Management Development and Compensation Committee to make such adjustments if an Enova Event were to occur, and because Enova’s EBT was only included in our actual consolidated EBT up to the date of the Enova Spin-off, the Management Development and Compensation Committee deemed it necessary to adjust the Earnings Target and Earnings Threshold for the EBT Component to remove the portion of the year for which Enova was not part of our Company.

(4)	The amount shown is our actual 2014 EBT for the EBT Component, as adjusted in accordance with the provisions of the 2014 STI plan, and is comprised of the following:

Loss from Continuing Operations before Income Taxes(a)	$(8.3 million	)
Income from Discontinued Operations before Income Taxes(b)	$172.0 million
Adjustment related to the Enova Spin-off(c)	$16.7 million
Other Adjustments Permitted by the 2014 STI Plan(d)	$29.5 million

Actual Adjusted 2014 EBT for EBT Component	$209.9 million

(a)	See our Consolidated Audited Financial Statements that were included in our Annual Report on Form 10-K for 2014 (“Consolidated Audited Financial Statements”).

(b)	See Note 3 to our Consolidated Audited Financial Statements.

(c)	The adjustment was determined by the Management Development and Compensation Committee in accordance with the 2014 STI plan as a result of the Enova Spin-off and was related primarily to additional interest expense and certain severance expenses related reorganizing support functions in connection with or to the Enova Spin-off.

(d)	Includes certain adjustments permitted by the 2014 STI plan related to the early extinguishment of debt, certain 2014 Retail Services Division activities, including the divestiture of the Company’s Mexico and Colorado pawn operations, store and office closures including severance related thereto, and expenses incurred in 2014 in connection with a litigation matter that was settled in 2013 (collectively, the “Retail Services Division Adjustments”), and certain 2014 E-Commerce Division expenses primarily related to the Enova Spin-off and certain Enova business initiatives.

(5)	The amount shown is our actual 2014 EBT for the Retail Services EBT Component, as adjusted in accordance with the provisions of the 2014 STI plan, and is comprised of the following:

EBT for the Retail Services Division (excluding corporate overhead expenses and certain other miscellaneous income)(a)	$126.4 million
Adjustment related to the Enova Spin-off(b)	$1.7 million
Other Adjustments Permitted by the 2014 STI Plan(c)	$8.1 million

Actual Adjusted 2014 EBT for Retail Services EBT Component	$136.2 million

(a)	EBT for the Retail Services Division reconciles to “Net loss from continuing operations before income taxes” that was included in our Consolidated Audited Financial Statements as follows: net income from continuing operations before income taxes for the Retail Services Division for 2014 of $126.4 million combined with net loss from continuing operations before income taxes attributable to our corporate operations for 2014 of $134.7 million equals “Net loss from continuing operations before income taxes” of $8.3 million that was included in our Consolidated Audited Financial Statements. Our corporate operations includes corporate overhead expenses and other miscellaneous income not directly attributable to our storefront locations.

(b)	The adjustment was in accordance with the 2014 STI plan and was related primarily to certain severance expenses for the reduction of overhead and support functions based on the business outlook for our Company in conjunction with the Enova Spin-off.

(c)	Includes the Retail Services Division Adjustments.

Payments Under 2014 STI Plan and Discretionary Bonus Payments. In addition to the STI payments that were calculated in accordance with the 2014 STI plan described above, the Management Development and Compensation Committee also approved a 25% discretionary bonus award pool under our discretionary bonus plan for all of our employees whose 2014 STI payment was based solely or primarily on the Retail Services EBT Component. The discretionary bonus pool was approved after taking into consideration (i) the strategic decision to de-emphasize unsecured consumer loans; (ii) increased retail sales during the holiday season; and (iii) the execution of the restructuring and administrative expense reduction efforts in our corporate offices related to the Enova Spin-off. Because Mr. Pepe’s 2014 STI award was based solely on the Retail Services EBT Component, he received a discretionary bonus payment equal to 25% of his target 2014 STI award. The 2014 STI payments and bonus payment that were approved are as follows:

Name	Payment Under the 2014 STI Plan		Bonus	Total
Daniel R. Feehan	$1,751,000	(1)	—	$1,751,000
Thomas A Bessant, Jr.	$648,900	(1)	—	$648,900
J. Curtis Linscott	$507,584	(1)	—	$507,584
Victor L. Pepe	$242,550	(2)	$61,250	$303,800

(1)	Represents a payment that was 200% of the Target Award for this executive officer and was based 100% on the EBT Component.

(2)	Represents a payment that was 99.0% of the Target Award for Mr. Pepe and was based 100% on the Retail Services EBT Component.

All STI awards and the bonus payment were paid in 2015 and were based on our 2014 performance and related considerations, as applicable. The STI awards and bonus payment are reflected in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column and the “Bonus” column, respectively.

2014 STI Award for our Former Chief Executive Officer—E-Commerce Division

When the Enova Spin-off occurred, the responsibility for the administration and payments of 2014 STI awards for our E-Commerce Division was assumed by Enova and its Management Development and Compensation Committee, and no 2014 STI award payments were made by us to our E-Commerce Division employees, including Mr. Fisher (although expenses related to these 2014 STI award payments were included in our consolidated results of discontinued operations). Mr. Fisher’s Target Award was 75% of his base salary, and his potential STI award was based solely on the E-Commerce Component. The Earnings Threshold and Earnings Target for the E-Commerce Component that had to be achieved for any payment to be made to Mr. Fisher were $165.6 million and $197.5 million, respectively. The Earnings Threshold for the E-Commerce Division was the 2013 EBITDA of our E-Commerce Division and is comprised of $152.6 million of income from operations from our e-commerce segment (which was included in Note 20 to our Consolidated Audited Financial Statements that were included in our Annual Report on Form 10-K for 2013) increased by a net adjustment of $13.0 million. In addition, the 2014 STI plan for the E-Commerce Division provided for certain adjustments to the E-Commerce Component Earnings Threshold and Earnings Target that were set forth in the STI plan if an Enova Event were to occur during 2014.

Long-Term Incentive Compensation

We believe long-term incentive awards are also an important element of our compensation programs because they reward participants for their contributions to our consistent, sustained financial performance over the long term, which should contribute to an increase in our stock price and discourage excessive short-term risk. Thus, we believe our use of long-term incentive awards benefits our shareholders and strengthens the link between our compensation plans and improvement in our long-term financial results and increases in shareholder value. During 2014, the Management Development and Compensation Committee granted long-term incentive awards consisting of (i) RSUs, which were granted to all of our named executive officers except Mr. Fisher, and (ii) cash-based performance units, which were granted to Mr. Fisher, who was the Chief Executive Officer—E-Commerce Division at the time the cash-based performance units were granted.

RSUs. Since 2004, the Management Development and Compensation Committee has granted RSUs as long-term equity-based incentive compensation. The Management Development and Compensation Committee has chosen RSUs because they provide the recipients value in the form of our stock, while allowing us the benefit of using fewer shares than would be required for stock options. In addition, the Management Development and Compensation Committee believes that the opportunity for long-term capital appreciation, a characteristic of RSUs, has helped us in our retention of our senior management and in linking overall compensation to our long-term shareholder value.

Annual Time-Based and Performance-Based RSU Grant.

On January 21, 2014, the Management Development and Compensation Committee approved an annual grant of RSUs under the Cash America International, Inc. First Amended and Restated 2004 Long-Term Incentive Plan, as amended (the “2004 LTIP”) to Messrs. Feehan, Bessant and Linscott. A portion of the RSUs granted in January 2014 vest in 25% increments on February 17, 2015 and each January 31 of 2016, 2017 and 2018 (the “2014 Annual Time-Based RSUs”). In addition, a portion of the RSUs granted in January 2014 are performance-based and eligible to vest in a lump sum on January 1, 2017 (the “2014 Performance-Based RSUs”), subject to our achieving a threshold compounded annual growth rate in diluted EPS over the three-year period ending December 31, 2016 (the “2014-2016 Growth Requirement”). In setting the threshold for payment and the performance targets for the 2014 Performance-Based RSUs, the Management Development and Compensation Committee desired to challenge our management by setting goals that would represent significant growth in our business over a three-year period. At the time the grants were made, the Management Development and Compensation Committee took into account various factors affecting or that could potentially affect our business and its growth, such as a potential Enova Event, potential legislative and regulatory changes to our industry and strategic changes for our business, among other things, which may make it even more difficult for these performance targets to be achieved.

When determining the number of annual RSUs to be granted, including the 2014 Annual Time-Based RSUs and the 2014 Performance-Based RSUs, the Management Development and Compensation Committee reviewed the role of the RSU award in the named executive officers’ overall compensation and its role under our compensation philosophy, particularly our pay-for-performance philosophy and the goal of aligning the executives’ interests with those of our shareholders. In addition, in awarding the 2014 Performance-Based RSUs, the Management Development and Compensation Committee desired to encourage our long-term growth that could be rewarded through the 2014 Performance-Based RSUs. The following table shows the aggregate target number of RSUs granted as a percentage of base salary and the shares of CSH Stock issuable upon the vesting of each award granted in January 2014, including the percentage of the aggregate award represented by the 2014 Annual Time-Based RSUs and the 2014 Performance-Based RSUs:

		Share Amounts Awarded(1)		Percentage of Total 2014 Award(2)
Name	Targeted RSU Grant as a Percentage of Base Salary(3)	2014 Annual Time-Based RSUs	2014 Performance- Based RSUs (at Target)(4)	2014 Annual Time-Based RSUs	2014 Performance- Based RSUs (at Target)
Daniel R. Feehan	224.9%	17,512	35,000	33.3%	66.7%
Thomas A Bessant, Jr.	147.0%	10,664	7,500	58.7%	41.3%
J. Curtis Linscott	143.1%	8,340	5,500	60.3%	39.7%

(1)

Share amounts reflect the number of shares of CSH Stock that could be payable under each award. Because the RSUs granted in January 2014 were outstanding on the date of the Enova Spin-off, shares of Enova Stock could be payable upon the vesting of these RSUs in addition to the RSUs payable in CSH Stock shown above. See “Effect of Enova Spin-off on Outstanding RSUs” below for additional information. See also “Outstanding Equity Awards at 2014 Fiscal Year End” for additional information regarding the number of shares of Enova Stock that may be payable upon the vesting of these RSUs.

(2)	Based on the target number of 2014 Performance-Based RSUs shown in the table that could vest if we achieve the 2014-2016 Growth Requirement at target.

(3)	The number of RSUs that were granted was determined by dividing the specified percentage of the named executive officer’s annual base salary as of the grant date by the average closing price of CSH Stock during the 20 trading-day period ending on the day before the grant date.

(4)	Reflects the target number of shares of CSH Stock that may be issuable upon vesting of the 2014 Performance-Based RSUs. The maximum number of shares of CSH Stock that each named executive officer could receive pursuant to the 2014 Performance-Based RSU awards is two times the number of targeted RSUs shown in the table as follows: Mr. Feehan – 70,000; Mr. Bessant – 15,000; and Mr. Linscott – 11,000.

Mr. Feehan’s 2014 Performance-Based RSUs represented 66.7% of his total targeted RSU award, which was higher than the other named executive officers who received 2014 Performance-Based RSUs due to Mr. Feehan’s role within our Company and his leadership position. As our Chief Executive Officer, Mr. Feehan has significant influence over our long-term direction.

As shown in the table below, the 2014 Annual Time-Based RSUs granted to Messrs. Feehan, Bessant and Linscott were the same percentage of base salary as the annual time-based RSUs granted to each officer in 2013. In addition, the Management Development and Compensation Committee elected to increase the target values of the 2014 Performance-Based RSUs granted to Messrs. Feehan, Bessant and Linscott as a percentage of base salary compared with 2013.

Name	2013 Time-Based RSUs as a Percentage of Base Salary	2014 Time-Based RSUs as a Percentage of Base Salary	Target 2013 Performance-Based RSUs as a Percentage of Base Salary	Target 2014 Performance-Based RSUs as a Percentage of Base Salary
Daniel R. Feehan	75%	75%	75%	149.9%
Thomas A Bessant, Jr.	86.3%	86.3%	28.8%	60.7%
J. Curtis Linscott	86.3%	86.3%	28.8%	56.8%

The Management Development and Compensation Committee elected to increase the target values of the 2014 Performance-Based RSUs granted to Messrs. Feehan, Bessant and Linscott as a percentage of base salary when compared to the target values of the performance-based RSUs as a percentage of base salary granted in 2013. The Management Development and Compensation Committee elected to make this increase to more closely link our named executive officers’ 2014 long-term incentive compensation with the long-term financial performance of our Company and to reflect the officers’ contributions to our Company, our strategic initiatives and the efforts that would be required to achieve or exceed the targeted 2014-2016 Growth Requirement. The Management Development and Compensation Committee also felt that having a larger amount of each executive officer’s long-term compensation based on our performance that is “at-risk” and payable in stock will encourage a focus on our long-term growth and further align their interests with those of our shareholders.

Mr. Pepe had not yet joined our Company when the 2014 Annual Time-Based RSUs and the 2014 Performance-Based RSUs were awarded. Mr. Fisher did not receive an annual RSU grant because he received a grant of cash-based performance units, which are described below.

Special Grants of RSUs.

Pepe RSU Grant. On April 17, 2014, the Management Development and Compensation Committee approved an award for Mr. Pepe to be granted on April 18, 2014 (the “Pepe RSU Grant”) under the 2004 LTIP. The RSUs were granted to Mr. Pepe in connection with his offer to join our Company as Executive Vice

President—Chief Information Officer. The award agreement provided that the RSUs granted pursuant to the award would be forfeited if Mr. Pepe did not begin his employment with our Company on or before May 2, 2014. The award consisted of 4,890 RSUs that are scheduled to vest in substantially equal 50% increments on each of April 18, 2015 and April 18, 2016. The number of RSUs granted to Mr. Pepe was determined by dividing $200,000 by the average closing price of CSH Stock for the 20-trading day period ending on the day before the grant date. Because the Pepe RSU Grant was outstanding on the date of the Enova Spin-off, 4,474 shares of Enova Stock could be payable upon the vesting of these RSUs in addition to the RSUs payable in CSH Stock. See “Effect of Enova Spin-off on Outstanding RSUs” below for additional information.

December 2014 RSU Grant. On December 17, 2014, the Management Development and Compensation Committee approved a special one-time award of time-based RSUs to be granted on December 18, 2014 under the 2014 LTIP to Messrs. Bessant, Linscott and Pepe (the “December 2014 RSU Grant,” and together with the Pepe RSU Grant and the 2014 Annual Time-Based RSUs, the “Time-Based RSUs”). These RSUs were granted to certain officers of our Company to reward and recognize them for the significant contributions they had made to advance numerous key strategic initiatives of the Company, such as the Enova Spin-off, the sale of our Mexico locations, the reduction of our short-term consumer lending operations and simplification of our product offerings and the reorganization or our corporate and field operations to reduce administrative expenses, among our other initiatives discussed above under “Executive Summary—Business and Financial Highlights of 2014.” These RSU awards were also intended to provide a retention incentive for these officers and to motivate them to continue their efforts in further advancing the interests and strategic initiatives of our Company.

The value for the December 2014 RSU Grant for each of these named executive officers was based on a multiple of the officer’s base salary in effect on the grant date, which took into account the officer’s contributions in helping us achieve strategic initiatives during 2014 and their expected leadership role and contributions to our ongoing key strategic initiatives. The target values as a percent of base salary for Messrs. Bessant and Linscott were higher than the target value for Mr. Pepe due to the role they played in our 2014 strategic initiatives and with our Company in general. Messrs. Bessant and Linscott were part of the leadership team that provided leadership and guidance to both our Retail Services Division and our E-Commerce Division, and they were also key contributors and played significant leadership roles in all of our strategic initiatives during 2014 and are expected to provide significant leadership for our Company in the future. Mr. Pepe joined our Company in April 2014, and he provided leadership and guidance to our Retail Services Division during 2014 for our strategic initiatives affecting that division, and it is expected that he will provide similar leadership in the future. The number of RSUs granted to each officer was determined by dividing the proposed initial award value by the average closing price of CSH Stock for the 20 consecutive calendar-day period ending on the day before the grant date. The RSUs are scheduled to vest in five equal installments on January 31 of each year, with the first vesting to occur on January 31, 2016 and the final vesting to occur on January 31, 2020. Mr. Feehan intends to retire as our Chief Executive Officer on October 31, 2015 and will become the Chairman of our Board on November 1, 2015 if he is re-elected to the Board at the Annual Meeting; therefore, he did not participate in the December 2014 RSU Grant. At the time the December 2014 RSU Grant was made, the Management Development and Compensation Committee was assessing the potential compensation package that Mr. Feehan will receive as Chairman of the Board and expected such compensation to include an equity grant in the form of RSUs.

The initial award value and its value as a multiple of base salary along with number of RSUs granted to each named executive officer in connection with the December 2014 RSU Grant are shown below:

	Value of December 2014 RSU Grant	Value of December 2014 RSU Grant as a Multiple of Base Salary	Total Number of RSUs Granted Under the December 2014 RSU Grant
Thomas A. Bessant, Jr.	$2,132,100	4.6x	97,315
J. Curtis Linscott	$1,667,776	4.6x	76,120
Victor L. Pepe	$603,750	1.7x	27,560

Because the December 2014 RSU Grant was not outstanding on the date of the Enova Spin-off, these RSUs will only be paid in shares of CSH Stock.

Other Terms of 2014 Special and Annual RSU Grants.

Each RSU holder generally is entitled to receive one share of CSH Stock for each RSU upon vesting. (See “Effect of Enova Spin-off on Outstanding RSUs” below for a discussion of the effect of the Enova Spin-off on RSU grants made prior to November 13, 2014.) An executive officer who leaves our employment for any reason will forfeit any unvested portion of his 2014 RSU awards, except (i) if an executive officer continues to provide services to us as a member of our Board of Directors through the applicable vesting date (excluding the Pepe RSU Grant) or (ii) in the event of certain changes-in-control. In addition, if an executive officer leaves our employment and, if applicable, our Board of Directors, prior to January 1, 2017 and such officer’s age plus tenure with us as of the termination date equals 65 years or more, then a pro rata portion of the 2014 Performance-Based RSUs based on the length of time the officer was continuously employed or serving on our Board of Directors following the grant date of the 2014 Performance-Based RSUs is eligible to vest on January 1, 2017 if we achieve the financial performance goals established for the 2014 Performance-Based RSUs when they were granted. Each named executive officer who received the 2014 annual RSU grant could elect to defer receipt of up to 100% of the shares that otherwise would be receivable when the RSUs vest. In addition, the awards are subject to “clawback” provisions that allow us to recoup all or some of the payments made to our named executive officers pursuant to the awards under certain circumstances when there is a material restatement of our financial results.

Effect of Enova Spin-off on Outstanding RSUs

Our long-term incentive plans and RSU award agreements contain anti-dilution and make-whole provisions based on specified corporate transactions or events, such as the Enova Spin-off. Pursuant to the anti-dilution provisions, the Management Development and Compensation Committee determined that upon vesting and the lapse of any applicable deferral period, each RSU outstanding on the date of the Enova Spin-off would be settled in one share of CSH Stock and 0.915 shares of Enova Stock, which was the same ratio used to determine the number of shares of Enova Stock received by our shareholders in the Enova Spin-off. The RSUs, including the rights to receive Enova Stock, remain subject to the vesting and payment provisions of the outstanding RSU award agreements. The Enova Stock that will be payable upon the vesting of RSUs that were outstanding on the date of the Enova Spin-off will be paid from the shares of Enova Stock that we retained in the Enova Spin-off (which was 20% of the outstanding shares of Enova Stock). If these RSUs do not vest and are forfeited, we will continue to retain the Enova Stock that would have been payable in connection with the forfeited RSUs for a limited time following the forfeiture.

Performance Units. In January 2014, the Management Development and Compensation Committee approved a cash-based grant of 12,225 performance units under the 2004 LTIP (the “2014 Performance Unit Grant”) to Mr. Fisher, who served as the Chief Executive Officer—E-Commerce Division at the time of the grant. The Management Development and Compensation Committee chose to award Mr. Fisher, as the head of our E-Commerce Division, with cash-based performance units that could vest over a three-year period based solely on the performance of the E-Commerce Division to tie a significant portion of Mr. Fisher’s compensation to the achievement of sustained incremental annual growth in earnings in the E-Commerce Division. Mr. Fisher was our only named executive officer who received the 2014 Performance Unit Grant.

The material terms of the 2014 Performance Unit Grant were as follows:

•

At target performance, the total value of Mr. Fisher’s 2014 Performance Unit Grant would be $811,200, which was 150% of Mr. Fisher’s base salary at the time of grant, and the maximum amount that could be paid to Mr. Fisher under the 2014 Performance Unit Grant was $2,433,600 (or 300% of target).

•

Subject to continued employment with the Company and the achievement of a 10% compound annual growth rate (“CAGR”) in EBITDA of the E-Commerce Division on each of the vesting dates (the “EBITDA Growth Requirement”), the performance units were scheduled to vest as follows: 12.5% of the award on January 1, 2015, 37.5% of the award on January 1, 2016 and 50% of the award on January 1, 2017. For purposes of the 2016 and 2017 vesting dates, Mr. Fisher’s employment was to be treated as continuing through each vesting date if he were to voluntarily terminate his employment between February 1, 2015 and December 31, 2015 and met certain notice requirements.

•	If the EBITDA Growth Requirement was not met on any vesting date, the performance units scheduled to vest on that date were to be forfeited.

•

The performance unit award agreement provided that the portion of the performance units vesting on January 1, 2015, 2016 and 2017 were to be valued based on the increase in EBITDA for the E-Commerce Division for 2014, 2015 and 2016, respectively compared with EBITDA for the E-Commerce Division for 2013.

•

The performance unit award agreement also provided that, if an Enova Event occurred, vesting and payment of the performance units scheduled to vest within twelve months of such event would be accelerated, subject to achievement of the EBITDA Growth Requirement, and the remaining unvested portion of the award would be forfeited. The portion of the performance units vesting as a result of an Enova Event occurring other than on the last day of a month would be valued based on the increase in EBITDA for the E-Commerce Division for the twelve-calendar month period ending prior to the Enova Event compared with EBITDA for the E-Commerce Division for 2013.

•

Payments for all performance units that vested were to be made within a reasonable period of time each year following the Management Development and Compensation Committee’s certification that the vesting requirements have been met.

•

In addition, the performance unit award agreement contains a “clawback” provision that allows us to recoup all or some of the payments made to Mr. Fisher pursuant to the award under certain circumstances when there is a material restatement of our financial results.

As a result of the Enova Spin-off, 12.5% of Mr. Fisher’s 2014 Performance Unit Grant vested on the date of the Enova Spin-off, or November 13, 2014, and the remainder of the performance units were forfeited. The amount paid to Mr. Fisher for these performance units that vested as a result of the Enova Spin-off was $310,718, which is included in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table. Mr. Fisher no longer has any performance units outstanding under this award.

Retirement and Other Policies and Practices Related to Our Executive Compensation Program.

During 2014, all of our named executive officers other than Messrs. Pepe and Fisher were eligible to participate in our 401(k) plan, our Nonqualified Savings Plan and our Supplemental Executive Retirement Plan (“SERP”) (collectively, the “Cash America Plans”). Mr. Pepe was eligible to participate in our 401(k) plan and our SERP, but was not yet eligible to participate in our Nonqualified Savings Plan. Mr. Fisher was eligible to participate in a separate Enova 401(k) plan, Enova Nonqualified Savings Plan and Enova Supplemental Executive Retirement Plan (the “Enova SERP”) (collectively, the “Enova Plans”) established in July 2012 for eligible Enova employees. The descriptions herein are applicable to the Cash America Plans. The Enova Plans, as in effect prior to the Enova Spin-off, were substantially similar to the Cash America Plans, except CSH Stock was not available as an investment option for contributions under the Enova 401(k) plan, and the Enova Nonqualified Savings Plan imposed a lower limit on deferrals of STI awards and annual bonuses. Upon the Enova Spin-off, the Enova Plans became the sole responsibility of Enova. We offer the Cash America Plans and offered the Enova Plans prior to the Enova Spin-off to provide our executives and other eligible employees with retirement savings vehicles that are competitive in the marketplace in which we compete for talent. We do not maintain a defined-benefit retirement plan.

401(k). We match 50% of the first 5% of pay that each named executive officer contributes to our 401(k) plan. All employee contributions are fully vested upon contribution. Our matching contributions vest over an employee’s first five years of service with us and are fully vested for employees who have five or more years of service. Employees may select from among several mutual funds and CSH Stock when investing their 401(k) account funds. Messrs. Feehan, Bessant and Linscott have more than five years of service with us and are fully vested. Mr. Pepe was not vested in any portion of our matching contributions as of December 31, 2014. Mr. Fisher was vested in 20% of our matching contributions in the Enova 401(k) when he resigned from his position as our Chief Executive Officer—E-Commerce Division immediately prior to the Enova Spin-off. All 401(k) plan contributions made by us during 2014 are included in the “All Other Compensation” column of the Summary Compensation Table.

Nonqualified Savings Plan. Our Nonqualified Savings Plan is a nonqualified retirement savings plan into which eligible employees, including eligible named executive officers, can contribute portions of their salary in excess of the 401(k) plan contribution limits. Nonqualified Savings Plan participants can also defer up to 100% of their STI awards and annual bonuses. If a participant’s pay exceeds the amount that can be taken into account for contributions permissible to our 401(k) plan, we will match 50% of the first 5% of the participant’s pay in excess of the 401(k) plan limit that the participant contributes to the Nonqualified Savings Plan; however, if a participant participates in both the 401(k) plan and Nonqualified Savings plans, our combined match to both plans will be limited to 50% of the first 5% of the participant’s pay. Our matching contributions vest over the first five years of an employee’s service with us and are fully vested for employees who have five or more years of service. The rate of return of a participant’s Nonqualified Savings Plan account is determined by the rate of return on deemed investments in mutual funds that the participant selects. Nonqualified Savings Plan participants’ deemed investment options are generally the same as the investment options available under our 401(k) plan, except that CSH Stock is not available as an investment option under the Nonqualified Savings Plan. Messrs. Feehan, Bessant and Linscott have more than five years of service with us and are fully vested. Mr. Fisher was vested in 20% of our matching contributions in the Enova Nonqualified Savings Plan when he resigned from his position as our Chief Executive Officer—E-Commerce Division immediately prior to the Enova Spin-off. Nonqualified Savings Plan contributions made by us during 2014 are included in the “All Other Compensation” column of the Summary Compensation Table.

We will generally distribute each participant’s Nonqualified Savings Plan account in a lump sum shortly after the participant’s employment with us terminates. Alternatively, a participant can elect to receive a portion of his or her Nonqualified Savings Plan account at a later date or receive payments in up to 10 annual installments. Most officers cannot receive a distribution of any portion of their account that vested after 2004 during the first six months after their separation from service. A participant generally may not receive any portion of his or her Nonqualified Savings Plan account while employed, unless the participant makes an in-service distribution election before the deferred compensation is earned or suffers a severe financial hardship. A participant may also withdraw all or any portion of his or her account that vested before 2005, but would forfeit 15% of the amount withdrawn while still employed by us.

We may distribute Nonqualified Savings Plan benefits from a Rabbi trust associated with the Nonqualified Savings Plan or from our general assets or those of the entity that is the participant’s employer. A participant would have the rights of a general unsecured creditor of us or of the entity that is his or her employer to the extent he or she is owed benefits under the Nonqualified Savings Plan.

Supplemental Executive Retirement Plan. In addition to our contributions to the 401(k) plan and Nonqualified Savings Plan, we provide SERP benefits for our named executive officers as a supplement to their retirement benefits. Our SERP is a defined contribution nonqualified deferred compensation plan. After the end of each plan year, we make supplemental SERP contributions at our discretion that are credited to the SERP account of each named executive officer who was employed by us on the last day of the calendar year. The rate of return of a participant’s SERP account is determined by the rate of return on deemed investments in mutual funds that the participant selects. SERP participants’ deemed investment options are generally the same as the investment options available under the 401(k) plan, except that CSH Stock is not available as an investment option under our SERP. Participants vest in their SERP accounts over their first five years of service with us and are fully vested in their SERP accounts and new contributions to those accounts after that five year period. Messrs. Feehan, Bessant and Linscott have more than five years of service with us and are fully vested. Mr. Pepe was not vested in any portion of his SERP balance on December 31, 2014. Mr. Fisher was vested in 20% of his Enova SERP balance when he resigned from his position as our Chief Executive Officer—E-Commerce Division immediately prior to the Enova Spin-off.

We will distribute each participant’s SERP account generally as a lump sum soon after the participant’s employment with us terminates. A SERP participant may, however, elect to defer receipt of the SERP account for up to an additional five years beyond his or her employment termination and may also elect to receive the SERP account in up to ten annual installments following termination rather than in a single payment. Most officers cannot receive a distribution of any portion of their account that vested after 2004 during the first six months after their separation from service. A participant generally may not withdraw any portion of his SERP account during employment, except in the case of a severe financial hardship. A participant may also withdraw the portion of his or her account that vested before 2005, but would forfeit 15% of the amount withdrawn while still employed by us. We may pay for SERP benefits from a Rabbi trust associated with the SERP or from our general assets or those of the entity that is the participant’s employer. A participant would have the rights of a general unsecured creditor of us or the entity that is his or her employer for any SERP benefits he or she is owed under the SERP.

Each year the Management Development and Compensation Committee determines the amount, if any, of the supplemental contribution to be made to the SERP for our named executive officers for the plan year. The targeted (but non-binding) amount of the supplemental contribution for each plan year is a percentage of each participant’s compensation. The compensation on which the supplemental contribution is based is base salary, plus the lesser of (i) such participant’s target STI award and other annual cash bonus payable during the plan year for the preceding year’s performance or (ii) the actual STI award and other annual cash bonus paid during the plan year based on the preceding year’s performance. The contribution amounts are prorated for the portion of the year that a participant was eligible to participate in the SERP, and are credited to the participant’s SERP account in January or February of the following year. The 2014 SERP contribution made for each of Messrs. Feehan, Bessant and Linscott was 10.5% of the executive officer’s combined (i) base salary paid during 2014 and (ii) actual STI and discretionary bonus paid during 2014 based on 2013 performance. Because Mr. Pepe joined our Company in 2014 and did not receive an STI or annual bonus based on 2013 performance, his SERP contribution for 2014 was 10.5% of his base salary paid during the 2014. Because Mr. Fisher resigned from his position as our Chief Executive Officer – E-Commerce Division immediately prior to the Enova Spin-off, we did not pay Mr. Fisher an Enova SERP contribution for 2014. SERP contributions made by us for 2014 are included in the “All Other Compensation” column of the Summary Compensation Table.

Perquisites and Other Personal Benefits. We provide perquisites and other personal benefits to our named executive officers. The Management Development and Compensation Committee believes the perquisites and personal benefits that we provide are reasonable and consistent with our overall compensation program and help us to attract and retain superior employees for key positions. The perquisites and personal benefits we provided during 2014 were less than $31,000 for each named executive officer and consisted of supplemental life insurance premium payments for our Chief Executive Officer and supplemental health care and insurance benefits for all of our named executive officers. A description and the attributed costs of these perquisites and personal benefits for the named executive officers for the year ended December 31, 2014 are included in the “All Other Compensation” column of the Summary Compensation Table and described in the notes to that table.

Equity Ownership. We encourage ownership of CSH Stock by our directors and our executive officers. In January 2012, the Management Development and Compensation Committee established the following stock ownership guidelines for the amount of CSH Stock that each director and executive officer should beneficially own as a multiple of annual retainer or base salary, respectively:

Position as of December 31, 2014	Ownership Requirement (multiple of base salary or annual retainer, as applicable)	Ownership Requirement met as of December 31, 2014
Chief Executive Officer	6X	Yes
Other Executive Officers	3X	Yes
All Directors	5X	Yes

As of December 31, 2014, each of our named executive officers who were employed by us on that date and each of our directors met our stock ownership requirements. Executive officers who become subject to the guidelines are required to achieve the applicable stock ownership level within five years of first becoming subject to the guidelines. If an individual who is subject to the ownership guidelines becomes subject to a greater ownership amount due to promotion or an increase in base salary, the individual is expected to meet the higher ownership amount within the later of the original period or three years from the effective date of the promotion or salary change.

The Management Development and Compensation Committee is responsible for monitoring compliance with these guidelines for our executive officers, and the Nominating and Corporate Governance Committee is responsible for monitoring compliance with these guidelines by our directors. Compliance with the guidelines is evaluated as of December 31 of each year and is determined by dividing the executive’s salary or the director’s retainer, as applicable, by the highest share price for CSH Stock over the prior 12-month period. Shares that will be counted towards the stock ownership requirement include shares owned directly in certificated form or through a brokerage account, vested time-based and performance-based RSUs, unvested time-based RSUs, shares owned indirectly and shares attributable to a participant’s vested account balance in any savings or retirement plans or in any deferred compensation plans.

In addition, each of our named executive officers have received grants of RSUs that have vesting provisions that are both time- and performance-based as more fully described under “Long-Term Incentive Compensation—RSUs.” These grants encourage ownership of our stock on a long-term basis. Our Insider Trading Policy also encourages holding our stock over the long-term for investment purposes and does not permit margining, pledging, hedging, short sales of or trading options related to our stock by any director, officer or employee.

Tax and Accounting Matters.

Deductibility of Executive Compensation. The Management Development and Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m), which provides that we may not deduct compensation of more than $1 million that is paid to certain executive officers. This limitation does not apply to certain “performance-based” pay. The Management Development and Compensation Committee may, in certain situations, approve compensation that will not meet these deductibility requirements in order to ensure competitive levels of compensation for our named executive officers and to award compensation that is in accordance with its philosophy. Our performance-based RSUs and our cash-based performance units that we have granted were intended to be excluded from the $1 million deduction limit because they are paid based on achievement of pre-determined performance goals established by the Management Development and Compensation Committee pursuant to the 2004 LTIP. In addition, the Management Development and Compensation Committee may use, and has in the past used, the Cash America International, Inc. First Amended and Restated Senior Executive Bonus Plan (the “SEBP”) that was approved by our shareholders at our 2012 Annual Meeting of Shareholders to make STI awards intended to qualify as “performance-based compensation” under Section 162(m).

Nonqualified Deferred Compensation. Section 409A governs the tax treatment of nonqualified deferred compensation arrangements. Plans and awards that provide for deferred compensation must comply with the requirements of Section 409A regarding the timing of participants’ elections to defer compensation, the events that can trigger the payment of deferred compensation and the timing of such payments. Most officers may not begin to receive deferred compensation that is payable by reason of separation from service until six months after the officer separates from service. Details about the amounts deferred by each of our named executive officers during 2014 under our nonqualified deferred compensation arrangements are provided under the Nonqualified Deferred Compensation for Fiscal 2014 table.

Compensation Prior to 2014.

Below is a discussion of performance-based RSUs granted to certain of our named executive officers in 2011 and 2012 and our cash-based performance units granted to our former Chief Executive Officer—E-Commerce Division in 2013. These grants are a part of our long-term incentive compensation program and reflect our pay for performance philosophy. The performance-based RSUs discussed below that were granted in 2011 and 2012 were only eligible to vest if we met certain growth requirements in our EPS over a three-year period. As evidenced below, when we do not meet these growth requirements, our named executive officers will not receive payment. In addition, the cash-based performance units were only eligible to vest and for payment if our E-Commerce Division achieved a certain level of EBITDA growth.

Performance-Based RSUs Granted in January 2012 Scheduled to Vest in January 2015.

In January 2012, the Management Development and Compensation Committee awarded RSUs under the 2004 LTIP to Messrs. Feehan, Bessant and Linscott. A portion of these RSUs were time-based and vest in 25% increments on February 24, 2013 and each January 31 of 2014, 2015 and 2016, and a portion of these RSUs were performance-based (the “2012 Performance-Based RSUs”) and eligible to vest in a lump sum on January 1, 2015. No portion of the 2012 Performance-Based RSUs would vest unless we achieved a threshold compounded annual growth rate in diluted EPS for the three-year period ending December 31, 2014 (the “2012-2014 Growth Requirement”). The threshold, target and maximum amount of the 2012 Performance-Based RSUs that were eligible to vest on January 1, 2015 based on our 2012-2014 Growth Requirement are set forth below:

	2012-2014 Growth Requirement	Percentage of Targeted 2012 Performance- Based RSUs Eligible to Vest on January 1, 2015(1)
Threshold	7.5%	4%
Target	10.0%	100%
Maximum	20.0% or greater	200%

(1)	If the threshold 2012-2014 Growth Requirement was exceeded, the 2012 Performance-Based RSUs would vest ratably from a threshold percentage up to 100% of the target number of 2012 Performance-Based RSUs granted, and if the target growth requirement was exceeded, the 2012 Performance-Based RSUs would vest ratably from the target number of RSUs up to the maximum number of RSUs that could vest under this grant.

Because the 2012 Performance-Based RSUs were outstanding on the date of the Enova Spin-off, any portion that vested would have been settled in CSH Stock and Enova Stock. (See “Long-term Incentive Compensation—Effect of Enova Spin-off on Outstanding RSUs”.) Because we did not meet the threshold 2012-2014 Growth Requirement, none of the 2012 Performance-Based RSUs vested as set forth below:

Name	Number of Shares Payable Under 2012 Performance- Based RSUs that Vested on January 1, 2015	Number of Shares That Could Have Been Paid Under 2012 Performance-Based RSUs that were Forfeited on January 1, 2015 (based on Target Number of 2012 Performance-Based RSUs Granted)(1)
Daniel R. Feehan
CSH Stock	0	14,080
Enova Stock	0	12,883
Thomas A Bessant, Jr.
CSH Stock	0	2,858
Enova Stock	0	2,615
J. Curtis Linscott
CSH Stock	0	2,235
Enova Stock	0	2,045

(1)	The number of shares that could have been payable if the maximum number of the 2012 Performance-Based RSUs had vested is two times the target numbers shown in this column. The number and value of the shares that could have been paid under the 2012 Performance-Based RSUs that were forfeited (based on the closing price of CSH Stock and Enova Stock as of December 31, 2014 of $22.62 and $22.26, respectively, and the maximum number of RSUs that could have vested) were as follows: Mr. Feehan – 28,160 shares of CSH Stock valued at $636,979 and 25,766 shares of Enova Stock valued at $573,551 (for a total combined value of $1,210,530); Mr. Bessant – 5,716 shares of CSH Stock valued at $129,296 and 5,230 shares of Enova Stock valued at $116,420 (for a total combined value of $245,716); and Mr. Linscott – 4,470 shares of CSH Stock valued at $101,111 and 4,090 shares of Enova Stock valued at $91,043 (for a total combined value of $192,154).

Performance-Based RSUs Granted in January 2011 Scheduled to Vest in January 2014.

In January 2011, the Management Development and Compensation Committee awarded RSUs under the 2004 LTIP to Messrs. Feehan, Bessant and Linscott. A portion of these RSUs were time-based and vest in 25% increments on February 25, 2012 and each January 31 of 2013, 2014 and 2015, and a portion of these RSUs were performance-based (the “2011 Performance-Based RSUs”) and eligible to vest in a lump sum on January 1, 2014. No portion of the 2011 Performance-Based RSUs would vest unless we achieved a threshold compounded annual growth rate in diluted EPS for the three-year period ending December 31, 2013 (the “2011-2013 Growth Requirement”). The threshold, target and maximum amount of the 2011 Performance-Based RSUs that were eligible to vest on January 1, 2014 based on our 2011-2013 Growth Requirement are set forth below:

	2011-2013 Growth Requirement	Percentage of Targeted 2011 Performance- Based RSUs Eligible to Vest on January 1, 2014(1)
Threshold	7.5%	4%
Target	10.0%	100%
Maximum	20.0% or greater	200%

(1)	If the threshold 2011-2013 Growth Requirement was exceeded, the 2011 Performance-Based RSUs would vest ratably from a threshold percentage up to 100% of the target number of 2011 Performance-Based RSUs granted, and if the target growth requirement was exceeded, the 2011 Performance-Based RSUs would vest ratably from the target number of RSUs up to the maximum number of RSUs that could vest under this grant.

We achieved the performance goals under the 2011-2013 Growth Requirement to the extent that 35% of the targeted number of 2011 Performance-Based RSUs vested (or 17.5% of the maximum number of 2011 Performance-Based RSUs) and our named executive officers acquired a vested right to receive the following number of shares of CSH Stock under the 2011 Performance-Based RSUs in January 2014:

Name	2011 Performance-Based RSUs that Vested on January 1, 2014(1)	2011 Performance-Based RSUs that were Forfeited on January 1, 2014 (based on Target Number of 2011 Performance-Based RSUs Granted) (2)	Total Target Number of 2011 Performance-Based RSUs Granted
Daniel R. Feehan	5,645	10,481	16,126
Thomas A Bessant, Jr.	1,141	2,118	3,259
J. Curtis Linscott	892	1,656	2,548

(1)	The value of the 2011 Performance-Based RSUs that vested (based on the closing price of CSH Stock as of December 31, 2013 of $38.30) was: Mr. Feehan – $216,204; Mr. Bessant – $43,700; and Mr. Linscott – $34,164.

(2)	The maximum number of 2011 Performance-Based RSUs that could have vested is two times the number of RSUs shown in this column. The number and value of the 2011 Performance-Based RSUs that were forfeited (based on the closing price of CSH Stock as of December 31, 2013 of $38.30 and the maximum number of RSUs that could have vested) were as follows: Mr. Feehan – 26,607 RSUs valued at $1,019,048; Mr. Bessant – 5,378 RSUs valued at $205,977; and Mr. Linscott – 4,203 RSUs valued at $160,975.

Performance Units Granted in 2013.

In March 2013, the Management Development and Compensation Committee approved a cash-based grant of 13,668 performance units under the 2004 LTIP (the “2013 Performance Unit Grant”) to Mr. Fisher. At target performance, the total value of Mr. Fisher’s 2013 Performance Unit Grant would have been $787,500, which was 150% of Mr. Fisher’s base salary, and the maximum amount that could have been paid to Mr. Fisher under the 2013 Performance Unit Grant was $2,362,500 (or 300% of target). The 2013 Performance Unit Grant was scheduled to vest over a three-year period, with 12.5% of the award vesting on January 1, 2014, 37.5% of the award vesting on January 1, 2015 and 50% of the award vesting on January 1, 2016. The 2013 Performance Unit Grant was subject to the achievement of a 10% CAGR in EBITDA of the E-Commerce Division on each of the vesting dates (the “2013 Performance Unit EBITDA Growth Requirement”) and payments for which were to be valued based on the increase in EBITDA for the E-Commerce Division for 2013, 2014 and 2015, respectively compared with EBITDA for the E-Commerce Division for 2012. The material terms of the 2013 Performance Unit Grant were substantially similar to those of the 2014 Performance Units discussed above under “Long-Term Incentive Compensation—Performance Units,” including the provision that provided for vesting and valuation of the performance units if an Enova Event (excluding a potential sale of Enova) were to occur. The table below sets forth the payments made to Mr. Fisher during 2014 in connection with the vesting.

Name	Payment Made in January 2014 for 12.5% of 2013 Performance Unit Grant that Vested on January 1, 2014(1)	Payment Made in November 2014 for 37.5% of 2013 Performance Unit Grant that Vested upon the Enova Spin-off(2)
David A. Fisher	$118,518	$661,804

(1)	These performance units were valued based on the increase in EBITDA for the E-Commerce Division for 2013 compared with EBITDA for the E-Commerce Division for 2012. This payment was made in 2014; however, it was based on the performance of the E-Commerce Division for 2013.

(2)	Upon the Enova Spin-off, 37.5% of Mr. Fisher’s 2013 Performance Unit Grant, which were the performance units scheduled to vest within twelve months following the Enova Spin-off, vested. These performance units were valued based on the increase in EBITDA for the E-Commerce Division for the twelve-calendar month period ending prior to the Enova Spin-off compared with EBITDA for the E-Commerce Division for 2012.

The payments made in connection with the portion of the 2013 Performance Unit Grant that vested in January 2014 and November 2014 are included in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table for 2013 and 2014, respectively. The remaining 50% of the performance units under Mr. Fisher’s 2013 Performance Unit Grant were forfeited following the Enova Spin-off, and Mr. Fisher no longer has any performance units outstanding under this award.

Risk Considerations in our Compensation Programs

During 2014, we conducted an annual risk assessment of our compensation policies and practices. The Management Development and Compensation Committee, with the assistance of management, reviewed the elements of our compensation programs to determine whether any portion of our compensation practices encouraged excessive risk taking and concluded that our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us. The Management Development and Compensation Committee believes that the mix and design of the elements of executive and non-executive compensation do not encourage management to assume excessive risk taking for the following reasons:

•

We structure our pay to consist of both fixed and variable compensation for our employees. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our financial performance or the performance of our stock price so that executives do not feel pressured to focus exclusively on our financial performance or our stock price performance to the detriment of other important business metrics. The variable (cash short-term incentive and equity and cash-based long-term incentive) portions of compensation are designed to reward both short- and long-term financial performance.

•

For short-term performance, our STI plan is intended to provide annual cash payments that are awarded based on achievement of earnings goals established by the Management Development and Compensation Committee within the first 90 days of our plan year. In addition, the 2014 maximum STI award opportunity for all of our employees, including our named executive officers, was subject to a cap of 200% of their respective Target Awards.

•

For long-term performance, the annual RSU awards for our named executive officers other than the former Chief Executive Officer—E-Commerce Division are comprised of both a time-based vesting component that vests over four years and provides an underlying stable platform for equity ownership and a performance-based component that requires an improved EPS over a three-year period in order to vest and provides a substantial upside reward for significant long-term growth in EPS. Our former Chief Executive Officer—E-Commerce Division received cash-based long-term incentive awards for which payment was dependent upon sustained incremental annual growth in earnings in our E-Commerce Division. Significant weighting towards long-term incentive compensation discourages short-term risk taking.

•

In addition, our STI plan, our 2004 LTIP, our 2014 LTIP, award agreements for RSU and performance unit grants made under our 2004 LTIP and our 2014 LTIP, the SEBP, our Executive Change-in-Control Severance Agreements and our Chief Executive Officer’s Employment Agreements all contain clawback provisions that would allow us to recoup certain compensation and awards paid to our named executive officers in certain circumstances in the event that there is a material restatement of our financial results.

Management Development and Compensation Committee Report

The Management Development and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the Management Development and Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

MEMBERS OF THE

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

James H. Graves, Chairman

Daniel E. Berce

B.D. Hunter

Summary Compensation Table

The following table and footnotes discuss the compensation of our named executive officers for fiscal 2014. In addition to the footnotes to this table, please see “Compensation Discussion and Analysis” for a detailed description and narrative discussion of the fiscal 2014 compensation with respect to each named executive officer.

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)(1)(2)		Stock Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(1)(4)			All Other Compensation ($)(5)		Total ($)
Daniel R. Feehan CEO and President (Principal Executive Officer)	2014 2013 2012	$ $ $	873,539 850,000 848,077	$	— 155,550 —	$ $ $	3,206,440 2,050,255 1,831,949	$ $	1,751,000 145,350 —		$ $ $	175,786 128,234 246,589	$ $ $	6,006,765 3,329,389 2,926,615

Thomas A. Bessant, Jr. Executive Vice President – CFO (Principal Financial Officer)	2014 2013 2012	$ $ $	462,461 450,000 448,846	$	— 57,645 —	$ $ $	3,019,951 693,488 619,671	$ $	648,900 53,865 —		$ $ $	105,345 82,572 120,440	$ $ $	4,236,657 1,337,570 1,188,957

J. Curtis Linscott Executive Vice President, General Counsel and Secretary	2014 2013 2012	$ $ $	361,748 352,000 351,077	$	— 45,092 —	$ $ $	2,335,302 542,546 484,790	$ $	507,584 42,134 —		$ $ $	89,095 69,832 100,930	$ $ $	3,293,729 1,051,604 936,797

Victor L. Pepe(6) Executive Vice President – Chief Information Officer	2014		$228,846		$61,250		$804,264		$242,550			$47,553		$1,384,463

David A. Fisher(7) Chief Executive Officer – E-Commerce Division	2014 2013	$ $	476,577 472,500		— —	$	— 687,189	$ $	972,522 641,659	(8) (9)	$ $	40,894 77,008	$ $	1,489,993 1,878,356

(1)	Portions of the amounts in these columns have been deferred under our 401(k) plans or our Nonqualified Savings Plans for certain named executive officers.

(2)	The 2014 amount for Mr. Pepe reflects a discretionary bonus payment made in 2015 based on our 2014 performance and related considerations. See “Compensation Discussion and Analysis—2014 Compensation—Short-Term Incentive Compensation Plan and Bonus” for additional information. The 2013 amounts for Messrs. Feehan, Bessant and Linscott reflect discretionary bonus payments made in 2014 based on our 2013 performance and related considerations.

(3)	Our 2014 annual RSU grants, which excludes the Pepe RSU Grant and the December 2014 RSU Grant, include both time- and performance-based RSUs. The Pepe RSU Grant and the December 2014 RSU Grant consisted only of time-based RSUs. See “Compensation Discussion and Analysis—2014 Compensation—Long-Term Incentive Compensation—RSUs” for additional information.

The amounts shown represent the grant date fair value in compliance with ASC 718. In accordance with ASC 718, the amounts in this column were calculated by multiplying the closing price of CSH Stock on the last trading day before the grant date, which was $36.64 for the 2014 Annual Time-Based RSUs and the 2014 Performance Based RSUs, $44.03 for the Pepe RSU Grant, $21.37 for the December 2014 RSU Grant, $48.19 for the RSUs granted to Mr. Fisher in 2013, $50.18 for the RSUs granted to Messrs. Feehan, Bessant and Linscott in 2013 and $43.37 for the RSUs granted to Messrs. Feehan, Bessant and Linscott in 2012, by the following:

(a)	the number of time-based RSUs granted, plus

(b)	the maximum number of performance-based RSUs that may vest under each award, which is two times the target number of performance-based RSUs that were granted and is the amount we estimated as the most probable outcome at the time of grant.

The amounts shown in this column do not reflect the compensation actually received by the named executive officer. The actual value, if any, that the named executive officer may realize is contingent upon the satisfaction of the conditions to vesting in that award, including our achieving the applicable growth requirement with respect to the performance-based RSUs, including the 2014-2016 Growth Requirement for the 2014 Performance-Based RSUs. No portion of the 2012 Performance-Based RSUs vested on January 1, 2015 based on the 2012-2014 Growth Requirement. See “Compensation Discussion and Analysis—Compensation Prior to 2014—Performance-Based RSUs Granted in January 2012 Scheduled to Vest in January 2015” for additional information regarding the 2012 Performance-Based RSUs that were forfeited.

(4)	The amounts shown for Messrs. Feehan, Bessant, Linscott and Pepe in 2014 represent payments made pursuant to and in accordance with the terms of our 2014 STI plan. The 2014 STI payments were paid in 2015 and were based on 2014 performance. See “Compensation Discussion and Analysis—2014 Compensation—Short-Term Incentive Compensation Plan and Bonus” for additional information.

(5)	The 2014 amounts shown include the following:

Name	Nonqualified Savings Plan Contributions by the Company	SERP Contributions by the Company(a)	401(k) Contributions by the Company	Perquisites, Personal Benefits and Other(b)	Total
Mr. Feehan	$22,861	$123,316	$6,500	$23,109	$175,786
Mr. Bessant	$7,849	$60,267	$6,500	$30,729	$105,345
Mr. Linscott	$4,724	$47,142	$6,500	$30,729	$89,095
Mr. Pepe	—	$24,029	$3,029	$20,495	$47,553
Mr. Fisher	$10,400	—	$6,500	$23,994	$40,894

(a)	Includes contributions made by us in 2015 that were earned in 2014.

(b)	Mr. Feehan’s amount includes our payments of supplemental health insurance premiums and supplemental life insurance premiums. The amounts for Messrs. Bessant, Linscott, Pepe and Fisher represent our payments of supplemental health insurance premiums. Except for the supplemental health insurance premiums shown for Messrs. Bessant and Linscott, none of the individual amounts of these payments exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for the applicable named executive officer. The supplemental health insurance premiums included are the actual payments made by us for such premiums.

(6)	Mr. Pepe joined our Company on April 28, 2014.

(7)	Mr. Fisher resigned from his position as our Chief Executive Officer—E-Commerce Division immediately prior to the Enova Spin-off. As a result, we did not make a payment to Mr. Fisher under our 2014 STI plan or a contribution under the Enova SERP for 2014.

(8)	Includes payments in the amount of (a) $310,718 for 12.5% of the performance units granted under the 2014 Performance Unit Grant and (b) $661,804 for 37.5% of the performance units granted under the 2013 Performance Unit Grant, each of which vested upon the Enova Spin-off and were valued based on the EBITDA of our E-Commerce Division during the twelve-month period ending October 31, 2014 compared to the EBITDA of our E-Commerce Division for 2013 and 2012, respectively. See “Compensation Discussion and Analysis—2014 Compensation—Long-Term Incentive Compensation—Performance Units” and “Compensation Discussion and Analysis—Compensation Prior to 2014—Performance Units Granted in 2013” for additional information.

(9)	Includes payments in the amount of (a) $523,141 paid under our 2013 STI plan and (b) $118,518 for 12.5% of the performance units granted under the 2013 Performance Unit Grant that vested on January 1, 2014 and which was valued based on the EBITDA of our E-Commerce Division during 2013 compared to 2012, all of which was paid in 2014. See “Compensation Discussion and Analysis—Compensation Prior to 2014—Performance Units Granted in 2013” for additional information.

Grants of Plan-Based Awards for Fiscal 2014

The following table and footnotes provide information about equity and non-equity awards made during 2014 to our named executive officers under our STI plan, the 2004 LTIP and the 2014 LTIP (including RSUs and performance units granted under the 2004 LTIP and RSUs granted under the 2014 LTIP). In addition to the footnotes to this table, please see “Compensation Discussion and Analysis” for a detailed description and narrative discussion of the fiscal 2014 grants of plan-based awards with respect to each named executive officer.

			Management Development and Compensation Committee Approval Date (if Different From Grant Date)	Performance Units Granted (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant Date				Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)
Daniel R. Feehan	1/21/14	(4)	—	—	—	$875,500	$1,751,000	—	—	—	—	—
	1/21/14	(5)	—	—	—	—	—	17,500	35,000	70,000	—	$2,564,800
	1/21/14	(5)	—	—	—	—	—	—	—	—	17,512	$641,640

Thomas A. Bessant, Jr.	1/21/14	(4)	—	—	—	$324,450	$648,900	—	—	—	—	—
	1/21/14	(5)	—	—	—	—	—	3,750	7,500	15,000	—	$549,600
	1/21/14	(5)	—	—	—	—	—	—	—	—	10,664	$390,729
	12/18/14		12/17/14	—	—	—	—	—	—	—	97,315	$2,079,622

J. Curtis Linscott	1/21/14	(4)	—	—	—	$253,792	$507,584	—	—	—	—	—
	1/21/14	(5)	—	—	—	—	—	2,750	5,500	11,000	—	$403,040
	1/21/14	(5)	—	—	—	—	—	—	—	—	8,340	$305,578
	12/18/14		12/17/14	—	—	—	—	—	—	—	76,120	$1,626,684

Victor L. Pepe	4/28/14	(4)	4/17/14	—	—	$245,000	$490,000	—	—	—	—	—
	4/18/14	(5)	4/17/14	—	—	—	—	—	—	—	4,890	$215,307
	12/18/14		12/17/14	—	—	—	—	—	—	—	27,560	$588,957

David A. Fisher	1/21/14	(4)	—	—	—	$404,561	$809,122	—	—	—	—	—
	1/21/14	(6)	—	12,225	$67,601	$811,200	$2,433,600	—	—	—	—	—

(1)	Includes only the 2014 Performance-Based RSUs granted under our 2004 LTIP in 2014. See “Compensation Discussion and Analysis—2014 Compensation—Long-Term Incentive Compensation—RSUs—Annual Time-Based and Performance Based RSU Grant” for additional information regarding the 2014 Performance-Based RSUs.

(2)	Includes the 2014 Annual Time-Based RSUs and the Pepe RSU Grant that were granted under our 2004 LTIP and the December 2014 RSU Grant that was made under our 2014 LTIP in 2014. See “Compensation Discussion and Analysis—2014 Compensation—Long-Term Incentive Compensation—RSUs” for additional information regarding the Time-Based RSUs.

(3)	The amounts shown represent the grant date fair value in compliance with ASC 718 for the 2014 Performance-Based RSUs granted under our 2004 LTIP and the Time-Based RSUs that were granted under our 2004 LTIP and our 2014 LTIP. In accordance with ASC 718, the grant date fair value of the RSUs is based on the closing price of CSH Stock on the last trading day before the grant date, which was $36.64 for the 2014 Annual Time-Based RSUs and the 2014 Performance-Based RSUs, $44.03 for the Pepe RSU Grant and $21.37 for the December 2014 RSU Grant. The grant date fair value of the 2014 Performance-Based RSUs is based on the maximum number of RSUs that may vest under the award, which we estimated as the most probable outcome at the time of grant.

(4)	Represents potential cash-based payments under our 2014 STI plan. See “Compensation Discussion and Analysis—2014 Compensation—Short-Term Incentive Compensation Plan and Bonus” for additional information regarding our 2014 STI plan, including a description of the threshold, target and maximum payments under the plan. The actual payments that our named executive officers received under our 2014 STI plan are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(5)	These RSUs were granted prior to the Enova Spin-off and will be payable in shares of CSH Stock and Enova Stock upon vesting. See “Compensation Discussion and Analysis—2014 Compensation—Long-Term Incentive Compensation—RSUs—Effect of Enova Spin-off on Outstanding RSUs” for additional information. See also footnotes one and three of the “Outstanding Equity Awards at 2014 Fiscal Year End” table for the number of shares of Enova Stock in addition to CSH Stock that may be payable for each of these RSU awards upon vesting.

(6)	Represents a grant of 12,225 cash-based performance units in connection with the 2014 Performance Unit Grant to Mr. Fisher that was made under the 2004 LTIP. The threshold value was not specified in Mr. Fisher’s performance unit award agreement, but our E-Commerce Division must achieve the EBITDA Growth Requirement through each applicable vesting date for any portion of the award to vest on that date. The threshold amount represents the minimum amount that would be paid to Mr. Fisher if only the minimum EBITDA Growth Requirement that is required for vesting were achieved as of January 1, 2015, which was the first scheduled vesting date of the award. As a result of the Enova Spin-off, 12.5% of Mr. Fisher’s 2014 Performance Unit Grant vested and was paid, and the remainder of the performance units under the 2014 Performance Unit Grant were forfeited. The actual payment Mr. Fisher received is included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table. See “Compensation Discussion and Analysis—2014 Compensation—Long-Term Incentive Compensation—Performance Units” for additional information regarding the 2014 Performance Unit Grant.

Outstanding Equity Awards at 2014 Fiscal Year End

The following table and footnotes provide information on our named executive officers’ holdings of unvested RSUs as of December 31, 2014. All RSU grants made by us prior to the Enova Spin-off and that were outstanding (because they were not vested or because the payments for which have been deferred) upon the Enova Spin-off will be payable in shares of CSH Stock and Enova Stock upon vesting or the expiration of the applicable deferral period, if any. See “Compensation Discussion and Analysis—2014 Compensation—Long-Term Incentive Compensation—RSUs—Effect of Enova Spin-off on Outstanding RSUs” for additional information.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)(3)
Daniel R. Feehan
Payable in CSH Stock	44,005	$995,393	18,045	$408,178
Payable in Enova Stock	40,264	$896,277	16,512	$367,557
Total	84,269	$1,891,670	34,557	$775,735
Thomas A. Bessant, Jr.
Payable in CSH Stock	124,207	$2,809,562	3,861	$87,336
Payable in Enova Stock	24,606	$547,730	3,534	$78,667
Total	148,813	$3,357,292	7,395	$166,003
J. Curtis Linscott
Payable in CSH Stock	94,644	$2,140,847	2,837	$64,173
Payable in Enova Stock	16,949	$377,285	2,597	$57,809
Total	111,593	$2,518,131	5,434	$121,982
Victor L. Pepe
Payable in CSH Stock	32,450	$734,019	—	—
Payable in Enova Stock	4,474	$99,591	—	—
Total	36,924	$833,610	—	—
David A. Fisher	—	—	—	—

(1)	The following RSU grants were outstanding and unvested as of December 31, 2014:

Name	Time-based RSU grant made on Dec. 22, 2003(a)	Time-based RSU grant made on Jan. 26, 2011(b)	Time-based RSU grant made on Jan. 25, 2012(c)	Performance- Based RSU grant made on Jan. 26, 2012(d)	Time-based RSU grant made on Feb. 14, 2013(e)	Time-based RSU grant made on Jan. 21, 2014(f)	Time-based RSU grant made on April 18, 2014(g)	Time-based RSU grant made on Dec. 18, 2014(h)	Total
Daniel R. Feehan
Payable in CSH Stock	5,208	4,030	7,040	—	10,215	17,512	—	—	44,005
Payable in Enova Stock	4,765	3,687	6,442	—	9,347	16,023	—	—	40,264
Thomas A. Bessant, Jr.
Payable in CSH Stock	3,280	2,443	4,286	—	6,219	10,664	—	97,315	124,207
Payable in Enova Stock	3,001	2,235	3,922	—	5,690	9,758	—	—	24,606
J. Curtis Linscott
Payable in CSH Stock	54	1,910	3,354	—	4,866	8,340	—	76,120	94,644
Payable in Enova Stock	49	1,748	3,069	—	4,452	7,631	—	—	16,949
Victor L. Pepe
Payable in CSH Stock	—	—	—	—	—	—	4,890	27,560	32,450
Payable in Enova Stock	—	—	—	—	—	—	4,474	—	4,474
David A. Fisher	—	—	—	—	—	—	—	—	—

(a)	The RSUs were granted under the 1994 LTIP (the “2003 RSUs”). The 2003 RSUs held by Mr. Feehan vest in 12 equal annual installments on each grant date anniversary, with the final installment vesting on his 65th birthday. Messrs. Bessant and Linscott’s RSUs vest in 15 annual installments on each grant date anniversary. Generally, holders of the 2003 RSUs may not receive vested shares until their retirement or other not-for-cause separation from service unless they elected to defer receipt of vested 2003 RSU shares for an additional five years beyond their employment termination or in up to ten annual installments following their termination rather than in a single payment. The outstanding RSUs under this grant, including the portion that previously vested, will be payable in CSH Stock and Enova Stock.

(b)	The RSUs were granted under the 2004 LTIP and vest in 25% installments on February 25, 2012 and each January 31, 2013, 2014 and 2015. RSUs outstanding under this grant will be payable in CSH Stock and Enova Stock upon vesting and the lapse of any applicable deferral period elected by the officer.

(c)	The RSUs were granted under the 2004 LTIP and vest in 25% installments on February 24, 2013 and each January 31, 2014, 2015 and 2016. RSUs outstanding under this grant will be payable in CSH Stock and Enova Stock upon vesting.

(d)	The 2012 Performance-Based RSUs were granted under the 2004 LTIP and could have vested on January 1, 2015, subject to our achieving the 2012-2014 Growth Requirement. As further discussed under “Compensation Discussion and Analysis—Compensation Prior to 2014—Performance-Based RSUs Granted in January 2012 Scheduled to Vest in January 2015,” none of these 2012 Performance-Based RSUs vested. Because the 2012 Performance-Based RSUs did not vest, all performance-based RSUs under this grant were forfeited.

(e)	The RSUs were granted under the 2004 LTIP and vest in 25% installments on February 22, 2014 and each January 31, 2015, 2016 and 2017. RSUs outstanding under this grant will be payable in CSH Stock and Enova Stock upon vesting.

(f)	The RSUs were granted under the 2004 LTIP and vest in 25% installments on February 17, 2015 and each January 31, 2016, 2017 and 2018. This RSU grant will be payable in CSH Stock and Enova Stock upon vesting.

(g)	The RSUs were granted under the 2004 LTIP and vest in 50% installments on April 18, 2015 and April 18, 2016. This RSU grant will be payable in CSH Stock and Enova Stock upon vesting.

(h)	The RSUs were granted under the 2014 LTIP and vest in 20% installments on each January 31, 2016, 2017, 2018, 2019 and 2020. This RSU grant will be payable solely in CSH Stock upon vesting.

(2)	The market value of the unvested RSU grants shown in this table that will be payable in CSH Stock and Enova Stock upon vesting and lapse of any applicable deferral period is based on the closing price on the NYSE as of December 31, 2014 of (a) CSH Stock, which was $22.62 for the RSUs payable in CSH Stock, and (b) Enova Stock, which was $22.26 for the RSUs payable in Enova Stock.

(3)	Includes shares of CSH Stock and Enova Stock that may be payable upon the vesting of the performance-based RSU grants that were made prior to the Enova Spin-off that are shown below and which were unvested and remained subject to performance conditions that were not satisfied as of December 31, 2014. The number of performance-based RSUs that vest will be based on our actual EPS performance and may be more or less than the amounts shown. Includes the following performance-based RSU grants:

Name	Performance- based RSU grant made on February 14, 2013(a)	Performance- based RSU grant made on January 21, 2014(b)	Total
Daniel R. Feehan
Payable in CSH Stock	545	17,500	18,045
Payable in Enova Stock	499	16,013	16,512
Thomas A. Bessant, Jr.
Payable in CSH Stock	111	3,750	3,861
Payable in Enova Stock	102	3,432	3,534
J. Curtis Linscott
Payable in CSH Stock	87	2,750	2,837
Payable in Enova Stock	80	2,517	2,597

(a)	These performance-based RSUs are eligible to vest on January 1, 2016, subject to our achieving a specified CAGR in EPS over the three-year period ending December 31, 2015. The amounts included are the amounts corresponding to, and assuming achievement of, the threshold performance level for the full performance period. If the maximum level of performance is achieved under this award, the maximum number of RSUs could vest and the maximum number of shares that could be payable under the RSUs is as follows: Mr. Feehan—27,238 shares of CSH Stock and 24,923 shares of Enova Stock; Mr. Bessant—5,528 shares of CSH Stock and 5,058 shares of Enova Stock; and Mr. Linscott—4,324 shares of CSH Stock and 3,956 shares of Enova Stock. If the target level of performance is achieved under this award, the target number of RSUs that could vest is 50% of the maximum number of RSUs that may vest under this award. The threshold, target and maximum EPS CAGR we are required to achieve for the vesting and payment of these performance-based RSUs is 7.5%, 10.0% and 20.0% or greater, respectively.

(b)	These performance-based RSUs are eligible to vest on January 1, 2017, subject to our achieving a specified level of improvement in EPS over the three-year period ending December 31, 2016. The amounts included are the amounts corresponding to, and assuming achievement of, the threshold performance level for the full performance period. If the maximum level of performance is achieved under this award, the maximum number of RSUs could vest and the maximum number of shares that could be payable under the RSUs is as follows: Mr. Feehan—70,000 shares of CSH Stock and 64,050 shares of Enova Stock; Mr. Bessant—15,000 shares of CSH Stock and 13,725 shares of Enova Stock; and Mr. Linscott—11,000 shares of CSH Stock and 10,065 shares of Enova Stock. If the target level of performance is achieved under this award, the target number of RSUs that could vest is 50% of the maximum number of RSUs that may vest under this award.

Option Exercises and Stock Vested In Fiscal 2014

The following table and footnotes provide information on the vesting of RSU awards during 2014. All RSU awards that vested during 2014 prior to the Enova Spin-off (and were not deferred) were paid solely in CSH Stock. All RSU awards that were outstanding upon the Enova Spin-off (either because they had been previously deferred or because they had not yet vested) are payable in shares of CSH Stock and Enova Stock. The table below includes (i) RSU awards that vested prior to the Enova Spin-off that were paid in CSH Stock, (ii) RSU awards that vested on or following the Enova Spin-off that were payable in shares of CSH Stock and Enova Stock, and (iii) RSU awards that vested during 2014 and were deferred and will be payable in shares of CSH Stock and Enova Stock. See “Compensation Discussion and Analysis—2014 Compensation—Long-Term Incentive Compensation—RSUs—Effect of Enova Spin-off on Outstanding RSUs” for additional information. No option awards were outstanding or exercised during 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daniel R. Feehan
CSH Stock(1)(2)	24,968	$863,012
Enova Stock(2)	4,493	$98,666
Total	29,461	$961,678
Thomas A. Bessant, Jr.
CSH Stock(1)(2)	10,749	$393,242
Enova Stock(2)	751	$16,492
Total	11,500	$409,734
J. Curtis Linscott
CSH Stock(1)(2)	7,515	$283,781
Enova Stock(2)	12	$264
Total	7,527	$284,045
Victor L. Pepe	—	—
David A. Fisher
CSH Stock(3)	14,260	$352,365
Enova Stock(3)	13,048	$351,643
Total	27,308	$704,008

(1)	Includes CSH Stock acquired under the following equity grants that vested in January and February 2014 and were not deferred: (a) time-based RSUs that were previously awarded under the 2004 LTIP and (b) 35% of the target 2011 Performance-Based RSUs granted under the 2004 LTIP that vested on January 1, 2014 based upon the level of performance achieved: Mr. Feehan: 5,645; Mr. Bessant: 1,141 and Mr. Linscott: 892. See “Compensation Discussion and Analysis—Compensation Prior to 2014—Performance-Based RSUs Granted in January 2011 Scheduled to Vest in January 2014” for additional information about the 2011 Performance-Based RSUs. Because these RSUs vested prior to the Enova Spin-off, they were payable only in CSH Stock.

(2)	Includes shares that will be payable under deferred RSU awards that vested in 2014 and were granted under our 2004 LTIP or, in the case of the 2003 RSUs, our 1994 LTIP. All deferred RSUs held by our named executive officers that vested in 2014 will be payable in CSH Stock and Enova Stock. The table below shows the value of the deferred RSUs on each of their vesting dates:

Grant	Vesting Date	Stock Price at Which Shares are Valued(a)	Name and Number of Shares Deferred(b)	Value Realized on Vesting(a)
2003 RSUs
Payable in CSH Stock	December 22, 2014	$22.37	Mr. Feehan: 4,910 shares Mr. Bessant: 821 shares Mr. Linscott: 13 shares	$ $ $	109,837 18,366 291
Payable in Enova Stock	December 22, 2014	$21.96	Mr. Feehan: 4,493 shares Mr. Bessant: 751 shares Mr. Linscott: 12 shares	$ $ $	98,666 16,492 264
RSUs granted on January 27, 2010(c)	January 31, 2014	$36.94	Mr. Feehan: 3,456 shares		$127,665
RSUs granted on January 26, 2011(c)	January 31, 2014	$36.94	Mr. Feehan: 4,032 shares		$148,942

(a)	Values for RSUs payable in Enova Stock reflect the closing price of Enova Stock on the last trading day preceding the vesting date. All other values reflect the closing price of CSH Stock on the last trading day preceding the respective vesting dates.

(b)	Mr. Feehan and Mr. Bessant elected to receive the shares payable under their 2003 RSUs that vested during 2014 on the first and second anniversary, respectively, of their separation from service. Shares are payable under the remaining deferred RSUs that vested during 2014 upon each executive’s separation from service, but issuance of those shares may be subject to delay pursuant to Section 409A.

(c)	These deferred RSUs will be payable in CSH Stock and Enova Stock. The Enova Spin-off had not yet occurred on the date these RSUs vested; therefore, there is no value shown on the vesting date for the Enova Stock that will be payable in connection with these deferred RSUs.

(3)	Reflects the closing price of CSH Stock and Enova Stock, respectively, on the date of the Enova Spin-off, which was the date that Mr. Fisher’s RSU award vested and on which Enova Stock began trading separately. Mr. Fisher received a grant of RSUs when he joined our Company in January 2013, and these RSUs vested and became payable upon the Enova Spin-off.

Nonqualified Deferred Compensation for Fiscal 2014

The following table shows (i) compensation deferred by (a) each named executive officer other than Mr. Fisher under our Nonqualified Savings Plan and our SERP and (b) by Mr. Fisher under the Enova Nonqualified Savings Plan and the Enova SERP prior to the Enova Spin-off, and (ii) information about shares of CSH Stock and Enova Stock payable upon the vesting of (a) RSUs that were awarded under the 2004 LTIP that the named executive officers have deferred and (b) the 2003 RSUs, which, by their terms, are not payable until the executive retires or otherwise leaves our Company. See “Compensation Discussion and Analysis—2014 Compensation—Long-Term Incentive Compensation—RSUs—Effect of Enova Spin-off on Outstanding RSUs” for additional information regarding RSUs that are payable in CSH Stock and Enova Stock. See also “Compensation Discussion and Analysis—2014 Compensation—Retirement and Other Policies and Practices Related to Our Executive Compensation” for additional information regarding our Nonqualified Savings Plan and our SERP and the Enova Nonqualified Savings Plan and Enova SERP.

Name	Plan(1)	Executive Contributions in 2014(2)		Registrant Contributions in 2014(3)(4)		Aggregate Earnings in 2014(5)		Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/14(4)(6)(7)
Daniel R. Feehan	Nonqualified Savings Plan SERP Deferred RSU Shares(8)	$ $	117,444 — 485,110	$ $	22,861 123,316 —	$ $ $	116,316 95,504 781,142	— — —	$ $ $	2,458,284 1,950,464 7,257,099

Thomas A. Bessant, Jr.	Nonqualified Savings Plan SERP Deferred RSU Shares(8)	$ $	15,699 — 34,858	$ $	7,849 60,267 —	$ $ $	32,085 38,244 38,884	— — —	$ $ $	566,360 1,035,666 387,879

J. Curtis Linscott	Nonqualified Savings Plan SERP Deferred RSU Shares(8)	$ $	9,449 — 555	$ $	4,724 47,142 —	$ $ $	8,601 28,971 656	— — —	$ $ $	172,961 571,170 6,420

Victor L. Pepe	Nonqualified Savings Plan SERP Deferred RSU Shares		— — —	$	— 24,029 —		— — —	— — —	$	— 24,029 —

David A. Fisher	Enova Nonqualified Savings Plan Enova SERP Deferred RSU Shares		$20,800 — —		$10,400 — —	$ $	833 4,882 —	— — —	$ $	32,033 54,495 —

(1)	See “Compensation Discussion and Analysis—2014 Compensation—Retirement and Other Policies and Practices Related to Our Executive Compensation Program” for additional information about our Nonqualified Savings Plan and our SERP and the Enova Nonqualified Savings Plan and the Enova SERP.

(2)	All executive contributions to the Nonqualified Savings Plan and Enova Nonqualified Savings Plan, as applicable, described in this column are included within amounts reported in the “Salary” column of the Summary Compensation Table for 2014 and in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table for 2013.

(3)	All registrant contributions to the Nonqualified Savings Plan, the SERP and the Enova Nonqualified Savings Plan, as applicable, described in this column are included within the “All Other Compensation” column of the Summary Compensation Table for 2014.

(4)	Includes the 2014 SERP contributions that were made in 2015 for each of the named executive officers, except for Mr. Fisher who resigned from his position as our Chief Executive Officer – E-Commerce Division immediately prior to the Enova Spin-off.

(5)

Amounts in this column are not included in the Summary Compensation Table. With respect to shares receivable upon the vesting of RSUs that have been deferred, amounts in this column reflect the return calculated as described in footnote eight below. For the Nonqualified Savings Plan and SERP accounts and the Enova Nonqualified Savings Plan and the Enova SERP account for Mr. Fisher, each named executive officer has selected hypothetical investments from an array of investment options that may be changed by the participant in the plan at any time and that generally mirrors the funds in our 401(k) plans, except investments in CSH Stock are not available. The annual rates of return for each investment option available to our named executive officers in our Nonqualified Savings Plan and our SERP for the calendar year ended December 31, 2014, as reported by the record keeper of the plans, were as follows:

Name of Fund	Rate of Return	Name of Fund	Rate of Return
PIMCO Total Return Admin	4.43%	Artisan Mid Cap Inv	5.68%
Fidelity Spartan 500 Index Advantage	13.62%	Invesco Equity Income A	9.07%
Harbor Capital Appreciation Adm.	9.65%	Vanguard Money Market	0.01%
Oakmark International I	(5.41%)	T. Rowe Price Small Cap Value	0.14%
Invesco Comstock A	9.12%

On January 22, 2014, three of the investment options under our Nonqualified Savings Plan and our SERP were replaced. The Invesco Comstock A fund, the Oakmark International I fund and the Invesco Equity Income A fund replaced the Black Rock Equity Dividend A fund, the Thornburg International Value R5 fund and the Oakmark Equity & Income I fund, respectively. The 2014 annual rates of return for the funds that were replaced were as follows:

Name of Fund	Rate of Return	Name of Fund	Rate of Return
Oakmark Equity & Income 1	6.93%	Thornburg International Value R5	(5.63%)
Black Rock Equity Dividend A	9.06%

The Enova Nonqualified Savings Plan and the Enova SERP had the same investment options as our Nonqualified Savings Plan and our SERP, except the Oakmark Equity & Income 1 fund was not replaced with the Invesco Equity Income A fund. In addition, Enova replaced the funds noted above, excluding the Oakmark Equity & Income 1 fund, on December 18, 2013.

(6)	Mr. Pepe was not vested in any of his SERP balance at December 31, 2014. The vested portion of Mr. Fisher’s aggregate balances in the Enova Nonqualified Savings Plan and the Enova SERP immediately before the Enova Spin-off were $6,407 and $10,899, respectively. Messrs. Feehan, Bessant, and Linscott were fully vested in their Nonqualified Savings Plan and SERP balances at December 31, 2014.

(7)	Mr. Fisher’s amounts reflect his balances as of November 12, 2014, the day before the Enova Spin-off. Mr. Fisher resigned from his position as our Chief Executive Officer – E-Commerce Division immediately prior to the Enova Spin-off. Mr. Fisher was vested in 20% of our matching contributions in the Enova Nonqualified Savings Plan and his Enova SERP balance when he resigned from his position.

(8)	“Deferred RSU Shares” includes (a) vested RSUs that were awarded under the 2004 LTIP and that the named executive officers have deferred and (b) vested 2003 RSUs that were awarded under the 1994 LTIP and are not payable until the executive retires or otherwise leaves our Company, and all RSUs included in “Deferred RSU Shares” will be payable in CSH Stock and Enova Stock on the date they are paid. The amounts shown for Deferred RSU Shares consist of:

(i)	in the “Executive Contributions in 2014” column, the aggregate value of deferred RSUs that vested during 2014 and set forth in footnote two to the Option Exercises and Stock Vested in Fiscal 2014 table;

(ii)	in the “Aggregate Earnings in 2014” column, the aggregate change in value from January 1, 2014 through December 31, 2014 of deferred RSUs outstanding and vested during all of 2014, or from their respective vesting dates through December 31, 2014 for deferred RSUs that vested during 2014; and

(iii)	in the “Aggregate Balance at 12/31/2014” column, the aggregate value of all deferred RSUs (including deferred RSUs that vested in prior years) with the portion payable in CSH Stock valued at $22.62, which was the closing price of CSH Stock at December 31, 2014, and the portion payable in Enova Stock valued at $22.26, which was the closing price of Enova Stock on December 31, 2014.

Potential Payments Upon Termination or Change-in-Control

Payments Made Upon Resignation, Retirement, Termination, Death or Disability

Payments to the Chief Executive Officer. If (i) we terminate Mr. Feehan’s employment other than for Just Cause (as defined below) or (ii) Mr. Feehan terminates his employment for Good Reason (as defined below) the Employment Agreements provide for the following:

Under the CEO Employment Agreement, Mr. Feehan will be entitled to receive:

•	his then-current year’s base salary for the remainder of his contract year, which begins on May 1 of each year and ends on the following April 30th of each year, in a lump sum;

•

three times the sum of his then-current salary (with 7/36th of such amount payable in a lump sum during the seventh month following termination of employment and the remainder payable over 29 months beginning approximately eight months after the date of termination of employment);

•

three times his average annual cash bonus or other cash incentive compensation paid for the three preceding calendar years prior to termination of employment (with 7/36th of such amount payable in a lump sum during the seventh month following termination of employment and the remainder payable over 29 months beginning approximately eight months after the date of termination of employment); and

•

continued medical and health care benefits for a period of up to 36 months, with us continuing to pay (i) the portion of COBRA premiums that exceed the portion of health care premiums that current employees are required to pay (“Company COBRA Premiums”) and (ii) the costs of supplemental health care benefits that exceed the portion of such costs that current executives are required to pay (the “Company Supplemental Executive Health Care Premiums”).

Under the Feehan Agreement, Mr. Feehan will be entitled to receive:

•

his then-current year’s base salary for the lesser of 24 months following the termination or the remainder of the term of the Feehan Agreement (the “Continuation Pay Period”), payable over 24 months; and

•	continued medical and health care benefits for the Continuation Pay Period, with us continuing to pay (i) Company COBRA Premiums and (ii) the Company Supplemental Executive Health Care Premiums.

Under both of the Employment Agreements, Mr. Feehan will also be entitled to all other amounts and benefits Mr. Feehan may be entitled to under our employee and/or executive benefit plans and arrangements generally, determined in accordance with the terms and conditions of such plans and arrangements.

“Just Cause” means fraud, gross malfeasance, gross negligence or willful misconduct with respect to our business affairs; a refusal or repeated failure to follow our policies; a breach of the employment agreement; conviction of a felony involving moral turpitude; an intentional misapplication of our funds or any material act of dishonesty; or unlawful use or possession of any controlled substance or abuse of alcoholic beverages.

“Good Reason” means a material breach of the Employment Agreements by us, a demotion to a position of lower status than our Chief Executive Officer with respect to the CEO Employment Agreement or appointing someone other than Mr. Feehan to serve as Chairman of the Board with respect to the Feehan Agreement, a material reduction of annual base salary (other than the decreases that will occur on November 1, 2015 and November 1, 2016 in connection with Mr. Feehan’s change in roles from Chief Executive Officer to Executive Chairman of the Board and from Executive Chairman of the Board to non-executive Chairman of the Board, respectively) or the level of employee benefits or perquisites, a reduction of incentive compensation below that generally made available to our senior executive officers with respect to the CEO Employment Agreement, a relocation of the principal office from Fort Worth, Texas without Mr. Feehan’s consent or Mr. Feehan ceasing to be a member of the Board, due to resignation or otherwise, as a result of failing to receive a majority of the votes cast in any Annual Meeting of Shareholders in which directors are elected.

Under the Employment Agreements, (i) if Mr. Feehan’s employment is terminated for Just Cause, (ii) if Mr. Feehan voluntarily terminates his employment without Good Reason or (iii) if Mr. Feehan becomes incapacitated or dies, he will receive:

•	his base salary through the date of termination;

•	all bonuses (or STI compensation) earned and vested on or before the date of termination; and

•	the vested portion of any benefit under any benefit plan earned through the date of termination.

In addition, the Employment Agreements also provide that if Mr. Feehan is incapacitated or dies, he or his estate would continue to receive his salary for the following 12 months (or earlier if he is no longer incapacitated in the case of disability or, with respect to the Feehan Agreement, if the remaining term of the Feehan Agreement is less than 12 months, then for the remainder of the term of the Feehan Agreement).

In each case, all rights to exercise stock options and rights in other equity arrangements, if any, will remain governed by the terms and conditions of the appropriate equity plan and the underlying award agreement.

Severance Pay Plan for Executives. We do not currently have employment agreements with our other named executive officers. While severance arrangements are generally handled on a case-by-case basis and are subject to the discretion of the Chief Executive Officer and the Management Development and Compensation Committee, we expect that we would follow our Severance Pay Plan for Executives in the case of a termination of a named executive officer other than the Chief Executive Officer. Under our Severance Pay Plan for Executives, each of our named executive officers, other than Mr. Feehan, is entitled to receive severance pay or benefits if his employment is involuntarily terminated due to restructuring, job elimination or other circumstances that we determine warrant the provision of severance benefits. Upon termination of employment for any of these reasons, if the executive agrees to a general release of us and our affiliates related to employment claims arising from the termination and a promise to comply with confidentiality, non-competition and/or non-solicitation provisions, the executive generally will be entitled to severance pay equal to the number of months of base salary and payable over the period reflected in the table below:

Years of Employment	Executive Vice President or Chief Executive Officer of a Division of the Company
Less than 1	—
1 but less than 5	12 months
5 but less than 10	18 months
10 or more	24 months

In addition, each executive will receive:

•

continued medical and health care benefits for the period set forth in the table above, with us continuing to pay (i) Company COBRA Premiums and (ii) the Company Supplemental Executive Health Care Premiums through the portion of the severance period while COBRA coverage is in effect (which is currently a maximum of 18 months); and

•	a lump sum equal to all accrued but unpaid vacation and paid time off.

Other benefits and perquisites would cease on the officer’s termination date.

Mr. Fisher resigned from his position as our Chief Executive Officer—E-Commerce Division immediately prior to the Enova Spin-off in November 2014; however, prior to his resignation he would have been eligible for these potential benefits upon termination.

Regardless of whether a named executive officer’s employment terminates due to retirement, resignation, involuntary termination, death or disability, he is entitled to receive amounts earned during his term of employment. Such amounts include: unpaid non-equity incentive compensation earned during the previous year under the STI plan, provided that the officer was our employee at the end of that year; vested grants under our long-term incentive plans; and vested contributions and earnings under our 401(k) plan, our Nonqualified Savings Plan and our SERP. In addition, if a named executive officer’s employment terminates due to death or disability, any unvested portion of his 401(k) plan and Nonqualified Savings Plan accounts would become vested. In addition, if the named executive officer dies, his estate would receive payments under our group life insurance plan.

Each named executive officer would forfeit any unvested RSUs granted under our long-term incentive plans upon his resignation, retirement or any termination, including by reason of his disability or death, except (i) as described below for terminations during specified periods following our change-in-control and (ii) for annual RSUs granted after 2010 and the December 2014 RSU Grant to executive officers who continue to provide services as members of our Board of Directors immediately following a termination of employment. Additionally, if, prior to the vesting date of any outstanding performance-based RSUs, an executive officer leaves our employment or our Board of Directors, and such officer’s age plus tenure with us as of the termination date equals 65 years or more, then a pro rata portion of the performance-based RSUs based on the length of time the officer was continuously employed or serving on our Board of Directors, if applicable, following the grant date of the performance-based RSUs is eligible to vest on their vesting date if we achieve the financial performance goals established for the performance-based RSUs when they were granted. Under the 2014 LTIP, the Management Development and Compensation Committee has the discretion to amend an award agreement, including potentially upon the departure or termination of a named executive officer so as to allow for vesting of unvested RSUs, unless such amendment would (i) adversely affect the rights of the holder of such award without such holder’s consent or (ii) cause the award to cease to qualify, if applicable, for an exemption under Section 162(m). Under the 2004 LTIP, the Management Development and Compensation Committee has the discretion to amend an award agreement, including potentially upon the departure or termination of a named executive officer so as to allow for vesting of unvested RSUs, unless such amendment would (i) adversely affect the rights of the holder of such award without such holder’s consent, (ii) cause the award to cease to qualify, if applicable, for an exemption under Section 162(m), or (iii) cause the recipient to become subject to tax under Section 409A(a)(1). Under the 1994 LTIP, the Management Development and Compensation Committee has the discretion to amend an award agreement, including potentially upon the departure or termination of a named executive officer so as to allow for vesting of unvested RSUs, unless such amendment would cause the recipient to become subject to tax under Section 409A(a)(1).

In all cases we will have complete discretionary authority to award greater or lesser amounts of severance pay and benefits.

Payments made Upon a Change-in-Control

The CEO Employment Agreement and our Executive Change-In-Control Severance Agreements for the other named executive officers specify the payments that the named executive officers are to receive if they are terminated in connection with or during a specified period following a change-in-control.

CEO Employment Agreement. Under the CEO Employment Agreement, if within 12 months after our change-in-control, (i) we terminate Mr. Feehan’s employment other than for Just Cause or fail to renew the term of the CEO Employment Agreement upon expiration or (ii) Mr. Feehan terminates his employment for Good Reason, he will be entitled to:

•	earned and unpaid salary and bonuses (or STI compensation);

•	a prorated portion of the target bonus (or STI compensation) under the existing bonus (or STI compensation) plan based on the number of months employed during the year;

•	a lump sum equal to the higher of three times his annual base salary in effect on the date of termination or the date of the change-in-control;

•	a lump sum equal to three times the greater of (i) the target bonus (or STI compensation) for the year, or (ii) the actual bonus (or STI compensation) for the preceding year;

•

immediate vesting and cash out of a prorated portion of any outstanding unvested cash-based long-term incentive awards in an amount equal to the higher of the amount to be paid based on actual performance or the target level of each award;

•	immediate vesting of all equity awards, with the amount paid with respect to performance-based long-term incentive awards to be equal to the maximum amount available under each award;

•	continued health benefits for 36 months, including payment of Company COBRA Premiums and Company Supplemental Executive Health Care Premiums; and

•	executive placement services for up to 24 months from an executive search/placement firm of up to $50,000.

Certain payments under the CEO Employment Agreement will be delayed for six months if required by Section 409A. In addition, the CEO Employment Agreement provides that a change-in-control is deemed to occur under the circumstances described below under “Change-in-Control Definitions.”

Executive Change-in-Control Severance Agreements. The Executive Change-in-Control Severance Agreements with each of our named executive officers, other than Mr. Feehan, provide that if, within 24 months after our change-in-control, we terminate the executive’s employment without cause (where cause is defined as the willful and continued failure to substantially perform duties, conviction of a felony or engaging in conduct demonstrably and materially injurious to the Company) or if the executive voluntarily terminates his employment with good reason (including a reduction in his duties or compensation or relocation of place of employment), then the executive will be entitled to:

•	earned and unpaid base salary;

•	a prorated portion of the target annual bonus (or STI compensation) under the existing bonus (or STI compensation) plan based on the number of months employed during the year;

•	a lump sum equal to all accrued but unpaid vacation and paid time off;

•	a lump sum equal to two times the higher of executive’s annual base salary on the date of termination or change-in-control;

•	a lump sum equal to two times the greater of (i) the target bonus (or STI compensation) for the year, or (ii) the actual bonus (or STI compensation) for the preceding year;

•

under the Executive Change-in-Control Severance Agreements, other than Mr. Fisher’s Executive Change-in-Control Severance Agreement, immediate vesting of any outstanding unvested cash-based and equity-based long-term incentive awards, with the amount paid with respect to (i) cash-based awards to be equal to the greater of (A) the amount calculated under the award agreement based on the higher of the target or the actual achievement of the performance goals, with such amount prorated for the portion of the performance period elapsed through the date of the change-in-control, or (B) the cash payment to which the executive would be entitled under the provisions of the award agreement, and (ii) performance-based equity awards to be equal to the maximum amount available under each award;

•

under Mr. Fisher’s Executive Change-in-Control Severance Agreement, which was in effect prior to the Enova Spin-off, immediate vesting of any outstanding unvested cash-based and equity-based long-term incentive awards, with the amount paid with respect to (i) cash-based awards to be equal to the greater of (A) the amount calculated under the award agreement based on the higher of the target or the actual achievement of the performance goals or (B) the amount to which Mr. Fisher would be entitled under the provisions of the award agreement, and (ii) performance-based equity awards to be equal to the maximum amount available under each award;

•

continued medical and health care benefits for 24 months, consisting of Company COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Company COBRA Premium and (ii) 24 times the first monthly Company Supplemental Executive Health Care Premium, paid in a lump sum; and

•	executive placement services for up to 24 months from an executive search/placement firm of up to $50,000.

Certain payments under the Executive Change-in-Control Severance Agreements will be delayed for six months if required by Section 409A. In addition, Executive Change-in-Control Severance Agreements provide that a change-in-control is deemed to occur under the circumstances described below under “Change-in-Control Definitions.”

When Mr. Fisher resigned from his position as our Chief Executive Officer – E-Commerce Division immediately prior to the Enova Spin-off in November 2014 his Executive Change-in-Control Severance Agreement with us was terminated. Prior to his resignation, Mr. Fisher would have been eligible for the benefits described above in connection with his Executive Change-in-Control Severance Agreement with us.

Accelerated Vesting of Awards under Our Long-Term Incentive Plans. The agreements relating to the RSUs granted under our 1994 LTIP, the 2004 LTIP and the 2014 LTIP, including the 2003 RSUs, annual RSU awards, the Pepe RSU Grant and the December 2014 RSU Grant, provide that the vesting and payment of RSUs would be accelerated if there is a change-in-control, with the performance-based RSUs to be paid at the maximum amount available under the award. The Management Development and Compensation Committee believes that the accelerated vesting of these awards upon a change-in-control is appropriate because, by protecting a significant component of the named executive officer’s total compensation, the acceleration of equity vesting (i) mitigates potential conflicts of interest that might arise between the named executive officers and the shareholders, (ii) serves as a substantial incentive for those named executive officers to obtain the highest possible value for the shareholders if the Company becomes an acquisition target, and (iii) provides the named executive officers with the same opportunities as shareholders of the Company who are free to sell their equity at the time of the change-in-control and to realize the value created at the time of the transaction.

The agreements related to performance units granted to Mr. Fisher in 2013 and 2014 under the 2004 LTIP, which are no longer outstanding, provided for the acceleration and vesting of the performance units that were scheduled to vest within twelve months of a change-in-control. A portion of these performance unit awards vested upon the Enova Spin-off, and the remainder of the performance units under these awards were forfeited. See “Compensation Discussion and Analysis—2014 Compensation—Long-Term Incentive Compensation—Performance Units” and “Compensation Discussion and Analysis—Compensation Prior to 2014—Performance Units Granted in 2013” for additional information. A change-in-control is deemed to occur under these award agreements under the circumstances described below under “Change-in-Control Definitions.”

Accelerated Vesting under our Supplemental Executive Retirement Plans and the Nonqualified Savings Plans. Our SERP and the Enova SERP, as in effect prior to the Enova Spin-off, both provide that the vesting would be accelerated if there is a change-in-control or if the executive’s employment is terminated as a result of his job being abolished. Our Nonqualified Savings Plan and the Enova Nonqualified Savings Plan, as in effect prior to the Enova Spin-off, provide that the unvested portion of our matching amounts contributed to a named executive officer’s Nonqualified Savings Plan account would accelerate in the event of a change-in-control or if the executive’s employment is terminated as a result of his death or disability or of his job being abolished. A change-in-control is deemed to occur under the circumstances described below under “Change-in-Control Definitions.”

Change-in-Control Definitions.

The CEO Employment Agreement, our Executive Change-in-Control Severance Agreements, the award agreements for RSUs granted under the 1994 LTIP, the 2004 LTIP and the 2014 LTIP and the award agreements for the cash-based performance units granted under the 2004 LTIP that are no longer outstanding each provide that a change-in-control is deemed to occur upon the following events that constitute a change-in-control under Section 409A (with the percentages as specified below):

•

if any person or group acquires ownership of our stock that, together with all of our other stock held by that person or group, constitutes more than 50% of the total voting power or total fair market value of our stock;

•

if, during any 12-month period, any person or group acquires ownership of our stock with at least 35% of the total voting power (30% of the total voting power for Mr. Fisher’s Executive Change-in-Control Severance Agreement);

•	if, during any 12-month period, a majority of the directors at the beginning of such period are replaced, other than in specific circumstances; or

•

if, during any 12-month period, any person or group acquires our assets with an aggregate fair market value of at least 50% of the fair market value (40% of the fair market value for Mr. Fisher’s Executive Change-in-Control Severance Agreement) of all of our gross assets immediately prior to such acquisition or acquisitions.

Our SERP and Nonqualified Savings Plan both provide that a change-in-control is deemed to occur:

•

if, without approval by the Board of Directors, any person or group acquires ownership of our stock that, together with all of our other stock held by that person or group, constitutes 50% or more of the total voting power of our stock;

•	if, during any 24-month period, a majority of the directors at the beginning of such period are replaced, other than in certain specific circumstances; or

•	if we, in one transaction or a series of related transactions, sell more than 50% of our assets.

As in effect prior to the Enova Spin-off, the Enova SERP and the Enova Nonqualified Savings Plan both provided that a change-in-control would be deemed to occur upon the following events that constitute a change-in-control under Section 409A (with the percentages as specified below):

•

if any person or group acquires ownership of Enova Stock that, together with all of Enova’s other stock held by that person or group, constitutes more than 50% of the total voting power or total fair market value of Enova Stock;

•	if, during any 12-month period, any person or group acquires ownership of Enova Stock with at least 30% of the total voting power;

•	if, during any 12-month period, a majority of the directors at the beginning of such period are replaced, other than in specific circumstances; or

•

if, during any 12-month period, any person or group acquires Enova’s assets with an aggregate fair market value of at least 40% of the fair market value of all of Enova’s gross assets immediately prior to such acquisition or acquisitions.

Our change in ownership of Enova Stock, through a public offering or otherwise, is not considered a change-in-control under the Enova SERP or the Enova Nonqualified Savings Plan. The Enova Spin-off was not considered a change-in-control under the Enova SERP or the Enova Nonqualified Savings Plan.

Distribution of Nonqualified Deferred Compensation

The named executive officers are entitled to receive the vested amounts in their Nonqualified Savings Plan and SERP accounts and the shares underlying their deferred vested RSUs if their employment terminates. The last column in the Nonqualified Deferred Compensation Table for Fiscal 2014 reports each named executive officer’s aggregate balances at December 31, 2014 under our Nonqualified Savings Plan and our SERP, and Mr. Fisher’s aggregate balances in the Enova Nonqualified Savings Plan and the Enova SERP on the day before the Enova Spin-off. All of our named executive officers except for Mr. Pepe and Mr. Fisher were fully vested in their Nonqualified Savings Plan and SERP balances at December 31, 2014. Mr. Pepe was not vested in any of his SERP balance and had not begun participating in the Nonqualified Savings Plan at December 31, 2014. Mr. Fisher was vested in 20% of our matching contributions in the Enova Nonqualified Savings Plan and his Enova SERP balance when he resigned from his position as our Chief Executive Officer – E-Commerce Division immediately prior to the Enova Spin-off. The Nonqualified Savings Plan and SERP account balances continue to be credited with increases or decreases reflecting changes in the value of the investments against which the account balances are calculated, and to accrue interest income or dividend payments, as applicable, between the termination event and the date distributions are made. Therefore, amounts that the named executive officer would actually receive under these plans would differ from those shown in the Nonqualified Deferred Compensation Table for Fiscal 2014. The last column of the Nonqualified Deferred Compensation Table for Fiscal 2014 also reports the value at December 31, 2014 of the shares underlying each named executive officer’s vested deferred RSUs, if applicable.

Potential Payments

The following tables and disclosures show potential payments to our named executive officers continuing in their respective offices after December 31, 2014, under the contracts, agreements, plans or arrangements, whether written or unwritten, existing as of that date for various scenarios involving a change-in-control or termination of employment, assuming a December 31, 2014 termination date, using the closing price of CSH Stock of $22.62 and the closing price of Enova Stock of $22.26 (as reported on the NYSE as of December 31, 2014), where applicable, and assuming that the named executive officers had met requirements under our incentive compensation plans that the executive be employed as of year-end to receive benefits relating to the year. As of December 31, 2014, each executive had received all of the base salary earned during 2014, except for the portion earned in our final payroll period that began in 2014 and ended in 2015.

Mr. Fisher resigned from his position as our Chief Executive Officer – E-Commerce Division immediately prior to the Enova Spin-off in November 2014. As such, he was not employed by us on December 31, 2014 and is not included in the tables below. Upon the Enova Spin-off, 12.5% and 37.5% of Mr. Fisher’s performance units granted in connection with his 2014 Performance Unit Grant and 2013 Performance Unit Grant, respectively, vested, and the remainder of the performance units under these awards were forfeited. See “Compensation Discussion and Analysis—2014 Compensation—Long-Term Incentive Compensation—Performance Units” and “Compensation Discussion and Analysis—Compensation Prior to 2014—Performance Units Granted in 2013” for additional information regarding the payments Mr. Fisher received in connection with these performance units. In addition, Mr. Fisher received a grant of RSUs when he joined our Company in January 2013, and these RSUs vested and became payable upon the Enova Spin-off. See “Compensation Discussion and Analysis—Option Exercises and Stock Vested in Fiscal 2014” for additional information regarding the CSH Stock and Enova Stock that became payable in connection with Mr. Fisher’s vested RSUs.

Daniel R. Feehan

The following table reflects potential payments that could have been made to Mr. Feehan under the CEO Employment Agreement and assumes a December 31, 2014 termination date.

Benefit	Retirement		Death or Disability		Involuntary Termination Other than for Just Cause, Failure to Renew Employment Agreement or Voluntary Termination with Good Reason		Following a Change- in-Control – Involuntary Termination Other than for Just Cause, Failure to Renew Employment Agreement or Termination with Good Reason
Severance	—		—		$4,994,678	(1)	$5,253,000	(2)
Base Salary Continuation	—		$875,500	(3)	—		—
STI compensation	$1,751,000	(4)	$1,751,000	(4)	$1,751,000	(4)	$1,751,000	(4)
Accelerated vesting of RSU awards and unvested 2003 RSUs	—		—		—		$7,282,263	(5)
Continued Health Benefits	—		—		$71,750	(6)	$71,750	(6)
Outplacement Benefits	—		—		—		$50,000

Total	$1,751,000		$2,626,500		$6,817,428		$14,408,013

(1)	This amount is (a) Mr. Feehan’s base salary for the four months remaining in the contract year under the CEO Employment Agreement as of December 31, 2014, (b) three times Mr. Feehan’s base salary as of December 31, 2014, and (c) three times his average STI awards that were paid in 2013, 2012 and 2011.

(2)	This amount is (a) three times Mr. Feehan’s base salary as of December 31, 2014 and (b) three times his Target STI award that would be payable under terms of the 2014 STI plan. To be paid as a lump sum.

(3)	To be paid to Mr. Feehan or his estate during the 12-month period following termination due to death or disability.

(4)	This amount is the actual 2014 STI award paid to Mr. Feehan. As of December 31, 2014, Mr. Feehan had earned and was entitled to the STI payment included in the table pursuant to the 2014 STI plan.

(5)	Includes all unvested time-based RSUs and the maximum number of all unvested performance-based RSUs.

(6)	Consists of Company COBRA Premiums and Company Supplemental Executive Health Care Premiums, with each to be paid over a 36-month period.

Thomas A. Bessant, Jr.

Benefit	Retirement, Death or Disability		Involuntary Termination Other than for Cause		Following a Change-in- Control – Involuntary Termination Other than for Cause/ Voluntary Termination with Good Reason
Severance	—		$927,000	(1)	$1,575,900	(2)
STI compensation	$648,900	(3)	$648,900	(3)	$324,450	(4)
Accelerated vesting of RSU awards and unvested 2003 RSUs	—		—		$4,485,461	(5)
Continued Health Benefits	—		$58,074	(6)	$77,432	(7)
Accrued & Unused Vacation	—		$35,654	(8)	$35,654	(8)
Outplacement Benefits	—		—		$50,000

Total	$648,900		$1,669,628		$6,548,897

(1)	Includes 24 months base salary payable over a 24-month period following termination.

(2)	This amount is (a) two times Mr. Bessant’s base salary as of December 31, 2014 and (b) two times his target STI award that would be payable under the terms of the 2014 STI plan. To be paid as a lump sum.

(3)	This amount is the actual 2014 STI award paid to Mr. Bessant.

(4)	This amount is the Target Award under the 2014 STI plan.

(5)	Includes all unvested time-based RSUs and the maximum number of all unvested performance-based RSUs.

(6)	Consists of Company COBRA Premiums and Company Supplemental Executive Health Care Premiums, with each to be paid over an 18-month period.

(7)	Consists of Company COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Company COBRA Premium and (ii) 24 times the first monthly Company Supplemental Executive Health Care Premium paid in a lump sum.

(8)	Calculated based on Mr. Bessant’s salary at December 31, 2014. Assumes none of Mr. Bessant’s 160 hours of accrued vacation available for the 2014 year had been used.

J. Curtis Linscott

Benefit	Retirement, Death or Disability		Involuntary Termination Other than for Cause		Following a Change-in- Control – Involuntary Termination Other than for Cause/ Voluntary Termination
Severance	—		$725,120	(1)	$1,232,704	(2)
STI compensation	$507,584	(3)	$507,584	(3)	$253,792	(4)
Accelerated vesting of RSU awards and unvested 2003 RSUs	—		—		$3,369,024	(5)
Continued Health Benefits	—		$55,628	(6)	$74,171	(7)
Accrued & Unused Vacation	—		$27,889	(8)	$27,889	(8)
Outplacement Benefits	—		—		$50,000

Total	$507,584		$1,316,221		$5,007,580

(1)	Includes 24 months base salary payable over a 24-month period following termination.

(2)	This amount is (a) two times Mr. Linscott’s base salary as of December 31, 2014 and (b) two times his target STI award that would be payable under the 2014 STI plan. To be paid as a lump sum.

(3)	This amount is the actual 2014 STI award paid to Mr. Linscott.

(4)	This amount is the Target Award under the 2014 STI plan.

(5)	Includes all unvested time-based RSUs and the maximum number of all unvested performance-based RSUs.

(6)	Consists of Company COBRA Premiums and Company Supplemental Executive Health Care Premiums, with each to be paid over an 18-month period.

(7)	Consists of Company COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Company COBRA Premium and (ii) 24 times the first monthly Company Supplemental Executive Health Care Premium paid in a lump sum.

(8)	Calculated based on Mr. Linscott’s salary at December 31, 2014. Assumes none of Mr. Linscott’s 160 hours of accrued vacation available for the 2014 year had been used.

Victor L. Pepe

Benefit	Retirement, Death or Disability		Involuntary Termination Other than for Cause(1)		Following a Change-in- Control – Involuntary Termination Other than for Cause/ Voluntary Termination
Severance	—		—		$1,190,000	(2)
STI compensation	$303,800	(3)	$303,800	(3)	$245,000	(4)
Accelerated vesting of RSU awards	—		—		$833,610	(5)
Accelerated vesting of SERP balance	—		—		$24,029	(6)
Continued Health Benefits	—		—		$77,432	(7)
Accrued & Unused Vacation	—		—		$6,731	(8)
Outplacement Benefits	—		—		$50,000

Total	$303,800		$303,800		$2,426,802

(1)	Mr. Pepe was employed for less than one year as of December 31, 2014 and would not have been eligible for payments under our Severance Pay Plan for Executives if his employment had been involuntarily terminated on that date.

(2)	This amount is (a) two times Mr. Pepe’s base salary as of December 31, 2014 and (b) two times his target STI award that would be payable under the 2014 STI plan. To be paid as a lump sum.

(3)	This amount is the actual 2014 STI award and bonus paid to Mr. Pepe.

(4)	This amount is the Target Award under the 2014 STI plan.

(5)	Includes all unvested time-based RSUs.

(6)	Represents the unvested portion of Mr. Pepe’s SERP balance at December 31, 2014.

(7)	Consists of Company COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Company COBRA Premium and (ii) 24 times the first monthly Company Supplemental Executive Health Care Premium paid in a lump sum.

(8)	Calculated based on Mr. Pepe’s salary at December 31, 2014. Assumes none of Mr. Pepe’s 40 hours of accrued vacation available for the 2014 year had been used.

SHAREHOLDER PROPOSALS

Shareholders who desire to present a proposal to be included in our proxy statement for our 2016 Annual Meeting of Shareholders must submit the proposal to us no later than December 12, 2015 and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act. Any such proposal must be sent in writing to our Corporate Secretary at 1600 West 7th Street, Fort Worth, Texas 76102.

Shareholders who desire to present other business at our Annual Meeting of Shareholders without inclusion in our proxy statement for such meeting must notify our Corporate Secretary in writing at 1600 West 7th Street, Fort Worth, Texas 76102 of such intent in a timely manner in accordance with our Bylaws. To be timely, our Bylaws require that proposals be delivered to or mailed and received by our Corporate Secretary not less than 70 days nor more than 100 days prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders. However, in the event that the date of the Annual Meeting of Shareholders is advanced more than 30 calendar days prior to such anniversary date or delayed more than 60 calendar days after such anniversary date, then to be timely such notice must be received by us on or before the later of (i) 70 calendar days prior to the date of the meeting or (ii) the tenth day following the day on which public announcement of the date of the meeting was made. The notice must also describe the shareholder proposal in reasonable detail and provide certain other information required by our Bylaws. A copy of our Bylaws is available upon request from our Corporate Secretary. If a shareholder desires to nominate a candidate for the Board of Directors, such nomination must be made in accordance with the procedures set forth under “Board Structure, Corporate Governance Matters and Director Compensation—Director Nominations—Shareholder Nominations.”

OTHER MATTERS

Management knows of no other matters to be brought before the Annual Meeting. However, if any other matters do properly come before the Annual Meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted by the proxy holders as recommended by the Board or, if no recommendation is given, in accordance with the best judgment of the person voting the proxies.

* * * *

Your vote is important to us. Please vote by telephone or Internet, or, if you receive a paper copy of the proxy materials, please sign, date and promptly mail the enclosed proxy card or use the telephone or Internet voting procedures described on the proxy card.

By Order of the Board of Directors,

J. Curtis Linscott

Executive Vice President,

General Counsel & Secretary

April 9, 2015

CASH AMERICA INTERNATIONAL, INC. 1600 WEST 7TH STREET FORT WORTH, TX 76102

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You may vote in person by attending the Annual Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M88314-P62432-Z65346	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CASH AMERICA INTERNATIONAL, INC. The Board of Directors recommends you vote “FOR” the following:					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors					☐	☐	☐
Nominees
01)	Daniel E. Berce	05)	B.D. Hunter
02)	Jack R. Daugherty	06)	Timothy J. McKibben
03)	Daniel R. Feehan	07)	Alfred M. Micallef
04)	James H. Graves

The Board of Directors recommends you vote “FOR” proposal 2:								For	Against	Abstain

2. Advisory vote to approve executive compensation.								☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

For address changes/comments, mark here (see reverse for instructions).						☐

Please indicate if you plan to attend this meeting.				☐	☐

				Yes	No
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)		Date

For directions to the Annual Meeting of Shareholders, which will be held at 1600 West 7th Street,

Fort Worth, Texas 76102, please contact our corporate office at (800) 223-8738.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders

to be held on May 21, 2015:

The Cash America International, Inc. Notice of Meeting, Proxy Statement and Annual Report with Form 10-K to

Shareholders are available at www.proxyvote.com.

Notice to employees participating in our 401(k) plan:

If shares are held through our 401(k) plan, please note that you must submit voting instructions no later than May 18, 2015 at 11:59 p.m. Eastern Daylight Time in order for the 401(k) plan shares to be voted by the trustee of our 401(k) plan at the Annual Meeting of Shareholders in accordance with your instructions. If your voting instructions are not received by May 18, 2015 at 11:59 p.m. Eastern Daylight Time, the 401(k) plan shares will be voted in the same proportion as shares for which the trustee of our 401(k) plan has received instructions.

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M88315-P62432-Z65346

CASH AMERICA INTERNATIONAL, INC.

Proxy Solicited on Behalf of the Board of Directors of Cash America International, Inc. for the Annual Meeting of Shareholders to be held at 9:00 a.m. Central Daylight Time, May 21, 2015

The undersigned hereby constitutes and appoints Daniel R. Feehan, Thomas A. Bessant, Jr. and J. Curtis Linscott, and each of them, as the undersigned’s true and lawful attorneys and proxies, with full power of substitution, to represent the undersigned, with all powers the undersigned would possess if personally present to vote at the Annual Meeting of Shareholders of Cash America International, Inc., to be held at 1600 West 7th Street, Fort Worth, Texas 76102, on May 21, 2015, and at any adjournment thereof, all the stock of Cash America International, Inc. standing in the undersigned’s name as of the record date of March 24, 2015, on all matters coming before said meeting.

This proxy, when properly executed, will be voted as directed by the undersigned. If no such directions are made, this proxy will be voted in accordance with the Board of Directors’ recommendations (see reverse side). In their discretion, Messrs. Feehan, Bessant and Linscott are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side